Exhibit 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT

by and among

Webull Corporation

Feather Sound I Inc.

Feather Sound II Inc.

and

SK Growth Opportunities Corporation

dated as of February 27, 2024

i

(continued)

(continued)

(continued)

(continued)

Page

Section 11.13	Publicity	91
Section 11.14	Confidentiality	91
Section 11.15	Severability	91
Section 11.16	Enforcement	91
Section 11.17	Non-Recourse	92
Section 11.18	Non-Survival of Representations, Warranties and Covenants	92
Section 11.19	Conflicts and Privilege	92

Exhibits

Exhibit A	Form of Sponsor Support Agreement
Exhibit B	Form of Shareholder Lock-Up Agreements
Exhibit C	Form of Registration Rights Agreement
Exhibit D-1	Form of Warrant Assignment Agreement
Exhibit D-2	Form of Incentive Warrant Agreement
Exhibit E-1	Form of Plan of First Merger
Exhibit E-2	Form of Plan of Second Merger
Exhibit F-1	Form of A&R Articles of the Surviving Entity
Exhibit F-2	Form of A&R Articles of the Surviving Company
Exhibit G	Form of Amended Company Charter

Schedules

Schedule 8.4(a) Reorganization Covenants

v

INDEX OF DEFINED TERMS

2023 Financial Statements	Section 6.6(a)
Agreement	Preamble
Amended Articles of the Surviving Company	Section 2.2(e)
Amended Articles of the Surviving Entity	Section 2.2(e)
Amended Company Charter	Section 2.1(a)(ii)
Anti-Corruption Laws	Section 3.7(d)
Audited Financial Statements	Section 3.9(a)
Authorization Notice	Section 2.6(c)(i)
Blue Sky	Section 8.2(a)(i)
Broker Subsidiary	Section 3.7(i)
Business Combination	Recitals
Business Combination Deadline	Section 7.6
Cayman Act	Recitals
Charter Amendment	Section 2.1(a)(ii)
Closing	Section 2.3(a)
Closing Date	Section 2.3(a)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Section 8.2(c)(ii)
Company Capital Restructuring	Recitals
Company Disclosure Letter	Article III
Company Lease	Section 3.14(c)
Company Material Lease	Section 3.14(c)
Company Shareholders’ Approval	Section 3.5(c)
Company Shareholders’ Meeting	Section 8.2(c)(i)
Company Systems	Section 3.15(g)
Company Warrant	Section 2.2(g)(iii)
Confidential Information	Section 11.14
Continuing Option	Section 2.1(a)(iv)
Conversion	Section 2.1(a)(i)
D&O Indemnified Parties	Section 6.4(a)
D&O Insurance	Section 6.4(b)
D&O Tail	Section 6.4(b)
Dissenting SPAC Shareholders	Section 2.6(a)
Dissenting SPAC Shares	Section 2.6(a)
Enforceability Exceptions	Section 3.5(a)
Exchange Agent	Section 2.4(a)
Extension Proposal	Section 7.6
Extension Proxy Statement	Section 7.6
Extension Recommendation	Section 7.6
Fairness Opinion	Recitals

FINRA	Section 3.7(i)
First Merger	Recitals
First Merger Effective Time	Section 2.2(c)(i)
First Merger Filing Documents	Section 2.2(c)(i)
Han Kun	Section 11.19(b)
Incentive Warrant Agreement	Recitals
Interim Period	Section 6.1
JOBS Act	Section 4.14
Kirkland	Section 11.19(b)
Letter of Transmittal	Section 2.4(b)
Management Accounts	Section 3.9(a)
Maples	Section 11.19(a)
Material Permits	Section 3.7(g)
Maximum Annual Premium	Section 6.4(b)
Merger Filing Documents	Section 2.2(c)(ii)
Merger Sub	Preamble
Merger Sub I	Preamble
Merger Sub I Share	Section 5.2(a)
Merger Sub II	Preamble
Merger Sub II Share	Section 5.2(a)
Merger Sub Shares	Section 5.2(a)
Merger Subs	Preamble
Mergers	Recitals
Nasdaq	Section 4.16
Non-Recourse Parties	Section 11.17
Non-Recourse Party	Section 11.17
Ogier	Section 11.19(b)
Outside Date	Section 10.1(i)
PIPE Investment	Recitals
PIPE Investors	Recitals
PIPE Subscription Agreement	Recitals
Plan of First Merger	Section 2.2(c)(i)
Plan of Second Merger	Section 2.2(c)(ii)
Privacy and Security Requirements	Section 3.16(a)
Proxy/Registration Statement	Section 8.2(a)(i)
Qualified Group	Schedule 8.4(a)
Registration Rights Agreement	Recitals
Regulatory Approvals	Section 8.1(a)
Remaining Trust Fund Proceeds	Section 2.3(b)(iv)
Reorganization Covenants	Section 8.4(b)
Rollover RSU	Section 2.1(a)(v)
Second Merger	Recitals
Second Merger Effective Time	Section 2.2(c)(ii)
Second Merger Filing Documents	Section 2.2(c)(ii)
Segregated Account	Section 2.3(b)(v)

Share Subdivision	Section 2.1(a)(iii)
Share Subdivision Effective Time	Section 2.1(a)(iv)
Shareholder Litigation	Section 8.5
Shareholder Lock-Up Agreement	Section 6.10
SK Group	Section 11.19(a)
SKGR	Section 4.16
SKGRU	Section 4.16
SKGRW	Section 4.16
SPAC	Preamble
SPAC Board	Recitals
SPAC Board Recommendation	Section 8.2(b)(ii)
SPAC Class B Conversion	Section 2.1(c)
SPAC Closing Cash	Schedule 8.4(a)
SPAC Disclosure Letter	Article IV
SPAC Financial Statements	Section 4.7(a)
SPAC Insider Letter	Recitals
SPAC Insiders	Recitals
SPAC Post-Closing Cash	Schedule 8.4(a)
SPAC SEC Filings	Section 4.12
SPAC Shareholder Extension Approval	Section 7.6
SPAC Shareholders’ Meeting	Section 8.2(b)(i)
SPAC Termination Statement	Section 10.2(b)
Sponsor	Recitals
Sponsor Support Agreement	Recitals
SRO	Section 3.7(i)
Surviving Company	Recitals
Surviving Entity	Recitals
Terminating Company Breach	Section 10.1(g)
Terminating SPAC Breach	Section 10.1(h)
Trustee	Section 4.13
Trust Account	Section 11.1
Trust Agreement	Section 4.13
Unanimous Written Consent	Section 8.2(c)(i)
Unit Separation	Section 2.2(g)(i)
Warrant Assignment Agreement	Recitals
Webull Group	Section 11.19(b)
Written Objection	Section 2.6(c)
WSGR	Section 11.19(a)

BUSINESS COMBINATION AGREEMENT

THIS BUSINESS COMBINATION AGREEMENT, dated as of February 27, 2024 (this “Agreement”), is made and entered into by and among (i) Webull Corporation, an exempted company limited by shares incorporated under the laws of the Cayman Islands (the “Company”), (ii) Feather Sound I Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly owned Subsidiary of the Company (“Merger Sub I”), (iii) Feather Sound II Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly owned Subsidiary of the Company (“Merger Sub II”, collectively with Merger Sub I, the “Merger Subs” and each a “Merger Sub”), and (iv) SK Growth Opportunities Corporation, an exempted company limited by shares incorporated under the laws of the Cayman Islands (“SPAC”).

RECITALS

WHEREAS, the Company, through its wholly owned or Controlled (as defined below) Subsidiaries, operates a digital trading platform;

WHEREAS, SPAC is a blank check company and was incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, each of Merger Sub I and Merger Sub II is a newly incorporated Cayman Islands exempted company limited by shares, wholly owned by the Company, and was incorporated for the purpose of effectuating the Mergers (as defined below);

WHEREAS, the parties hereto desire and intend to effect a business combination transaction whereby (i) immediately prior to the First Merger Effective Time (as defined below), the Company and its shareholders will restructure the Company’s share capital by effectuating the Conversion and the Share Subdivision (the Conversion, the Charter Amendment and the Share Subdivision are described in Section 2.1(a) and hereinafter collectively referred to as the “Company Capital Restructuring”), (ii) promptly following the Company Capital Restructuring and at the First Merger Effective Time, Merger Sub I will merge with and into SPAC (the “First Merger”), with SPAC surviving the First Merger as a wholly owned Subsidiary of the Company (SPAC, as the surviving entity of the First Merger, is sometimes referred to herein as the “Surviving Entity”), and (iii) promptly following the First Merger and at the Second Merger Effective Time (as defined below), the Surviving Entity will merge with and into Merger Sub II (the “Second Merger”, together with the First Merger, the “Mergers”), with Merger Sub II surviving the Second Merger as a wholly owned Subsidiary of the Company (Merger Sub II, as the surviving entity of the Second Merger is sometimes referred to herein as the “Surviving Company”), with each of the Company Capital Restructuring, the First Merger and the Second Merger to occur upon the terms and subject to the conditions set forth in this Agreement and in accordance with Part XVI of the Companies Act (As Revised) of the Cayman Islands (the “Cayman Act”);

WHEREAS, the Company has received, concurrently with the execution and delivery of this Agreement, a Sponsor Support Agreement substantially in the form attached hereto as Exhibit A (the “Sponsor Support Agreement”) signed by the Company, SPAC, Auxo Capital Managers LLC, a Delaware limited liability company (“Sponsor”), and certain directors of the SPAC that hold SPAC Class B Ordinary Shares (together with the Sponsor, collectively, the “SPAC Insiders”), pursuant to which, among other things, and subject to the terms and conditions set forth therein, each SPAC Insider agrees (a) to vote all SPAC Shares held by such SPAC Insider in favor of (i) the Transactions and (ii) the other SPAC Transaction Proposals, (b) to waive the anti-dilution rights of the SPAC Class B Ordinary Shares under the SPAC Charter, (c) to appear and be present at the SPAC Shareholders’ Meeting in person or by proxy for purposes of counting towards a quorum, (d) to vote all SPAC Shares held by such SPAC Insider against any proposals that would or would be reasonably likely to in any material respect impede the Transactions or any other SPAC Transaction Proposal, (e) not to redeem any SPAC Shares held by such SPAC Insider, (f) not to amend that certain letter agreement between SPAC, Sponsor and certain other parties thereto, dated as of June 23, 2022 (the “SPAC Insider Letter”), (g) not to transfer any SPAC Securities held by such SPAC Insider, (h) to unconditionally and irrevocably waive, and not to exercise, the Sponsor’s dissenters’ rights pursuant to the Cayman Act in respect of all SPAC Shares held by such SPAC Insider with respect to the First Merger, to the extent applicable, (i) to terminate, effective as of the First Merger Effective Time, each Sponsor Affiliate Agreement (as defined in the Sponsor Support Agreement), and (j) to become subject to a lock-up of the Company Ordinary Shares, Company Warrants and Company Ordinary Shares issuable upon the exercise of any Company Warrants, to be received by such SPAC Insider in the Mergers for the applicable Lock-Up Period (as defined in the Sponsor Support Agreement), subject to certain exceptions set forth therein.

WHEREAS, in connection with the Mergers, the Company, Sponsor, SPAC and certain applicable Company Shareholders agree to enter into a registration rights agreement substantially in the form attached hereto as Exhibit C prior to the First Merger, effective upon the Closing (the “Registration Rights Agreement”), pursuant to which, among other things, the Company shall grant the Sponsor, certain Affiliates of the SPAC and holders of SPAC Ordinary Shares, and certain applicable Company Shareholders, registration rights and commit to file a resale shelf registration statement on Form F-1 that includes, among other things and subject to certain exceptions, the Merger Consideration held by signatories to the Registration Rights Agreement within fifteen (15) Business Days (as defined in the Registration Rights Agreement) following the Closing;

WHEREAS, in connection with the Mergers, the Company, SPAC and the Warrant Agent thereunder shall enter into a warrant assignment, assumption and amendment agreement substantially in the form attached hereto as Exhibit D-1 (the “Warrant Assignment Agreement”), effective as of the First Merger Effective Time (as defined below), pursuant to which SPAC shall assign to the Company all of its rights, interests, and obligations in and under the Warrant Agreement, which shall amend the Warrant Agreement to change all references to Warrants (as such term is defined therein) to Company Warrants (and all references to Ordinary Shares (as such term is defined therein) underlying such Warrants to Company Class A Ordinary Shares) and which shall cause each outstanding whole Company Warrant to represent the right to receive, from the Closing, one whole Company Class A Ordinary Share;

WHEREAS, in connection with the Mergers, the Company, SPAC and the Warrant Agent shall enter into an incentive warrant agreement substantially in the form attached hereto as Exhibit D-2 (the “Incentive Warrant Agreement”), effective as of the First Merger Effective Time, pursuant to which the Company shall issue to each SPAC Shareholder (other than the SPAC Insiders or any holder of SPAC Treasury Shares) one Incentive Warrant for each Non-Redeeming SPAC Share held by such SPAC Shareholder;

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has received an opinion from Houlihan Capital, LLC (the “Fairness Opinion”) as of the date hereof, concluding that, as of the date of the Fairness Opinion, the Transactions are fair from a financial point of view to the holders of SPAC Class A Ordinary Shares;

WHEREAS, SPAC Board has unanimously (a) determined that (x) it is fair to, advisable and in the best interests of SPAC to enter into this Agreement, and to consummate the Mergers and the other Transactions, and (y) the Transactions constitute a “Business Combination” as such term is defined in the SPAC Charter, (b) (i) approved and declared advisable this Agreement and the execution, delivery and performance of this Agreement and the consummation of the Transactions (including the Mergers), and (ii) approved and declared advisable to enter into the Plan of First Merger, the Plan of Second Merger, the Sponsor Support Agreement, the Warrant Assignment Agreement, the Incentive Warrant Agreement, the Shareholder Lock-Up Agreements, the Registration Rights Agreement, each other Transaction Document to which SPAC is a party and the execution, delivery and performance thereof, (c) resolved to recommend the approval and authorization of this Agreement, the Plan of First Merger the consummation of the First Merger and the other Transactions by the shareholders of SPAC, and (d) directed that this Agreement and the Plan of First Merger be submitted to the shareholders of SPAC for their approval and authorization;

WHEREAS, (a) the sole director of Merger Sub I has (i) determined that it is fair to, advisable and in the best interests of Merger Sub I to enter into this Agreement and to consummate the First Merger and the other Transactions, (ii) approved and declared advisable this Agreement and the Plan of First Merger and the execution, delivery and performance of this Agreement and the Plan of First Merger and the consummation of the Transactions, and (b) the Company, being the sole shareholder of Merger Sub I, has passed special resolutions by written consent approving the execution of and performance by Merger Sub I of this Agreement, the Plan of First Merger and the Transactions;

WHEREAS, (a) the sole director of Merger Sub II has (i) determined that it is fair to, advisable and in the best interests of Merger Sub II to enter into this Agreement and to consummate the Second Merger and the other Transactions, (ii) approved and declared advisable this Agreement and the Plan of Second Merger and the execution, delivery and performance of this Agreement and the Plan of Second Merger and the consummation of the Transactions, and (b) the Company, being the sole shareholder of Merger Sub II, has passed special resolutions by written consent approving the execution of and performance by Merger Sub II of this Agreement, the Plan of Second Merger and the Transactions;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that it is fair to, advisable and in the best interests of the Company to enter into this Agreement and to consummate the Mergers and the other Transactions, (ii) (x) approved and declared advisable this Agreement and the execution, delivery and performance of this Agreement and the consummation of the Transactions, and (y) approved and declared advisable the Plans of Merger, the Sponsor Support Agreement, the Shareholder Lock-Up Agreements, the Warrant Assignment Agreement, the Incentive Warrant Agreement, the Registration Rights Agreement, each other Transaction Document to which the Company is a party and the execution, delivery and performance thereof, (iii) resolved to recommend the approval and authorization of this Agreement and the Plans of Merger by the shareholders of the Company, (iv) directed that this Agreement, the Mergers and the Plans of Merger be submitted to the shareholders of the Company for their approval and authorization; and (v) approved the Amended Company Charter, effective immediately prior to the First Merger Effective Time; and

WHEREAS, prior to the Closing, the Company or SPAC may enter into one or more subscription agreements (each, a “PIPE Subscription Agreement”) with third party investors named therein (such investors, collectively, with any permitted assignees or transferees, the “PIPE Investors”), in each case, on terms reasonably acceptable to SPAC and the Company, pursuant to which, on the terms and subject to the conditions set forth therein, such PIPE Investors will commit to make private investments in public equity (in the form of SPAC Class A Ordinary Shares, Company Class A Ordinary Shares or other Equity Securities of the Company, as may be agreed by the Company and SPAC) at the Closing (the “PIPE Investment”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, SPAC, the Merger Subs and the Company agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms shall have the following meanings:

“Action” means any charge, claim, action, complaint, prosecution, investigation, appeal, suit, litigation, arbitration or other similar proceeding initiated or conducted by a mediator, arbitrator or Governmental Authority, whether administrative, civil, regulatory or criminal, and whether at law or in equity, or otherwise under any applicable Law;

“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. In the case of a Person which is a fund or which is directly or indirectly Controlled by a fund, the term “Affiliate” also includes (a) any of the general partners of such fund, (b) the fund manager managing such fund, any other person which, directly or indirectly, Controls such fund or such fund manager, or any other funds managed by such fund manager and (c) trusts (excluding the Trust Account for all purposes other than for the sole purpose of the release of the proceeds of the Trust Account in accordance with this Agreement and the Trust Agreement) Controlled by or for the benefit of any Person referred to in (a) or (b);

“Anti-Money Laundering Laws” means all financial recordkeeping and reporting requirements and all money laundering-related laws of jurisdictions where the Company or its Subsidiaries conducts business or owns assets, and any related or similar Law targeting the prohibition of money laundering or terrorist financing issued, administered or enforced by any Governmental Authority;

“Benefit Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and any compensation or benefit plan, program, policy, practice, Contract, agreement, or other arrangement, including any employment, individual consulting, severance, termination pay, nonqualified deferred compensation, retirement, paid time off, vacation, profit sharing, incentive, bonus, health, welfare, performance-based incentive awards, equity or equity-based compensation (including stock option, equity purchase, equity ownership, and restricted stock unit), disability, life insurance, fringe benefits, retention or stay-bonus, transaction or change-in control agreement, or other compensation or benefits, whether written, unwritten or otherwise, that is sponsored, maintained, contributed to or required to be contributed to by any Group Company for the benefit of any current or former employee, director or officer or individual service provider of any of the Group Companies or otherwise with respect to which the Company or its Subsidiaries has any liability, in each case other than any such plan, scheme, arrangement or statutory benefit plan that the Company or any of its Subsidiaries are mandated to maintain or contribute to by a Governmental Authority or other Laws;

“Business Combination” has the meaning given in the SPAC Charter;

“Business Day” means a day on which commercial banks are open for business in Hong Kong, the British Virgin Islands, New York, U.S., Singapore, the PRC and the Cayman Islands, except a Saturday, Sunday or public holiday (gazetted or ungazetted and whether scheduled or unscheduled);

“CAC” means the Cyberspace Administration of China;

“Code” means the Internal Revenue Code of 1986, as amended;

“Company Acquisition Proposal” means (a) any, direct or indirect, acquisition by any third party, in one transaction or a series of transactions, of the Company or of more than 5% of the consolidated total assets, Equity Securities or businesses of the Company and its Controlled Affiliates taken as a whole (whether by merger, consolidation, scheme of arrangement, business combination, reorganization, recapitalization, purchase or issuance of Equity Securities, purchase of assets, tender offer or otherwise) other than the Transactions; (b) any direct or indirect acquisition by any third party, in one transaction or a series of transactions, of voting Equity Securities representing more than 5%, by voting power, of (x) the Company (whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, tender offer or otherwise) or (y) the Company’s Controlled Affiliates which comprise more than 5% of the consolidated total assets, revenues or earning power of the Company and its Controlled Affiliates taken as a whole, in each case, other than the Transactions, (c) any direct or indirect acquisition by any third party, in one transaction or a series of transactions, of more than 5% of the consolidated total assets, revenues or earning power of the Company and its Controlled Affiliates taken as a whole, other than by SPAC or its Affiliates or pursuant to the Transactions or (d) the issuance by the Company of more than 5% of its voting Equity Securities as consideration for the assets or securities of a third party (whether an entity, business or otherwise), except in any such case as permitted under Section 6.1(3)(c) or Section 6.1(3)(d), or the transactions as contemplated in the PIPE Subscription Agreements;

“Company Charter” means the Fourth Amended and Restated Memorandum and Articles of Association of the Company, adopted pursuant to a special resolution passed on April 26, 2023 and became effective on April 26, 2023;

“Company Class A Ordinary Shares” means class A ordinary shares of the Company, par value $0.00001 per share, the rights, preferences, privileges and restrictions of which are set out in the Amended Company Charter;

“Company Class B Ordinary Shares” means class B ordinary shares of the Company, par value $0.00001 per share, the rights, preferences, privileges and restrictions of which are set out in the Amended Company Charter;

“Company Contract” means any Contract to which a Group Company is a party or by which a Group Company is bound and for which performance of substantive obligations is ongoing, other than any intercompany Contract among Group Companies;

“Company Data” means any data or information protected by or otherwise subject to any Privacy and Security Requirement and Processed by or for the Company or any of its Subsidiaries;

“Company IP” means all (a) Owned IP, and (b) all other Intellectual Property Rights used or held for use in or necessary for the operation of the business of the Company or any of its Subsidiaries as currently conducted;

“Company Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) the ability of the Company or any of its Subsidiaries (including the Merger Subs) to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking or refraining from taking of any action expressly required to be taken or refrained from being taken under this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic (including any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement), acts of nature or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, riots or insurrections, (f) any failure in and of itself of the Company and any of its Subsidiaries to meet any projections or forecasts, provided, however, that the exception in this clause (f) shall not prevent or otherwise affect a determination that any Event underlying such failure has resulted in or contributed to a Company Material Adverse Effect except to the extent such Event is within the scope of any other exception within this definition, (g) any Events generally applicable to the industries or markets in which the

Company or any of its Subsidiaries operate, (h) any action taken by, or at the written request of, SPAC, (i) the announcement of this Agreement and the Transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on the Company’s and its Subsidiaries’ relationships, contractual or otherwise, with any Governmental Authority, third parties or other Person, (j) any matter set forth on, or deemed to be incorporated in the Company Disclosure Letter, (k) any Events that are cured by the Company prior to the Closing, or (l) any worsening of the Events referred to in clauses (a), (b), (d), (e), (g) or (j) to the extent existing as of the date of this Agreement; provided, however, that in the case of each of clauses (b), (d), (e) and (g), any such Event to the extent it disproportionately affects the Company or any of its Subsidiaries relative to other similarly situated participants in the industries and geographies in which such Persons operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect, in which case the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect shall be made only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to such similarly situated participants;

“Company Options” means all share options to acquire Pre-Subdivision Shares granted under the ESOP, whether or not exercisable and whether or not issued immediately prior to the First Merger Effective Time;

“Company Ordinary Shares” means, collectively, Company Class A Ordinary Shares and Company Class B Ordinary Shares;

“Company Preferred Shares” means, collectively, the Company Convertible Redeemable Series A-1 Preferred Shares, Company Convertible Redeemable Series A-2 Preferred Shares, Company Convertible Redeemable Series A-3 Preferred Shares, Company Convertible Redeemable Series B-1 Preferred Shares, Company Convertible Redeemable Series B-2 Preferred Shares, Company Convertible Redeemable Series B-3 Preferred Shares, Company Convertible Redeemable Series C Preferred Shares and the Company Convertible Redeemable Series D Preferred Shares;

“Company Restricted Share” means any issued and outstanding restricted Pre-Subdivision Share granted under the ESOP;

“Company RSU” means any restricted share unit granted under the ESOP that is outstanding immediately prior to the Share Subdivision that may be settled in Pre-Subdivision Shares;

“Company Shareholder” means any holder of any issued and outstanding Pre-Subdivision Shares as of any determination time prior to the Share Subdivision or any holder of any issued and outstanding Company Ordinary Shares immediately after the Share Subdivision and immediately prior to the First Merger Effective Time (for the avoidance of doubt, “Company Shareholder” includes holders of Company Restricted Shares);

“Company Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by the Company or any of its Subsidiaries (including the Merger Subs and the relevant surviving companies of the Mergers, but excluding SPAC prior to the First Merger Effective Time) or Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, as appointed by the Company or any of its Subsidiaries or Affiliates, and (b) any and all filing fees payable by the Company to the Governmental Authorities in connection with the Transactions (including, for the avoidance of doubt, the Company Transaction Fees); provided that SPAC shall not be deemed a Subsidiary of the Company for purposes of this term;

“Company Transaction Proposals” means each proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the Transactions by the Company, but in any event including, unless otherwise agreed upon in writing by SPAC and the Company: (a) the adoption of the Amended Company Charter, (b) the approval of the Company Capital Restructuring, including the Share Subdivision, (c) the approval and authorization of this Agreement, the Plans of Merger and the Transactions, including the Mergers, (d) the election of directors to the Company Board, if applicable, and (e) the approval and authorization of each other proposal that the Nasdaq or the SEC (or staff members thereof) indicates is necessary in connection with the Company’s application to list and the listing of the Registrable Securities;

“Competing SPAC” means any publicly traded special purpose acquisition company other than SPAC;

“Contract” means any legally binding written, oral or other agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, mortgage, guarantee, purchase order, insurance policy or commitment or undertaking of any nature that has any outstanding rights or obligations;

“Control” means in relation to any Person, (a) the direct or indirect ownership of, or ability to direct the casting of, more than fifty percent (50%) of the total voting rights conferred by all the shares then in issue and conferring the right to vote at all general meetings of such Person; (b) the ability to appoint or remove a majority of the directors of the board or equivalent governing body of such Person; (c) the right to control the votes at a meeting of the board of directors (or equivalent governing body) of such Person; or (d) the ability to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise, and “Controlled”, “Controlling” and “under common Control with” shall be construed accordingly;

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks;

“COVID-19 Measures” means (i) any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Authority, including Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19 for similarly situated companies, and (ii) any action reasonably taken or refrained from being taken in response to COVID-19;

“CSRC” means the China Securities Regulatory Commission;

“CSRC Archive Rules” means the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies issued by the CSRC, Ministry of Finance of the PRC, National Administration of State Secrets Protection of the PRC, and National Archives Administration of the PRC (effective from March 31, 2023), as amended, supplemented or otherwise modified from time to time;

“Deferred Underwriting Commission Waiver” means that certain waiver letter dated February 27, 2024 pursuant to which Deutsche Bank Securities Inc. waived its entitlement to the payment of any Deferred Discount (as defined in the Underwriting Agreement) due to it under the terms of the Underwriting Agreement;

“Disclosure Letters” means, as applicable, the Company Disclosure Letter and the SPAC Disclosure Letter;

“DTC” means the Depository Trust Company;

“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, license, covenant not to sue, option, right of first offer, refusal or negotiation, hypothecation, assignment, deed of trust, title retention or other similar encumbrance of any kind whether consensual, statutory or otherwise;

“Environmental Laws” means all Laws concerning pollution, protection of the environment, or human health or safety;

“Equity Securities” means, with respect to any Person, (a) any capital stock, shares, equity interests, membership interests, partnership interests or registered capital, joint venture or other voting securities of, or other ownership interests in, such Person, and (b) any options, warrants or other securities (for the avoidance of doubt, including debt securities) that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, shares, equity interests, membership interests, partnership interests or registered capital, joint venture or other voting securities of, or other ownership interests in, such Person (whether or not such derivative securities are issued by such Person);

“ERISA” means the Employee Retirement Income Security Act of 1974;

“ERISA Affiliate” of any entity means each entity that is at any relevant time treated as a single employer with any Group Company for purposes of Section 4001(b)(1) of ERISA or Section 414 (b), (c), (m) or (o) of the Code;

“ESOP” means the 2021 Global Share Incentive Plan of the Company, as may be amended from time to time;

“Event” means any event, state of facts, development, change, circumstance, occurrence or effect;

“Exchange Act” means the Securities Exchange Act of 1934;

“Extension Expenses” means the costs and expenses incurred by SPAC, Sponsor or any of their Affiliates in connection with extending the Business Combination Deadline beyond September 30, 2024;

“Founder Holdcos” means the Persons set forth in Section 1.1 of the Company Disclosure Letter;

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time;

“Government Official” means any officer, cadre, civil servant, employee or any other person who acts in an official capacity for any Governmental Authority (including any government-owned or government-Controlled enterprise, political party, public international organization or official thereof), or who acts in an official capacity for any candidate for governmental or political office;

“Governmental Authority” means the government of any nation, province, state, city, locality or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, regulation or compliance, or any arbitrator or arbitral body, any self-regulated organization, stock exchange, or quasi-governmental authority;

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority;

“Group” or “Group Companies” means the Company and its Subsidiaries, and “Group Company” means any of them;

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

“Incentive Warrants” means, collectively, each redeemable warrant to purchase one Company Class A Ordinary Share pursuant to the terms of the Incentive Warrant Agreement, in each case issued by the Company at the Closing to each SPAC Shareholder (other than the SPAC Insiders or any holder of SPAC Treasury Shares) for each Non-Redeeming SPAC Share held by such SPAC Shareholder;

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, including any amount due to any shareholder of such Person, (b) the principal and accrued interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs,” “seller notes,” “exit fees” and “retention payments,” but excluding payables arising in the Ordinary Course, (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally;

“Intellectual Property Rights” means all intellectual property, industrial property and proprietary rights existing or created under the laws of any and all jurisdictions worldwide, including all such rights in: (a) Patents, (b) Trademarks, (c) copyrights, works of authorship and mask works, (d) Trade Secrets, (e) Software, (f) “moral” rights, rights of publicity or privacy, data base or data collection rights and other similar intellectual property rights, (g) all other intellectual or proprietary rights similar to the foregoing, (h) if applicable, registrations, applications, and renewals for any of the foregoing in (a)-(g), and (i) all causes of action and rights to sue or seek other remedies arising from or relating to any past or ongoing infringement, violation or misappropriation of the foregoing;

“Investment Company Act” means the Investment Company Act of 1940;

“Knowledge of SPAC” or any similar expression means the knowledge that each individual listed on Section 1.1 of the SPAC Disclosure Letter actually has, or the knowledge that any such individual would have acquired following reasonable inquiry of his or her direct reports responsible for the applicable subject matter;

“Knowledge of the Company” or any similar expression means the knowledge that each individual listed on Section 1.1 of the Company Disclosure Letter actually has, or the knowledge that any such individual would have acquired following reasonable inquiry of his or her direct reports responsible for the applicable subject matter;

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority, or any provisions or interpretations of the foregoing, including general principles of common and civil law and equity;

“Leased Real Property” means any real property subject to a Company Lease;

“Liabilities” means debts, liabilities and obligations (including Taxes), whether accrued or fixed, absolute or contingent, matured or unmatured, deferred or actual, determined or determinable, known or unknown, including those arising under any law, action or Governmental Order and those arising under any Contract;

“Made Available” means, unless the context otherwise requires, that a copy of the subject documents or other materials has been provided physically or electronically by the Company, its Subsidiary or any of their respective Representatives to SPAC or its Representatives at least two (2) Business Days prior to the date hereof, either by email or through virtual data room;

“Material Contracts” means, collectively, each Company Contract (other than any Benefit Plan) that:

(i) involves contractual obligations (contingent or otherwise), payments or revenues to or by the Group in excess of $1,000,000 during the twelve-month period ended December 31, 2023;

(ii) is with a Related Party (other than those employment agreements, individual independent contractor agreements, indemnification agreements, any Benefit Plan, confidentiality agreements, non-competition agreements or any other agreement of similar nature entered into in the Ordinary Course with employees or individual consultants) with an amount of over $120,000;

(iii) involves (A) indebtedness for borrowed money having an outstanding principal amount in excess of $1,000,000 or (B) an extension of credit, a guaranty, surety, deed of trust, or the grant of an Encumbrance, in each case, to secure any Indebtedness having a principal or stated amount in excess of $1,000,000;

(iv) involves the lease, license, sale, use, disposition or acquisition of a business or assets constituting a business involving purchase price, payments or revenues in excess of $1,000,000 or involving any “earn out” or deferred purchase price payment obligation, in each case, that remains outstanding or under which there are continuing obligations (excluding acquisitions or dispositions in the Ordinary Course or dispositions of tangible assets that are obsolete, worn out, surplus or no longer used in the conduct of the business of the Group);

(v) involves the waiver, compromise, or settlement of any dispute, claim, litigation or arbitration resulting in payment obligation of any Group Company with an amount higher than $500,000;

(vi) grants a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of the Company and its Subsidiaries, taken as a whole;

(vii) contains covenants of the Company or any of the Company’s Subsidiaries (A) prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the Company’s and the Company’s Subsidiaries’ ability to conduct their respective business with any Person in any geographic area in any material respect, in each case, other than Contracts (including partnership or distribution Contracts) entered into in the Ordinary Course which include exclusivity provisions;

(viii) with any Governmental Authority which involves obligations (contingent or otherwise), payments or revenues to or by the Group in excess of $200,000 in the twelve (12) months ended December 31, 2023;

(ix) involves (x) the establishment, contribution to, or operation of a partnership, joint venture, variable interest entity or similar entity, or involving a sharing of profits or losses, or (y) a material business cooperation, technology development, collaboration, or joint development between any Group Company and any Person, in each case, involving payments to or by the Group of an amount higher than $1,000,000 in the twelve (12) months ended December 31, 2023;

(x) relates to the license, sublicense, grant of other rights, creation, development, or acquisition of material Intellectual Property Rights, or materially restricting the Company’s or any of its Subsidiaries’ ability to assign, use or enforce any material Intellectual Property Rights, other than (A) non-exclusive licenses of commercially or freely available, shrink wrap, click wrap, or off-the-shelf Software, including licenses for Open Source Software, (B) assignments of Intellectual Property Rights to the Company or any of its Subsidiaries under Contracts with their employees, contractors or consultants entered into in the Ordinary Course and containing Intellectual Property Rights assignment and confidentiality provisions that are equivalent or substantially similar in all material respects to the Company’s and its Subsidiaries’ form agreements which have been Made Available by or on behalf of the Company to SPAC, and (C) non-exclusive licenses of Intellectual Property Rights entered into in the Ordinary Course; or

(xi) is a collective bargaining agreement with a Union.

“Merger Consideration” means the sum of all Company Class A Ordinary Shares and Incentive Warrants receivable by SPAC Shareholders pursuant to Section 2.2(g)(ii) and Section 2.2(h);

“NDA” means the Non-Disclosure Agreement, dated as of November 1, 2023, between SPAC and the Company’s advisor;

“Non-Redeeming SPAC Shares” means, without duplication, SPAC Ordinary Shares in respect of which the holder thereof is eligible (as determined in accordance with the SPAC Charter) and has not validly exercised (or has validly revoked, withdrawn or lost) his, her or its SPAC Shareholder Redemption Right, excluding (i) Redeeming SPAC Shares and (ii) Dissenting SPAC Shares;

“Non-Redemption Agreements” means, collectively, (a) the agreements entered into by and among SPAC, the Sponsor and certain SPAC Shareholders in December 2023, pursuant to which, (i) the Sponsor agreed to surrender to SPAC and forfeit for no consideration an aggregate of 1,279,536 SPAC Class B Ordinary Shares, and (ii) SPAC agreed to issue or cause to be issued to such SPAC Shareholders, for no additional consideration, an aggregate of 1,279,536 SPAC Class A Ordinary Shares, and (b) any Additional Non-Redemption Agreements (as defined in the Sponsor Support Agreement);

“Open Source Software” means any Software that is licensed pursuant to: (a) any license that is a license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); (b) any license to Software that is considered “free software” or “open source software” by the Open Source Foundation or the Free Software Foundation; or (c) any Reciprocal License, in each case whether or not source code is available or included in such license, or any modification or derivative thereof subject to such Reciprocal License;

“Ordinary Course” means, with respect to an action taken or refrained from being taken by a Person, that such action or omission is taken in the ordinary course of the operations of such Person and consistent with its past practices;

“Organizational Documents” means, with respect to any Person that is not an individual, its certificate of incorporation or registration, bylaws, memorandum and articles of association, constitution, limited liability company agreement, or similar organizational documents, in each case, as amended or restated;

“Overfunding Loans” has the meaning set forth in the SPAC Insider Letter;

“Owned IP” means all Intellectual Property Rights owned by the Company or any of its Subsidiaries;

“Patents” means patents, including utility models, industrial designs and design patents, and applications therefor (and any patents that issue as a result of those patent applications), and including all divisionals, continuations, continuations-in-part, continuing prosecution applications, substitutions, reissues, re-examinations, renewals, provisionals and extensions thereof, and any counterparts worldwide claiming priority therefrom;

“Permitted Encumbrances” means (a) Encumbrances for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (b) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s or other Encumbrances arising or incurred in the Ordinary Course in respect of amounts that are not yet due and payable; (c) rights of any third parties that are party to or hold an interest in any Contract to which the Company or any of its Subsidiaries is a party (in each case not arising as a result of any default by the Company or any of its Subsidiaries thereunder); (d) defects or imperfections of title, easements, encroachments, covenants, rights of way, conditions, matters that would be apparent from current, accurate survey of such real property, restrictions and other similar charges or Encumbrances that do not materially interfere with the present use of the Leased Real Property; (e) with respect to any Leased Real Property (i) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Encumbrances thereon, (ii) any Encumbrances permitted under the Company Lease, and (iii) any Encumbrances encumbering the real property of which the Leased Real Property is a part, (iv) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not materially interfere with the current use of the Leased Real Property, (f) non-exclusive licenses of Intellectual Property Rights granted by the Company or any of its Subsidiaries in the Ordinary Course, (g) Ordinary Course purchase money Encumbrances and Encumbrances securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (h) other Encumbrances arising in the Ordinary Course and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security, (i) reversionary rights in favor of landlords under any Company Leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries, and (j) any other Encumbrances that have been incurred or suffered in the Ordinary Course and do not materially impair the existing use of the property affected by such Encumbrance;

“Person” means any individual, firm, corporation, company, partnership, limited liability company, incorporated or unincorporated association, trust, estate, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind;

“PFIC” means a “passive foreign investment company” within the meaning of Section 1297(a) of the Code;

“PRC” means the People’s Republic of China;

“Pre-Subdivision Class A Ordinary Shares” means class A ordinary shares of the Company, par value $0.0001 per share;

“Pre-Subdivision Class B Ordinary Shares” means class B ordinary shares of the Company, par value $0.0001 per share;

“Pre-Subdivision Ordinary Shares” means, collectively, Pre-Subdivision Class A Ordinary Shares and Pre-Subdivision Class B Ordinary Shares;

“Pre-Subdivision Shares” means, collectively, the Pre-Subdivision Ordinary Shares and the Company Preferred Shares;

“Process” means, with respect to any data or information, or any set of data or information, any operation or set of operations performed thereon, whether or not by automated means, including access, adaptation, alignment, alteration, collection, combination, compilation, consultation, creation, derivation, destruction, disclosure, disposal, dissemination, erasure, interception, maintenance, making available, organization, recording, restriction, retention, retrieval, storage, structuring, transmission, and use;

“Prohibited Person” means any Person that is (a) a national or organized under the laws of, or resident in, any U.S. embargoed or restricted country (which, as of the date of this Agreement, consists of Cuba, Iran, North Korea, Syria and the Crimea, Luhansk People’s Republic, and Donetsk People’s Republic regions of Ukraine), (b) included on any Sanctions-related list of blocked or designated parties (including the United States Commerce Department’s Denied Parties List, Entity List, and Unverified List; the U.S. Department of Treasury’s Specially Designated Nationals and Blocked Persons List, Specially Designated Narcotics Traffickers List, Specially Designated Terrorists List, Specially Designated Global Terrorists List, or the Annex to Executive Order No. 13224; the Department of State’s Debarred List; or any list of Persons subject to sanctions issued by the United Nations Security Council, HM Treasury of the United Kingdom, and the European Union or any of its member states); (c) owned or Controlled fifty percent or more, directly or indirectly, by a Person included on any Sanctions-related list of blocked or designated parties, as described in clause (b) above; (d) is a Person acting in his or her official capacity as a director, officer, employee, or agent of a Person included on any Sanctions-related list of blocked or designated parties, as described in clause (b) above; or (e) a Person with whom business transactions, including exports and imports, are otherwise restricted by Sanctions, including, in each clause above, any updates or revisions to the foregoing and any newly published rules;

“Proxy Statement” means the proxy statement forming part of the Proxy/Registration Statement filed with the SEC, with respect to the SPAC Shareholders’ Meeting and the Transactions, to be used for the purpose of soliciting proxies from SPAC Shareholders to approve the SPAC Transaction Proposals;

“Public Notice 7” means the Notice Regarding Certain Enterprise Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises (Public Notice [2015] No. 7) issued by the State Taxation Administration of the People’s Republic of China, effective February 3, 2015 (including subsequent amending provisions, as well as any interpretations or procedural rules related thereto);

“Public Notice 7 Tax” means any Taxes (including any deduction or withholding) payable to or imposed by the applicable Governmental Authority of the People’s Republic of China with respect to Public Notice 7, together with any interest, penalties or additions to such Taxes;

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon: (i) the disclosure, distribution or licensing of any other Software (other than such item of Software as provided by a third party in its unmodified form); (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no or minimal charge; (iii) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any other Software (other than such item of Software initially referred to above); or (iv) the grant of any patent rights (other than patent rights relating to such item of Software), including non-assertion or patent license obligations (other than relating to the use of such item of Software);

“Redeeming SPAC Shares” means SPAC Class A Ordinary Shares in respect of which the eligible (as determined in accordance with the SPAC Charter) holder thereof has validly exercised (and not validly revoked, withdrawn or lost) his, her or its SPAC Shareholder Redemption Right;

“Registered IP” means Owned IP issued by, registered, recorded or filed with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar;

“Registrable Securities” means (a) the Company Class A Ordinary Shares representing the Merger Consideration, (b) the Company Class A Ordinary Shares issuable upon exercise of the Company Warrants and the Incentive Warrants, (c) the Incentive Warrants, and (d) the Company Warrants;

“Registration Statement” means, collectively, a registration statement on Form F-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by the Company under the Securities Act with respect to the Registrable Securities;

“Related Party” means (a) any member, shareholder or equity interest holder who, together with its Affiliates, directly or indirectly holds no less than 10% of the total outstanding share capital of the Company or any of its Subsidiaries or SPAC, as applicable, (b) any director or officer of the Company or any of its Subsidiaries or SPAC, as applicable in each case of clauses (a) and (b), excluding the Company or any of its Subsidiaries or SPAC;

“Representatives” of a Person means, collectively, officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives of such Person or its Affiliates;

“Required Governmental Authorization” means all material franchises, approvals, permits, consents, qualifications, certifications, authorizations, licenses, orders, registrations, certificates, variances or other similar permits, rights and all pending applications therefor from or with the relevant Governmental Authority required to operate the business of the Company and any of its Subsidiaries, as currently conducted, in accordance with applicable Laws;

“Revised Cybersecurity Review Measures” means the Cybersecurity Review Measures, effective from February 15, 2022, promulgated by the CAC, together with certain other PRC Governmental Authority;

“Sanctions” means those trade, economic and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (a) the United States (including the United States Commerce Department’s Denied Parties List, Entity List, and Unverified Lists, the U.S. Department of Treasury’s Specially Designated Nationals and Blocked Persons List, Specially Designated Narcotics Traffickers List, or Specially Designated Terrorists List, Specially Designated Global Terrorists List, or the Annex to Executive Order No. 13224, and the Department of State’s Debarred List), (b) the European Union and enforced by its member states, (c) the United Nations Security Council, (d) His Majesty’s Treasury of the United Kingdom and (e) any other similar economic sanctions administered by a Governmental Authority;

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002;

“SEC” means the United States Securities and Exchange Commission;

“Securities Act” means the Securities Act of 1933;

“Share Subdivision Factor” means 5.4732;

“Shareholders’ Agreement” means the Second Amended and Restated Shareholders’ Agreement in respect of the Company, dated as of June 10, 2021, as amended by First Amendment to Second Amended and Restated Shareholders Agreement, dated April 19, 2023 and as may be further amended and/or restated from time to time;

“Software” means all computer software (including algorithms, models, compliers and assemblers), data, and databases, together with object code, source code, firmware, and embedded or distributed versions thereof, and documentation related thereto;

“SPAC Accounts Date” means September 30, 2023;

“SPAC Acquisition Proposal” means: (a) any, direct or indirect, acquisition, merger, domestication, reorganization, business combination, “initial business combination” under SPAC’s IPO prospectus or similar transaction, in one transaction or a series of transactions, involving SPAC or involving all or a material portion of the assets, Equity Securities or businesses of SPAC (whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, purchase of assets, tender offer or otherwise); or (b) any equity or similar investment in SPAC or any of its Controlled Affiliates, in each case, other than the Transactions;

“SPAC Charter” means the Amended and Restated Memorandum and Articles of Association of the SPAC, adopted pursuant to a special resolution passed on June 23, 2022 and amended by special resolutions dated December 27, 2023;

“SPAC Class A Ordinary Shares” means Class A ordinary shares of SPAC, par value $0.0001 per share, as further described in the SPAC Charter prior to the First Merger Effective Time, and for the avoidance of doubt, there shall be no SPAC Class A Ordinary Shares after the First Merger Effective Time;

“SPAC Class B Ordinary Shares” means Class B ordinary shares of SPAC, par value $0.0001 per share, as further described in the SPAC Charter prior to the First Merger Effective Time, and for the avoidance of doubt, there shall be no SPAC Class B Ordinary Shares after the First Merger Effective Time;

“SPAC Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect (i) on the business, assets and liabilities, results of operations or financial condition of SPAC or (ii) the ability of SPAC to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “SPAC Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking or refraining from taking of any action expressly required to be taken or refrained from being taken under this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic (including any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement), acts of nature or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, riots or insurrections, (f) any matter set forth on, or deemed to be incorporated in the SPAC Disclosure Letter, (g) any Events that are cured by SPAC prior to the Closing, (h) any action taken by, or at the written request of, the Company, (i) the announcement of this Agreement and the Transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on SPAC’s relationships, contractual or otherwise, with any Governmental Authority, third parties or other Person, (j) any change in the trading price or volume of the SPAC Units, SPAC Ordinary Shares or SPAC Warrants (provided that the underlying causes of such changes referred to in this clause (j) may be considered in determining whether there is a SPAC Material Adverse Effect except to the extent such cause is within the scope of any other exception within this definition), or (k) any worsening of the Events referred to in clauses (b), (d), (e) or (f)

to the extent existing as of the date of this Agreement; provided, however, that in the case of each of clauses (b), (d) and (e), any such Event to the extent it disproportionately affects SPAC relative to other special purpose acquisition companies shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a SPAC Material Adverse Effect, in which case the determination of whether there has been, or would reasonably be expected to be, a SPAC Material Adverse Effect shall be made only to the extent of the incremental disproportionate effect on SPAC relative to such other special purpose acquisition companies. Notwithstanding the foregoing, with respect to SPAC, the number of SPAC Shareholders who exercise their SPAC Shareholder Redemption Right or the failure to obtain SPAC Shareholders’ Approval shall not be deemed to be a SPAC Material Adverse Effect;

“SPAC Ordinary Shares” means, collectively, SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares prior to the First Merger Effective Time, and for the avoidance of doubt, there shall be no SPAC Ordinary Shares after the First Merger Effective Time;

“SPAC Preference Shares” means preference shares of SPAC, par value $0.0001 per share, as further described in the SPAC Charter prior to the First Merger Effective Time, and for the avoidance of doubt, there shall be no SPAC Preference Shares after the First Merger Effective Time;

“SPAC Securities” means, collectively, the SPAC Shares and the SPAC Warrants;

“SPAC Shareholder” means any holder of any SPAC Shares;

“SPAC Shareholder Redemption Amount” means the aggregate amount payable with respect to all Redeeming SPAC Shares;

“SPAC Shareholder Redemption Right” means the right of an eligible (as determined in accordance with the SPAC Charter) holder of SPAC Class A Ordinary Shares to redeem all or a portion of the SPAC Class A Ordinary Shares held by such holder as set forth in the SPAC Charter in connection with the SPAC Transaction Proposals or with the Extension Proposal;

“SPAC Shareholders’ Approval” means the vote of SPAC Shareholders required to approve the SPAC Transaction Proposals, as determined in accordance with applicable Laws and the SPAC Charter;

“SPAC Shares” means the SPAC Ordinary Shares and SPAC Preference Shares;

“SPAC Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by SPAC or Sponsor (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, as appointed by SPAC and Sponsor, (b) any Indebtedness of SPAC owed to Sponsor, its Affiliates or its or their respective shareholders or Affiliates documented in Working Capital Loans (excluding amounts accrued and outstanding under the Overfunding Loans as of the Closing, which shall be converted into Company Ordinary Shares), (c) any and all filing fees payable by the SPAC to the Governmental Authorities in connection with the Transactions

(excluding, for the avoidance of doubt, filing fees under the HSR Act or for other antitrust or regulatory filings made in connection with the Transactions prior to the Closing and the SEC registration fee payable in connection with the filing of the Proxy/Registration Statement (collectively, the “Company Transaction Fees”)), and (d) the Extension Expenses;

“SPAC Transaction Proposals” means each proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the Transactions by SPAC, but in any event including, unless otherwise agreed upon in writing by SPAC and the Company: (i) the approval and authorization of this Agreement, the Plans of Merger and the Transactions as a Business Combination, (ii) the approval and authorization of the First Merger and the Plan of First Merger, (iii) the adoption and approval of a proposal for the adjournment of the SPAC Shareholders’ Meeting, if necessary, to permit further solicitation and vote of proxies because there are not sufficient votes to approve and adopt any of the foregoing, and (iv) the approval and authorization of each other proposal that the Nasdaq or the SEC (or staff members thereof) indicates (x) are necessary in its comments to the Proxy/Registration Statement or correspondence related thereto and (y) are required to be approved by the SPAC Shareholders in order for the Closing to be consummated;

“SPAC Treasury Shares” means any SPAC Shares that are owned by SPAC as treasury shares or any SPAC Shares owned by any direct or indirect Subsidiary of SPAC immediately prior to the First Merger Effective Time;

“SPAC Unit” means the units issued by SPAC in SPAC’s IPO or the exercise of the underwriters’ overallotment option each consisting of one SPAC Class A Ordinary Share and one-half of a SPAC Warrant;

“SPAC Warrant” means all outstanding and unexercised warrants issued by SPAC to acquire SPAC Class A Ordinary Shares;

“Subsidiary” means, with respect to a specified Person, any other Person Controlled, directly or indirectly, by such specified Person and, in case of a limited partnership, limited liability company or similar entity, such Person is a general partner or managing member and has the power to direct the policies, management and affairs of such Person, respectively, and in the case of the Company, shall include the Merger Subs, the Surviving Entity and the Surviving Company;

“Tax” or “Taxes” means all U.S. federal, state, or local or non-U.S. taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, escheat, abandoned and unclaimed property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto;

“Tax Returns” means all U.S. federal, state, and local and non-U.S. returns, declarations, computations, notices, statements, claims, reports, schedules, forms, and information returns with respect to Taxes, including any attachment thereto or amendment thereof, required or permitted to be supplied to, or filed with, a Governmental Authority;

“Trade Secrets” means all trade secrets and other confidential or proprietary information, including know-how and other inventions, processes, models, methodologies and other information subject to reasonable efforts protecting the confidentiality thereof and deriving economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use;

“Trademarks” means trade names, logos, trademarks, service marks, service names, trade dress, company names, collective membership marks, certification marks, slogans, domain names, social media handles, toll-free numbers, and other indicia of origin, whether or not registerable as a trademark in any given country, together with registrations and applications therefor, and the goodwill associated with any of the foregoing;

“Transaction Documents” means, collectively, this Agreement, the NDA, the Sponsor Support Agreement, the Shareholder Lock-Up Agreements, the Warrant Assignment Agreement, the Incentive Warrant Agreement, the Registration Rights Agreement, the Merger Filing Documents and any other agreements, documents or certificates entered into or delivered pursuant hereto or thereto (including, if any, any PIPE Subscription Agreement), and the expression “Transaction Document” means any one of them;

“Transactions” means, collectively, the Company Capital Restructuring, the Mergers and each of the other transactions contemplated by this Agreement or any of the other Transaction Documents;

“Transfer Taxes” means any transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any interest or penalty thereto) payable in connection with the Transactions;

“Treasury Regulations” means the regulations promulgated under the Code;

“Underwriting Agreement” means the underwriting agreement dated June 23, 2022 between SPAC and Deutsche Bank Securities Inc.;

“Union” means any labor union, works council or other similar employee representative body representing employees of the Group Companies;

“U.S.” means the United States of America;

“Warrant Agent” means Continental Stock Transfer & Trust Company, a New York corporation and the warrant agent for the Warrant Agreement and the Incentive Warrant Agreement;

“Warrant Agreement” means the Warrant Agreement, dated as of June 23, 2022, by and between SPAC and the Warrant Agent; and

“Working Capital Loan” means any loan made to SPAC by any of the Sponsor, an Affiliate of the Sponsor, or any of SPAC’s officers or directors, and evidenced by one or more promissory notes, for the purpose of financing costs incurred in connection with a Business Combination. For the avoidance of doubt, the Overfunding Loans shall not be deemed Working Capital Loans.

Section 1.2 Construction.

(a) Unless the context of this Agreement otherwise requires or unless otherwise specified, (i) words of any gender shall be construed as masculine, feminine, neuter or any other gender, as applicable; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “herewith,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the terms “Schedule” or “Exhibit” refer to the specified Schedule or Exhibit of this Agreement; (vi) the words “including,” “included,” or “includes” shall mean “including, without limitation;” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; (vii) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends and such phrase shall not simply mean “if;” (viii) the word “or” shall be disjunctive but not exclusive; (ix) the word “will” shall be construed to have the same meaning as the word “shall”; (x) unless the context otherwise clearly indicates, each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form; (xi) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (xii) references to “written” or “in writing” include in electronic form; and (xiii) a reference to any Person includes such Person’s predecessors, successors and permitted assigns;

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) References to “$”, “dollar”, or “cents” are to the lawful currency of the United States of America.

(d) Whenever this Agreement refers to a number of days or months, such number shall refer to calendar days or months unless Business Days are expressly specified. Time periods within or following which any payment is to be made or act is to be done under this Agreement shall be calculated by excluding the calendar day on which the period commences and including the calendar day on which the period ends, and by extending the period to the next following Business Day if the last calendar day of the period is not a Business Day.

(e) All accounting terms used in this Agreement and not expressly defined in this Agreement shall have the meanings given to them under GAAP.

(f) Unless the context of this Agreement otherwise requires, references to (i) SPAC with respect to periods following the First Merger Effective Time shall be construed to mean the Surviving Entity and vice versa, and (ii) Merger Sub II with respect to periods following the Second Merger Effective Time shall be constructed to mean the Surviving Company and vice versa.

(g) The table of contents and the section and other headings and subheadings contained in this Agreement and the Exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any Exhibit hereto.

(h) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(i) Capitalized terms used in the Exhibits and the Disclosure Letter and not otherwise defined therein have the meanings given to them in this Agreement.

(j) With regard to each and every term and condition of this Agreement, the parties hereto understand and agree that the same has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party actually prepared, drafted or requested any term or condition of this Agreement.

ARTICLE II

TRANSACTIONS; CLOSING

Section 2.1 Pre-Closing Actions.

(a) Restructuring of Company’s Share Capital. On the Closing Date, immediately prior to the First Merger Effective Time, the following actions shall take place or be effected (in the order set forth in this Section 2.1(a)):

(i) Conversion of Company Preferred Shares. Each Company Preferred Share that is issued and outstanding immediately prior to the First Merger Effective Time shall be converted into Pre-Subdivision Ordinary Shares on a one-for-one basis in accordance with the Company Charter (the “Conversion”).

(ii) Organizational Documents of the Company. The Company Charter shall be amended and restated to read in their entirety in the form of the fifth amended and restated memorandum and articles of association of the Company in the form attached hereto as Exhibit G (the “Amended Company Charter”), and, as so amended and restated, shall be the memorandum and articles of association of the Company, until thereafter amended in accordance with the terms thereof and the Cayman Act (the “Charter Amendment”).

(iii) Share Subdivision of Pre-Subdivision Ordinary Shares. (x) Each Pre-Subdivision Ordinary Share (excluding any Pre-Subdivision Ordinary Shares held by the Founder Holdcos) that is issued and outstanding immediately prior to the First Merger Effective Time shall be subdivided into a number of Company Class A Ordinary Shares determined by multiplying each such Pre-Subdivision Ordinary Share by the Share Subdivision Factor, and re-designated as Company Class A Ordinary Shares, and (y) each Pre-Subdivision Share that is issued and outstanding immediately prior to the First Merger Effective Time and held by the Founder

Holdcos shall be subdivided into a number of Company Class B Ordinary Shares and re-designated as Company Class B Ordinary Shares (the transactions contemplated by clauses (x) and (y), the “Share Subdivision”), provided that no fraction of a Company Ordinary Share will be issued by virtue of the Share Subdivision, and each Company Shareholder that would otherwise be so entitled to a fraction of a Company Ordinary Share (after aggregating all fractional Company Ordinary Shares that otherwise would be received by such Company Shareholder) shall instead be entitled to receive such number of Company Ordinary Shares to which such Company Shareholder would otherwise be entitled, rounded down to the nearest whole Company Ordinary Share.

(iv) Treatment of Company Options. Immediately following the Share Subdivision, each Company Option outstanding as of the effective time of the Share Subdivision (the “Share Subdivision Effective Time”) will, automatically and without any action on the part of any holder of such Company Option or beneficiary thereof, continue to be an option to purchase Company Ordinary Shares (each a “Continuing Option”) subject to substantially the same terms and conditions as were applicable to such Company Option immediately before the Share Subdivision Effective Time (including expiration date and exercise provisions), except that: (A) each Continuing Option shall be exercisable for that number of Company Ordinary Shares equal to the product (rounded down to the nearest whole Company Ordinary Share) of (1) the number of Pre-Subdivision Ordinary Shares subject to such Company Option immediately before the Share Subdivision Effective Time multiplied by (2) the Share Subdivision Factor; and (B) the per share exercise price for each Company Ordinary Share issuable upon exercise of the Continuing Option shall be equal to the quotient obtained by dividing (1) the exercise price per Pre-Subdivision Ordinary Share of such Company Option immediately before the Share Subdivision Effective Time by (2) the Share Subdivision Factor (rounded up to the nearest whole cent); provided, however, that the exercise price and the number of Company Ordinary Shares purchasable under each Continuing Option shall, to the extent applicable, be determined in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder; and provided, further, that in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of Company Ordinary Shares purchasable under such Continuing Option shall be determined in accordance with the foregoing in a manner that satisfies the requirements of Section 424(a) of the Code. On or prior to the Closing Date, the Company shall have taken (or caused to be taken) all such actions as are reasonably necessary or appropriate to effect the transactions contemplated under Section 2.1(a) of this Agreement and shall make all such changes or adjustments as necessary or appropriate to the ESOP and any Contracts evidencing Company Options in accordance with applicable Laws, the terms of the ESOP and any Contracts evidencing Company Options.

(v) Treatment of Company RSU. Each Company RSU, whether vested or unvested, shall, automatically and without any action on the part of any holder of such Company RSU or beneficiary thereof, cease to represent the right to acquire Pre-Subdivision Shares and shall be canceled in exchange for a right to acquire a number of Company Ordinary Shares (each, a “Rollover RSU”) equal to the product (rounded down to the nearest whole number) of (x) the number of Pre-Subdivision Shares subject to such Company RSU immediately prior to the Share Subdivision and (y) the Share Subdivision Factor. Each Rollover RSU shall be subject to the same terms and conditions (including applicable vesting, vesting acceleration, expiration and forfeiture provisions) that applied to the corresponding Company RSU immediately prior to the Share Subdivision. Notwithstanding the foregoing, such conversion, including the number of Company Ordinary Shares subject to any such Rollover RSU and the terms and conditions of any Rollover RSU, will, to the extent applicable, be determined in a manner consistent with the requirements of Section 409A of the Code and Section 457A of the Code.

(vi) Treatment of Company Restricted Shares. If any Pre-Subdivision Shares issued and outstanding immediately prior to the First Merger Effective Time are Company Restricted Shares, then the Company Ordinary Shares that such Pre-Subdivision Shares are subdivided into will have the same terms and conditions as were applicable to such Company Restricted Shares immediately prior to the First Merger Effective Time (including with respect to vesting and termination-related provisions). If any such Company Restricted Shares are subject to a Company option to repurchase such Company Restricted Shares or other Company right with respect thereto, then the Company shall pass a resolution to provide that, from and after the First Merger Effective Time, the Company is entitled to exercise any such repurchase option or other right on the same terms as applicable to such Company Restricted Shares as of immediately prior to the First Merger Effective Time.

(b) Issuance of SPAC Class A Ordinary Shares pursuant to Non-Redemption Agreements. On the Closing Date, immediately prior to the First Merger Effective Time:

(i) each SPAC Class B Ordinary Share which the Sponsor has agreed will be surrendered and cancelled pursuant to the terms of the Non-Redemption Agreements or pursuant to Section 4.14 of the Sponsor Support Agreement that is issued and outstanding immediately prior to the First Merger Effective Time and held by the Sponsor shall be cancelled and cease to exist; and

(ii) SPAC shall issue such number of SPAC Class A Ordinary Shares to the SPAC Shareholders who are parties to the Non-Redemption Agreements in accordance with the terms of the Non-Redemption Agreements.

(c) SPAC Class B Conversion. Subject to the cancellation of certain SPAC Class B Ordinary Shares in accordance with Section 2.1(b)(i) and immediately prior to the First Merger Effective Time, each of SPAC Class B Ordinary Shares (for the avoidance of doubt, excluding any SPAC Class B Ordinary Share cancelled pursuant to Section 2.1(b)(i)) that is issued and outstanding immediately prior to the First Merger Effective Time and held by the SPAC Insiders shall automatically be converted into one SPAC Class A Ordinary Share in accordance with the terms of the SPAC Charter (such automatic conversion, the “SPAC Class B Conversion”) and each such SPAC Class B Ordinary Share shall no longer be issued and outstanding and shall be cancelled and cease to exist.

Section 2.2 The Mergers.

(a) The First Merger. At the First Merger Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the Plan of First Merger and the Cayman Act, Merger Sub I and SPAC shall consummate the First Merger, pursuant to which Merger Sub I shall merge with and into SPAC, following which the separate corporate existence of Merger Sub I shall cease and SPAC shall continue as the surviving entity after the First Merger and as a direct, wholly owned Subsidiary of the Company.

(b) The Second Merger. At the Second Merger Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the Plan of Second Merger and the Cayman Act, Merger Sub II and the Surviving Entity shall consummate the Second Merger, pursuant to which the Surviving Entity shall merge with and into Merger Sub II, following which the separate corporate existence of the Surviving Entity shall cease and Merger Sub II shall continue as the surviving entity after the Second Merger and as a direct, wholly owned Subsidiary of the Company.

(c) Effective Times. On the terms and subject to the conditions set forth herein, on the Closing Date, following the consummation of the Company Capital Restructuring:

(i) SPAC and Merger Sub I shall execute a plan of merger substantially in the form attached as Exhibit E-1 hereto (the “Plan of First Merger”) and such other documents as may be required in accordance with the applicable provisions of the Cayman Act or by any other applicable Laws to make the First Merger effective (collectively, the “First Merger Filing Documents”), and shall file the Plan of First Merger and other documents as required to effect the First Merger pursuant to the Cayman Act with the Registrar of Companies of the Cayman Islands as provided in the applicable provisions of the Cayman Act. The First Merger shall become effective at the time when the Plan of First Merger is registered by the Registrar of Companies of the Cayman Islands or such later time (being not later than the 90th day after registration of the Plan of First Merger by the Registrar of Companies of the Cayman Islands) as Merger Sub I and SPAC may agree and specify in the Plan of First Merger pursuant to the Cayman Act (the “First Merger Effective Time”) but in all events the First Merger Effective Time shall precede the Second Merger Effective Time.

(ii) Immediately following the consummation of the First Merger at the First Merger Effective Time, the Surviving Entity and Merger Sub II shall execute a plan of merger substantially in the form attached as Exhibit E-2 hereto (the “Plan of Second Merger”, and together with the Plan of First Merger, the “Plans of Merger”) and such other documents as may be required in accordance with the applicable provisions of the Cayman Act or by any other applicable Laws to make the Second Merger effective (collectively, the “Second Merger Filing Documents”, and together with the First Merger Filing Documents, the “Merger Filing Documents”), and shall file the Plan of Second Merger and other documents as required to effect the Second Merger pursuant to the Cayman Act with the Registrar of Companies of the Cayman Islands as provided in the applicable provisions of the Cayman Act. The Second Merger shall become effective at the time when the Plan of Second Merger is registered by the Registrar of Companies of the Cayman Islands or such later time (being not later than the 90th day after registration of the Plan of Second Merger by the Registrar of Companies of the Cayman Islands) as Merger Sub II and the Surviving Entity may agree and specify in the Plan of Second Merger pursuant to the Cayman Act (the “Second Merger Effective Time”).

(d) Effect of the Mergers. The effect of the Mergers shall be as provided in this Agreement, the Plan of First Merger, the Plan of Second Merger and the applicable provisions of the Cayman Act. Without limiting the generality of the foregoing, and subject thereto, (i) at the First Merger Effective Time, all of the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub I and SPAC shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity, which shall include the assumption by the Surviving Entity of any and all agreements, covenants, duties and obligations of Merger Sub I and SPAC set forth in this Agreement (and the other Transaction Documents to which Merger Sub I or SPAC is a party) to be performed after the First Merger Effective Time, and the Surviving Entity shall thereafter exist as a wholly owned Subsidiary of the Company and the separate corporate existence of Merger Sub I shall cease to exist, and (ii) at the Second Merger Effective Time, all of the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity and Merger Sub II shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of the Surviving Entity and Merger Sub II set forth in this Agreement (and the other Transaction Documents to which the Surviving Entity or Merger Sub II is a party) to be performed after the Second Merger Effective Time, and the Surviving Company shall thereafter exist as a wholly owned Subsidiary of the Company and the separate corporate existence of the Surviving Entity shall cease to exist.

(e) Organizational Documents of the Surviving Entity and the Surviving Company. At the First Merger Effective Time, the memorandum and articles of association of Merger Sub I, as in effect immediately prior to the First Merger Effective Time and in the form attached hereto as Exhibit F-1 (the “Amended Articles of the Surviving Entity”), shall be the memorandum and articles of association of the Surviving Entity. At the Second Merger Effective Time, the memorandum and articles of association of Merger Sub II, as in effect immediately prior to the Second Merger Effective Time and in the form attached hereto as Exhibit F-2 (the “Amended Articles of the Surviving Company”), shall be the memorandum and articles of association of the Surviving Company, until thereafter amended in accordance with the terms thereof and the Cayman Act.

(f) Directors and Officers of the Surviving Entity and the Surviving Company. At the First Merger Effective Time, the directors and officers of SPAC immediately prior to the First Merger Effective Time shall resign and the directors and officers of Merger Sub I immediately prior to the First Merger Effective Time shall be the directors and officers of the Surviving Entity, each to hold office in accordance with the Organizational Documents of the Surviving Entity. At the Second Merger Effective Time, the directors and officers of Merger Sub II immediately prior to the Second Merger Effective Time shall be the directors and officers of the Surviving Company, each to hold office in accordance with the Organizational Documents of the Surviving Company.

(g) Effect of the Mergers on Issued Securities of SPAC and the Merger Subs. On the terms and subject to the conditions set forth herein, by virtue of the Mergers and without any further action on the part of any party or any other Person, the following shall occur:

(i) SPAC Units. At the First Merger Effective Time, each SPAC Unit issued and outstanding immediately prior to the First Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one SPAC Class A Ordinary Share and one-half of a SPAC Warrant in accordance with the terms of the applicable SPAC Unit (the “Unit Separation”), provided that no fractional SPAC Warrants will be issued in connection with the Unit Separation such that if a holder of SPAC Units would be entitled to receive a fractional SPAC Warrant upon the Unit Separation, the number of SPAC Warrants to be issued to such holder upon the Unit Separation shall be rounded down to the nearest whole number of SPAC Warrants. The underlying SPAC Securities held or deemed to be held following the Unit Separation shall be converted in accordance with the applicable terms of this Section 2.2(g).

(ii) SPAC Ordinary Shares. Immediately following the Unit Separation in accordance with Section 2.2(g)(i) and the Company Capital Restructuring, each SPAC Class A Ordinary Share (which, for the avoidance of doubt, includes (x) the SPAC Class A Ordinary Shares held by the public shareholders of SPAC as a result of the Unit Separation, (y) the SPAC Class A Ordinary Shares issued to SPAC Shareholders pursuant to Section 2.1(b)(ii), and (z) the SPAC Class A Ordinary Shares issued in connection with the SPAC Class B Conversion) issued and outstanding immediately prior to the First Merger Effective Time (other than any SPAC Treasury Shares, Redeeming SPAC Shares and Dissenting SPAC Shares) shall automatically be cancelled and cease to exist in exchange for the right to receive, upon delivery of the applicable Letter of Transmittal (if any) in accordance with Section 2.4, one newly issued Company Class A Ordinary Share. As of the First Merger Effective Time, each SPAC Shareholder shall cease to have any other rights in and to such SPAC Shares, except as expressly provided herein.

(iii) Exchange of SPAC Warrants. Each SPAC Warrant (which, for the avoidance of doubt, includes (x) the SPAC Warrants held by public SPAC warrant holders as a result of the Unit Separation, and (y) the SPAC Warrants held by the Sponsor) outstanding immediately prior to the First Merger Effective Time shall cease to be a warrant with respect to SPAC Ordinary Shares and be assumed by the Company and converted into a warrant to purchase one Company Class A Ordinary Share (each, a “Company Warrant”). Each Company Warrant shall continue to have and be subject to substantially the same terms and conditions as were applicable to such SPAC Warrant immediately prior to the First Merger Effective Time (including any repurchase rights and cashless exercise provisions) in accordance with the provisions of the Warrant Assignment Agreement.

(iv) SPAC Treasury Shares. Notwithstanding Section 2.2(g)(ii) above or any other provision of this Agreement to the contrary, if there are any SPAC Treasury Shares, such SPAC Treasury Shares shall automatically be cancelled and shall cease to exist without any conversion thereof or payment or other consideration therefor.

(v) Redeeming SPAC Shares. Each Redeeming SPAC Share issued and outstanding immediately prior to the First Merger Effective Time shall automatically be cancelled and cease to exist and shall thereafter represent only the right of the holder thereof to be paid a pro rata share of the SPAC Shareholder Redemption Amount in accordance with the SPAC Charter.

(vi) Dissenting SPAC Shares. Each Dissenting SPAC Share issued and outstanding immediately prior to the First Merger Effective Time held by a Dissenting SPAC Shareholder shall automatically be cancelled and cease to exist in accordance with Section 2.6(a) and shall thereafter represent only the right of such Dissenting SPAC Shareholder to be paid the fair value of such Dissenting SPAC Share and such other rights pursuant to Section 238 of the Cayman Act.

(vii) Merger Sub Shares. At the First Merger Effective Time, the Merger Sub I Share issued and outstanding immediately prior to the First Merger Effective Time shall automatically convert into one ordinary share, par value $0.0001 per share, of the Surviving Entity. The ordinary share of the Surviving Entity shall have the same rights, powers and privileges as the shares so converted and shall constitute the only issued and outstanding share capital of the Surviving Entity. At the Second Merger Effective Time, each share of the Surviving Entity that is issued and outstanding immediately prior to the Second Merger Effective Time will be automatically cancelled and extinguished without any conversion thereof or payment therefor. The Merger Sub II Share that is issued and outstanding immediately prior to the Second Merger Effective Time shall remain outstanding and shall not be affected by the Second Merger.

(h) Issuance of Incentive Warrants. On the Closing Date, upon the terms and subject to the conditions of this Agreement and the Incentive Warrant Agreement, the Company shall issue to each SPAC Shareholder (other than the SPAC Insiders or any holder of SPAC Treasury Shares) one Incentive Warrant for each Non-Redeeming SPAC Share held by such SPAC Shareholder.

Section 2.3 Closing.

(a) On the terms and subject to the conditions of this Agreement, the consummation of the Mergers (the “Closing”, and the day on which the Closing occurs, the “Closing Date”) shall take place remotely by conference call and exchange of documents and signatures in accordance with Section 11.9 on the date that is three (3) Business Days after the first date on which all the conditions set forth in Article IX that are required hereunder to be satisfied on or prior to the Closing shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless extended in accordance with Section 2.6(c) or such other time or in such other manner as shall be agreed upon by SPAC and the Company in writing; provided that if the First Merger and the Second Merger are not consummated on the same day, references to the Closing and the Closing Date shall be construed to mean the consummation of the First Merger and the date of the First Merger Effective Time, respectively, and each party hereto shall use commercially reasonable efforts to take all actions as may be necessary or appropriate such that the Second Merger is consummated as promptly as reasonably practicable after the Closing.

(b) Prior to or on the Closing Date,

(i) the Company shall deliver or cause to be delivered to SPAC, a certificate signed by an authorized director or officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Section 9.2 have been fulfilled;

(ii) SPAC shall deliver or cause to be delivered to the Company, a certificate signed by an authorized director or officer of SPAC, dated as of the Closing Date, certifying that the conditions specified in Section 9.3 have been fulfilled;

(iii) SPAC shall deliver or cause to be delivered to the Company, evidence of the resignation or removal of all the directors of SPAC as a director on the board or directors of the Surviving Entity in accordance with Section 2.2(f), effective as of the First Merger Effective Time;

(iv) (x) the Company and SPAC (or the Surviving Entity following the First Merger and the Surviving Company following the Second Merger) shall (A) cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (B) pay, or cause the Trustee to pay at the direction and on behalf of SPAC (or the Surviving Entity following the First Merger and the Surviving Company following the Second Merger), by wire transfer of immediately available funds from the Trust Account (1) as and when due all amounts payable on account of the SPAC Shareholder Redemption Amount to former SPAC Shareholders pursuant to their exercise of the SPAC Shareholder Redemption Right, and (2) immediately thereafter, all remaining amounts then available in the Trust Account (if any) (the “Remaining Trust Fund Proceeds”) to a segregated bank account (the “Segregated Account”) designated by the Company for its immediate use in accordance with Schedule 8.4(a)(ii), subject to this Agreement (including, for the avoidance of doubt, Section 8.4) and the Trust Agreement; and (y) thereafter, the Trust Account shall terminate, except as otherwise expressly provided in the Trust Agreement; and

(v) at the Closing, and immediately following the wire transfer of the Remaining Trust Fund Proceeds to the Segregated Account pursuant to Section 2.3(b)(iv), the Company shall pay or cause to be paid by wire transfer of immediately available funds, subject to Section 11.6, (x) all unpaid SPAC Transaction Expenses accrued after December 18, 2023, as set forth on a written statement to be delivered to the Company by or on behalf of SPAC, not less than two (2) Business Days prior to the Closing Date, which shall include the amount and wire transfer instruction for the payment thereof, and (y) all accrued and unpaid Company Transaction Expense, as set forth on a written statement to be delivered to SPAC by or on behalf of the Company, not less than two (2) Business Days prior to the Closing Date, which shall include the amount and wire transfer instruction for the payment thereof; provided that each of the Company and SPAC will consider in good faith the other party’s comments to the SPAC Transaction Expenses and the Company Transaction Expenses set forth on such statements delivered pursuant to the foregoing clauses (x) or (y), as applicable, and if any adjustments are made to the SPAC Transaction Expenses or the Company Transaction Expenses as set forth on such statements prior to the Closing, such adjusted SPAC Transaction Expenses or Company Transaction Expenses shall thereafter become the SPAC Transaction Expenses or the Company Transaction Expenses, as applicable, for all purposes of this Agreement.

(c) If a bank account of the Company or any of its Subsidiaries is designated by the Surviving Company under Section 2.3(b)(v), the payment of the Remaining Trust Fund Proceeds to such bank account may be treated as (i) an advance from the Surviving Company to the Company or such Subsidiary of the Company, or (ii) a dividend from the Surviving Company to the Company, in each case, as determined by the Surviving Company in its sole discretion, subject to applicable Laws.

Section 2.4 Cancellation of SPAC Equity Securities and Disbursement of Merger Consideration.

(a) Prior to the First Merger Effective Time, the Company shall appoint an exchange agent reasonably acceptable to the Company and SPAC, as exchange agent (for the avoidance of doubt, Continental Stock Transfer & Trust Company shall be deemed to be reasonably acceptable to SPAC) (in such capacity, the “Exchange Agent”), for the purpose of (i) exchanging SPAC Ordinary Shares for the Merger Consideration in accordance with the Plan of First Merger and this Agreement and (ii) paying the Merger Consideration to the SPAC Shareholders. At or before the First Merger Effective Time, the Company shall deposit, or cause to be deposited, with the Exchange Agent the Merger Consideration.

(b) If the Exchange Agent requires that, as a condition to receive the Merger Consideration, any SPAC Shareholder delivers a letter of transmittal to the Exchange Agent, then at or as promptly as practicable following the First Merger Effective Time, the Company shall send, or shall cause the Exchange Agent to send, to each SPAC Shareholder a letter of transmittal (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each share to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as SPAC and the Company may reasonably specify) for use in such exchange (each, a “Letter of Transmittal”). Notwithstanding anything to the contrary contained herein, (i) any obligation on the Company under this Agreement to issue Company Class A Ordinary Shares to SPAC Shareholders entitled to receive Company Class A Ordinary Shares shall be satisfied by the Company issuing such Company Class A Ordinary Shares, and shall be deemed to have been satisfied upon issuance of such Company Class A Ordinary Shares (x) to the DTC or to such other clearing service (or its nominee) as may be necessary or expedient, and each SPAC Shareholder shall hold such Company Class A Ordinary Shares in book-entry form or through a holding of the DTC or its nominee or the relevant clearing service, will be the holder of record of such Company Class A Ordinary Shares, or (y) directly to each SPAC Shareholder by entering such SPAC Shareholder on the register of members maintained by the Company (or its share registrar) for the Company Class A Ordinary Shares; and (ii) any obligation on the Company under this Agreement to issue Incentive Warrants to SPAC Shareholders entitled to receive such Incentive Warrants shall be satisfied by the Company issuing such Incentive Warrants, and shall be deemed to have been satisfied upon issuance of such Incentive Warrants in registered form to each SPAC Shareholder by entering such SPAC Shareholder on the warrant register maintained by the Warrant Agent.

(c) Each SPAC Shareholder shall be entitled to receive its portion of the Merger Consideration, pursuant to Section 2.2(g)(ii) and Section 2.2(h) (excluding any SPAC Treasury Shares, Redeeming SPAC Shares and any Dissenting SPAC Shares) upon the receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), together with a duly completed and validly executed Letter of Transmittal (if required by the Exchange Agent in accordance with Section 2.4(b)) and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the transfer of any share.

(d) Promptly following the date that is one (1) year after the First Merger Effective Time, the Company shall instruct the Exchange Agent to deliver to the Company all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Merger Consideration that remains unclaimed shall be returned to the Company and (i) the unclaimed Company Class A Ordinary Shares comprising the Merger Consideration shall be held by the Company as treasury shares, and (ii) the unclaimed Incentive Warrants shall be cancelled and cease to exist, and any Person that was a holder of SPAC Shares (other than any SPAC Treasury Shares, Redeeming SPAC Shares and Dissenting SPAC Shares) as of immediately prior to the First Merger Effective Time that has not claimed their applicable portion of the Merger Consideration in accordance with this Section 2.4 prior to the date that is one (1) year after the First Merger Effective Time, may (subject to applicable abandoned property, escheat and similar Laws) claim from the Company, and the Company shall promptly transfer and deliver, such applicable portion of the Merger Consideration without any interest thereupon. None of SPAC, the Company, the Merger Subs, the Surviving Entity, and the Surviving Company or the Exchange Agent shall be liable to any Person in respect of any of the Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such Merger Consideration shall not have been claimed immediately prior to such date on which any amounts payable pursuant to this Article II would otherwise escheat to or become the property of any Governmental Authority, any such amount shall be cancelled by the Company.

(e) Notwithstanding anything to the contrary contained herein, no fraction of a Company Class A Ordinary Share will be issued by virtue of the First Merger or the other Transactions, and each Person who would otherwise be entitled to a fraction of a Company Class A Ordinary Share (after aggregating all fractional shares of Company Class A Ordinary Shares that otherwise would be received by such holder) shall instead have the number of Company Class A Ordinary Shares issued to such Person rounded down in the aggregate to the nearest whole Company Class A Ordinary Share.

Section 2.5 Further Assurances. If, at any time after the First Merger Effective Time, any further action is necessary, proper or advisable to carry out the purposes of this Agreement, the Surviving Entity, the Surviving Company, Merger Sub II and the Company (or their respective designees) shall take all such actions as are necessary, proper or advisable under applicable Laws, so long as such action is consistent with and for the purposes of implementing the provisions of this Agreement.

Section 2.6 Dissenter’s Rights.

(a) Subject to Section 2.2(c)(ii) but notwithstanding any other provision of this Agreement to the contrary and to the extent available under the Cayman Act, SPAC Shares that are issued and outstanding immediately prior to the First Merger Effective Time and that are held by SPAC Shareholders who shall have validly exercised their dissenters’ rights for such SPAC Shares in accordance with Section 238 of the Cayman Act and otherwise complied with all of the provisions of the Cayman Act relevant to the exercise and enforcement of dissenters’ rights (the “Dissenting SPAC Shares”, and the holders of such Dissenting SPAC Shares being the “Dissenting SPAC Shareholders”) shall be cancelled and cease to exist at the First Merger Effective Time and the Dissenting SPAC Shareholders shall not be entitled to receive the applicable Merger Consideration and shall instead be entitled to receive only the payment of the fair value of such Dissenting SPAC Shares held by them as determined in accordance with the provisions of Section 238 of the Cayman Act. For the avoidance of doubt, the SPAC Shares owned by any SPAC Shareholder who fails to exercise or who effectively withdraws or otherwise loses his, her or its dissenters’ rights pursuant to Section 238 of the Cayman Act shall not be Dissenting SPAC Shares and shall thereupon be cancelled and cease to exist at the First Merger Effective Time, in exchange for the right to receive the applicable Merger Consideration, without any interest thereon in accordance with Section 2.2(g)(ii).

(b) Prior to the Closing, SPAC shall give the Company (i) prompt written notice of any demands for dissenters’ rights received by SPAC from SPAC Shareholders and any withdrawals of such demands and (ii) the opportunity to direct all negotiations and proceedings with respect to any such notice or demand for dissenters’ rights under the Cayman Act. SPAC shall not, except with the prior written consent of the Company, make any offers or payment or otherwise agree or commit to any payment or other consideration with respect to any exercise by a SPAC Shareholder of its rights to dissent from the First Merger or any demands for appraisal or offer or agree or commit to settle or settle any such demands or approve any withdrawal of any such dissenter rights or demands.

(c) If any SPAC Shareholder gives to SPAC, before the SPAC Shareholders’ Approval is obtained at the SPAC Shareholders’ Meeting, written objection to the First Merger (each a “Written Objection”) in accordance with Section 238(2) of the Cayman Act:

(i) SPAC shall, in accordance with Section 238(4) of the Cayman Act, promptly give written notice of the authorization of the First Merger (the “Authorization Notice”) to each such SPAC Shareholder who has made a Written Objection, and

(ii) unless SPAC and the Company elect by agreement in writing to waive this Section 2.6(c)(ii), no party shall be obligated to commence the Closing, and the Plan of First Merger shall not be filed with the Registrar of Companies of the Cayman Islands, until at least twenty (20) days shall have elapsed since the date on which the Authorization Notice is given (being the period allowed for written notice of an election to dissent under Section 238(5) of the Cayman Act, as referred to in Section 239(1) of the Cayman Act), but in any event subject to the satisfaction or waiver of all of the conditions set forth in Article IX.

Section 2.7 Withholding. Each of the parties hereto and any other applicable withholding agent (and their respective Affiliates and Representatives) shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement such amount as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. Tax Law. Other than in respect of amounts subject to compensatory withholding, the parties hereto (or their respective Affiliates or Representatives) shall use commercially reasonable efforts to notify the Person in respect of whom such deduction or withholding is expected to be made at least five (5) Business Days prior to making any such deduction or withholding, which notice shall be in writing and include the amount of and basis for such deduction or withholding. The parties hereto (or their respective Affiliates or Representatives), as applicable, shall use commercially reasonable efforts to cooperate with such Person to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Laws. To the extent that amounts are so deducted or withheld by the parties hereto (or their Affiliates or Representatives), as the case may be, and paid over to the appropriate Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the disclosure letter delivered to SPAC by the Company on the date of this Agreement (the “Company Disclosure Letter”), or (b) as otherwise explicitly contemplated by this Agreement, the Company represents and warrants to SPAC as of the date of this Agreement as follows:

Section 3.1 Organization, Good Standing and Qualification. The Company is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted and contemplated to be conducted. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole. Prior to the execution of this Agreement, true and accurate copies of the Company Charter, the Shareholders’ Agreement and any other Organizational Documents of the Company, each as in effect as of the date of this Agreement, have been Made Available by or on behalf of the Company to SPAC, such Organizational Documents are in full force and effect, and the Company is not in default of any term or provision of such Organizational Documents in any material respect. The Company is not insolvent, bankrupt or unable to pay its debts as and when they fall due.

Section 3.2 Subsidiaries. A complete list, as of the date of this Agreement, of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, outstanding Equity Securities, and holders of Equity Securities, as applicable, is set forth on Section 3.2 of the Company Disclosure Letter. Except as set forth on Section 3.2 of the Company Disclosure Letter, the Company does not directly or indirectly own any equity or similar interests in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, company, partnership, joint venture or business association or other entity. Each Subsidiary of the Company has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of incorporation and has requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted and contemplated to be conducted. Each Subsidiary of the Company is not insolvent, bankrupt or unable to pay its debts as and when they fall due. Each Subsidiary of the Company is duly licensed or qualified and in good standing (to the extent such concept is applicable in the Group Company’s jurisdiction of formation) as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing (to the extent such concept is applicable in the Group Company’s jurisdiction of formation), as applicable, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole.

Section 3.3 Capitalization of the Company.

(a) As of the date of this Agreement, the authorized share capital of the Company is $50,000 divided into 500,000,000 shares of $0.0001 par value each, comprised of (x) 381,196,454 Pre-Subdivision Class A Ordinary Shares, of which 42,726,634 are issued and outstanding as of the date of this Agreement, (y) 33,561,948 Pre-Subdivision Class B Ordinary Shares, none of which is issued and outstanding as of the date of this Agreement, and (z) 85,241,598 Company Preferred Shares, of which (i) 15,181,000 shares are designated Company Convertible Redeemable Series A-1 Preferred Shares, of which 15,181,000 are issued and outstanding as of the date of this Agreement, (ii) 14,244,000 Company Convertible Redeemable Series A-2 Preferred Shares, of which 14,244,000 are issued and outstanding as of the date of this Agreement, (iii) 2,828,899 Company Convertible Redeemable Series A-3 Preferred Shares, of which 2,828,899 are issued and outstanding as of the date of this Agreement, (iv) 13,111,999 shares are designated Company Series B-1 Preferred Shares, of which 13,111,999 are issued and outstanding as of the date of this Agreement, (v) 9,090,900 shares are designated Company Series B-2 Preferred Shares, of which 9,090,900 are issued and outstanding as of the date of this Agreement, (vi) 2,100,000 shares are designated Company Series B-3 Preferred Shares, of which 2,100,000 are issued and outstanding as of the date of this Agreement, (vii) 13,684,800 shares are designated Company Series C Preferred Shares, of which 13,684,800 are issued and outstanding as of the date of this Agreement, (viii) 15,000,000 shares are designated Company Series D Preferred Shares, of which 12,963,577 are issued and outstanding as of the date of this Agreement.

(b) As of the date of this Agreement, there are (i) 10,272,339 Pre-Subdivision Class A Ordinary Shares issuable upon the exercise of Company Options issued and outstanding as of the date of this Agreement, (ii) 1,690,237 Company Restricted Shares, and (iii) 2,215,005 Company RSUs, in each case of clauses (ii) and (iii), issued and outstanding as of the date of this Agreement. All Company Options, Company Restricted Shares and Company RSUs outstanding as of the date of this Agreement are evidenced by award agreements pursuant to the ESOP in substantially the forms previously Made Available to SPAC.

(c) Set forth in Section 3.3(c) of the Company Disclosure Letter is a true and correct list of each holder of Pre-Subdivision Shares and the number of Pre-Subdivision Shares held by each such holder as of the date hereof. Except as set forth in Section 3.3(c) of the Company Disclosure Letter, there are no other shares of the Company issued or outstanding as of the date of this Agreement. All of the issued and outstanding Pre-Subdivision Shares (i) have been duly authorized and validly issued and allotted and are fully paid and non-assessable; (ii) have been offered, sold and issued by the Company in compliance with applicable Laws, including the Cayman Act, U.S. federal and state securities Laws, and all requirements set forth in (x) the Company Charter and the Shareholders’ Agreement and (y) any other applicable Contracts governing the issuance or allotment of such securities to which the Company is a party or otherwise bound; and (iii) are not subject to, nor have they been issued in violation of, any Encumbrance, purchase option, call option, pre-emptive right, subscription right or any similar right under any provision of any applicable Law, the Company Charter, and the Shareholders’ Agreement or any other Contract, in any such case to which the Company is a party or otherwise bound.

(d) Except as otherwise set forth in this Section 3.3 or as contemplated by this Agreement or the other Transaction Documents, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) of the Company exercisable or exchangeable for Pre-Subdivision Shares, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the surrender or forfeiture of outstanding shares, the sale of treasury shares or the issuance or sale by the Company of other Equity Securities of the Company, or for the repurchase or redemption by the Company of shares or other Equity Securities of the Company or the value of which is determined by reference to shares or other Equity Securities of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any Pre-Subdivision Shares or other Equity Securities of the Company.

Section 3.4 Capitalization of Subsidiaries.

(a) The outstanding share capital or other Equity Securities of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued and allotted, and are, to the extent applicable and where required by applicable Laws, fully paid and non-assessable; (ii) have been offered, sold, issued and allotted in compliance with applicable Laws, including federal and state securities Laws, and all requirements set forth in (x) the Organizational Documents of each such Subsidiary, and (y) any other applicable Contracts governing the issuance or allotment of such securities to which such Subsidiary is a party or otherwise bound; and (iii) except as set forth on Section 3.4(a) of the Company Disclosure Letter, are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of any applicable Law, the Organizational Documents of each such Subsidiary or any other Contract, in any such case to which each such Subsidiary is a party or otherwise bound.

(b) Except as set forth on Section 3.2 of the Company Disclosure Letter or as contemplated by this Agreement or the other Transaction Documents, the Company owns, directly or indirectly through its Subsidiaries, of record and beneficially all the issued and outstanding Equity Securities of such Subsidiaries free and clear of any Encumbrances other than Permitted Encumbrances.

(c) Except as set forth on Section 3.4(c) of the Company Disclosure Letter or as contemplated by this Agreement or the other Transaction Documents, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) of any such Subsidiary exercisable or exchangeable for any Equity Securities of such Subsidiary, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance by any such Subsidiary of additional shares, the sale of treasury shares or the issuance or sale by such Subsidiary of other Equity Securities of such Subsidiary, or for the repurchase or redemption by such Subsidiary of shares or other Equity Securities of such Subsidiary the value of which is determined by reference to shares or other Equity Securities of such Subsidiary, and there are no voting trusts, proxies or agreements of any kind which may obligate any such Subsidiary to issue, purchase, register for sale, redeem or otherwise acquire any of its Equity Securities.

Section 3.5 Authorization.

(a) Other than the Company Shareholders’ Approval, the Company has all corporate power and authority to (i) enter into, execute and deliver this Agreement and each of the other Transaction Documents to which it is or will be a party, and (ii) consummate the transactions contemplated hereby and thereby (including the Transactions) and perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby (including the Transactions) have been duly and validly authorized and approved by the Company Board, and other than the Company Shareholders’ Approval, no other company or corporate proceeding on the part of the Company is necessary to authorize this Agreement and the other Transaction Documents to which the Company is a party and to consummate the transactions contemplated hereby and thereby (including the Transactions). This Agreement has been, and on or prior to the Closing, the other Transaction Documents to which the Company is a party will be, duly and validly executed and delivered by the Company, and assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and on or prior to the Closing, the other Transaction Documents to which the Company is a party will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (x) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other applicable Laws now or hereafter in effect of general application affecting enforcement of creditors’ rights generally, and (y) as limited by applicable Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies (collectively, the “Enforceability Exceptions”).

(b) The Transactions, if consummated pursuant to the terms of this Agreement, constitute a “Qualified Public Offering” and, subject to the Company Shareholders’ Approval, an “Approved Public Listing,” in each case as defined in the Shareholders’ Agreement.

(c) The approval and authorization of the Company Capital Restructuring, the Mergers and the Plans of Merger shall require approval by a special resolution of the holders of at least two-thirds (2/3) of the issued and outstanding Pre-Subdivision Shares which, being entitled to do so, attend and vote in person or by proxy at a general meeting at which a quorum is present and of which notice specifying the intention to propose the resolution as a special resolution has been duly given, pursuant to the terms and subject to the conditions of the Company Charter and applicable Laws (the “Company Shareholders’ Approval”).

(d) The Company Shareholders’ Approval are the only votes and approvals of holders of Pre-Subdivision Shares and other Equity Securities of the Company necessary in connection with execution by the Company of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, including the Closing.

(e) On or prior to the date of this Agreement, the Company Board has duly adopted resolutions (i) determining that this Agreement and the other Transaction Documents to which the Company is a party and the transactions contemplated hereby and thereby (including the Transactions) are advisable and fair to, and in the best interests of, the Company and its shareholders, as applicable, (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which the Company is a party and the transactions contemplated hereby and thereby (including the Transactions), and (iii) directing that this Agreement, the Transaction Documents and the Transactions be submitted to the Company Shareholders for approval and authorization at an extraordinary general meeting called for such purpose pursuant to the terms and conditions of this Agreement.

Section 3.6 Consents; No Conflicts. Assuming the representations and warranties in Article IV and Article V are true and correct, except (a) as otherwise set forth in Section 3.6 of the Company Disclosure Letter, (b) for the registration or filing with the Registrar of Companies of the Cayman Islands and the publication of notification of the Mergers in the Cayman Islands Government Gazette in accordance with the Cayman Act, the SEC or applicable state blue sky or other securities laws filings with respect to the Transactions, (c) the expirations of waiting periods and the filings, notices, reports, consents, registrations, approvals, permits and authorizations under the HSR Act, and (d) for such other filings, notifications, notices, submissions, applications or consents the failure of which to be obtained or made would not, individually or in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect, all filings, notifications, notices, submissions, applications, or consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the Transactions, in each case on the part of the Company, have been or will be duly obtained or completed (as applicable) and are or will be in full force and effect. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is or will be a party by the Company does not, and the consummation by the Company of the transactions contemplated hereby and thereby (including the Transactions) will not, assuming the representations and warranties in Article IV and Article V are true and correct, and except for the matters referred to in clauses (a) through (d) of the immediately preceding sentence, (i) result in, including with the passage of time, any violation of, be in conflict with, or constitute a default under, require any consent or notice under, or give any Person rights of termination, amendment, acceleration (including acceleration of any obligation of any Group Company) or cancellation under, (A) any Governmental Order, (B) any provision of the Organizational Documents of any Group Company, each as currently in effect, (C) any applicable Law, (D) any Material Contract or (ii) result in the creation of any Encumbrance upon any of the properties or assets of any Group Company other than any restrictions under federal or state securities laws, this Agreement, the Company Charter and Permitted Encumbrances, except in the case of sub-clauses (A), (C) and (D) of clause (i), and clause (ii), as would not have, or reasonably be expected to have, a Company Material Adverse Effect.

Section 3.7 Compliance with Laws; Consents; Permits. Except as disclosed in Section 3.7 of the Company Disclosure Letter:

(a) Except as would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2022, (i) the Company and its Subsidiaries are, and have been, in compliance with all applicable Laws; (ii) neither the Company nor any of its Subsidiaries is or has been subject to any pending or, to the Knowledge of the Company, threatened Action with respect to a violation of any applicable Laws; and (iii) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is or has been subject to any investigation by or for any Governmental Authority with respect to any violation of any applicable Laws.

(b) Since January 1, 2022, neither the Company nor any of its Subsidiaries has received any letter or other written communication from, and, to the Knowledge of the Company, there has not been any public notice of a type customary as a form of notification of such matters in the jurisdiction by, any Governmental Authority threatening in writing or providing notice of (i) the revocation or suspension of any Required Governmental Authorizations issued to the Company or any of its Subsidiaries or (ii) the need for compliance or remedial actions in respect of the activities carried out by the Company or any of its Subsidiaries, except where such revocation, suspension, compliance or remedial actions (or the failure of the Company or any of its Subsidiaries to undertake them) would not, individually or in the aggregate, reasonably be expected to have, a Company Material Adverse Effect.

(c) Neither the Company nor any of its Subsidiaries is engaged in any proceedings, demands, inquiries, or hearings or, to the Knowledge of the Company, investigations, before any court, statutory or governmental body, department, board or agency relating to applicable Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions, and to the Knowledge of the Company, no such proceeding, demand, inquiry, investigation or hearing has been threatened in writing.

(d) Neither the Company nor any of its Subsidiaries, any of their respective directors or officers, or to the Knowledge of the Company, employees, agents or any other Persons acting for or on behalf of the Company or any of its Subsidiaries has at any time in the five (5) years prior to the date hereof: (i) made any bribe, influence payment, kickback, payoff, benefits or any other type of payment (whether tangible or intangible) that would be unlawful under any applicable anti-bribery or anti-corruption (governmental or commercial) laws (including, for the avoidance of doubt, any guiding, detailing or implementing regulations), including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official, Governmental Authority or any other individual or commercial entity to obtain a business advantage, such as the Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010, or any other local or foreign anti-corruption or anti-bribery Law (collectively, “Anti-Corruption Laws”), as may be applicable; (ii) been in violation of any Anti-Corruption Law, offered, paid, promised to pay, or authorized any payment or transfer of anything of value, directly or indirectly, to any person for the purpose of (A) influencing any act or decision of any Government Official in his or her official capacity, (B) inducing a Government Official to do or omit to do any act in relation to his or her lawful duty, (C) securing any improper advantage, (D) inducing a Government Official to influence or affect any act, decision or omission of any Governmental Authority, or (E) assisting the Company or any of its Subsidiaries, or any agent or any other Person acting for or on behalf of the Company or any of its Subsidiaries, in obtaining or retaining business for or with, or in directing business to, any Person; or (iii) accepted or received any contributions, payments, gifts, or expenditures that would be unlawful under any Anti-Corruption Law.

(e) Neither the Company, any of its Subsidiaries, any of their respective directors or officers, nor to the Knowledge of the Company, employees, agents acting for or on behalf of the Company or any of its Subsidiaries, has at any time in the five (5) years prior to the date hereof been found by a Governmental Authority to have violated any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions, or, to the Knowledge of the Company, is subject to any indictment or any government investigation with respect to any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions.

(f) Neither the Company, any of its Subsidiaries, any of their respective directors or officers, nor to the Knowledge of the Company, employees, agent or any other Person acting for or on behalf of the Company or any of its Subsidiaries, is a Prohibited Person, and to the Knowledge of the Company, no Prohibited Person has at any time in the five (5) years prior to the date hereof been given an offer to become an employee, officer or director of the Company or any of its Subsidiaries. To the Knowledge of the Company, none of the Company nor any of its Subsidiaries has at any time in the five (5) years prior to the date hereof conducted or agreed to conduct any business, or entered into or agreed to enter into any transaction with a Prohibited Person or otherwise violated Sanctions.

(g) Each of the Group Companies has all material approvals, authorizations, clearances, licenses, registrations, permits or certificates of a Governmental Authority (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted in all material respects, and such Material Permits are in effect and have been complied with in all material respects. Neither the Company nor any of its Subsidiaries has received any written notice that any Governmental Authority that has issued any Material Permit intends to suspend, cancel, terminate, or not renew any such Material Permit, except to the extent such Material Permit may be amended, replaced, or reissued as a result of any as necessary to reflect the transactions contemplated hereby or may be terminated in the ordinary and usual course of a reissuance or replacement process.

(h) Other than the Subsidiaries set forth in Section 3.7(h) of the Company Disclosure Letter, neither the Company nor any of its other Subsidiaries (i) is registered, (ii) is required to be registered or (iii) as a result of the transactions contemplated by this Agreement will be required to register, as an investment adviser under the Investment Advisers Act of 1940, as a commodity trading advisor, commodity pool operator, swap dealer or futures commission merchant under the Commodity Exchange Act of 1936, or as a broker or a dealer under the Exchange Act or under the Blue Sky or securities laws of any applicable jurisdiction or the rules and regulations thereunder, except for any such registration, the failure of which to have obtained would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(i) Each Subsidiary of the Company set forth in Section 3.7(i) of the Company Disclosure Letter (each, a “Broker Subsidiary”) is registered as a broker-dealer with the Commission, is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”) and all other self-regulatory organizations (“SRO”) of which it is or is required to be a member and is registered or qualified as a broker-dealer or other regulated entity in each jurisdiction where the conduct of its business requires such registration or qualification, and such registrations, memberships or qualifications have not been suspended, revoked or rescinded and remain in full force and effect. All persons associated with such Broker Subsidiaries are registered with any SRO and each jurisdiction where the association of such persons with Broker Subsidiaries requires such registration, and such registrations have not been suspended, revoked or rescinded and remain in full force and effect, except to the extent that the failure to be so registered would not reasonably be expected to have a Company Material Adverse Effect. The operations of the Broker Subsidiaries have been conducted in compliance in all material respects with all requirements of the Exchange Act, the rules and regulations of the SEC, FINRA and any applicable state securities regulatory authority or other self-regulatory organization including, but not limited to (A) establishing financial and operational controls and supervisory procedures in compliance in all material respects with all applicable legal and regulatory requirements and (B) maintaining required minimum net capital and net capital in excess of levels that may require “early warning” notice to the Commission, FINRA or any other SRO. No Broker Subsidiary nor any person associated with any Broker Subsidiary is or has been subject to statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act, or a disqualification, as that term is defined in Article III, Section 4 of the FINRA By-Laws. None of the Broker Subsidiaries has submitted any early warning notice to the SEC or FINRA and has not had any restriction on its business activities imposed upon it based upon the sufficiency of its net capital. Except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, each Broker Subsidiary has (A) filed all reports, registrations, statements and certifications, together with any amendments required to be made prior to the date hereof with (i) the SEC, (ii) FINRA, (iii) any applicable state securities regulatory authority and (iv) any other SRO and (B) obtained all necessary regulatory approvals that may be required in connection with the sale of the Shares contemplated hereby.

Section 3.8 Tax Matters.

(a) All income and other material Tax Returns required to be filed by or with respect to each Group Company have been filed within the requisite period (taking into account any valid extensions properly obtained) and such Tax Returns are true, correct and complete in all material respects. All income and other material Taxes due and payable by each Group Company have been paid in a timely fashion. Each Group Company has withheld and paid over to the appropriate Governmental Authority all material Taxes that it is required to withhold from amounts paid or owing to any employee, individual independent contractor, member, equityholder, creditor or other Person.

(b) No material deficiencies for any Taxes that are currently outstanding with respect to any Tax Returns of a Group Company have been asserted in writing by any Governmental Authority. No written notice of any action, audit, assessment or other proceeding, in each case that is currently pending, with respect to any Tax Returns or any Taxes of a Group Company has been received from, any Governmental Authority. No dispute or assessment relating to any Tax Returns or any Taxes with any Governmental Authority is currently outstanding. No Group Company has consented to any extension or waiver of the time within which any Tax may be assessed or collected by a Governmental Authority, which extension or waiver remains in force.

(c) No Group Company has any material liability for unpaid Taxes which has not been accrued or reserved on such Group Company’s most recent financial statements, whether asserted or unasserted, contingent, or otherwise, and no Group Company has incurred any material liability of Taxes outside the Ordinary Course since the date of such financial statements.

(d) No Group Company is a Tax resident of any jurisdiction other than its jurisdiction of incorporation. No written claim that is currently outstanding has been made by a Governmental Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction.

(e) There are no liens for Taxes (other than Permitted Encumbrances) upon the assets of any Group Company.

(f) No Group Company has been a member of an affiliated, consolidated or similar Tax group (other than another Group Company) or otherwise has any liability for the Taxes of any other Person (other than another Group Company) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. Law, as a transferee or successor, or by Contract (including any Tax sharing, allocation or similar agreement or arrangement but excluding any commercial Contract entered into in the Ordinary Course and not primarily relating to Taxes).

(g) Each Group Company has complied in all material respects with all applicable transfer pricing Laws.

(h) Each Group Company is in compliance with all terms and conditions of any Tax incentives, exemption, holiday or other Tax reduction agreement or order of a Governmental Authority applicable to a Group Company, and the consummation of the Transactions will not have any material adverse effect on the continued validity and effectiveness of any such Tax incentives, exemption, holiday or other Tax reduction agreement or order.

(i) Each Group Company is registered for value-added and similar Taxes in each jurisdiction such Group Company is required to be so registered. Each Group Company has complied in all material respects with all applicable value-added and similar Tax Laws.

(j) No Group Company has been a party to a transaction that is or is substantially similar to a “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2) or any transaction requiring disclosure under analogous provisions of state, local or non-U.S. Law.

(k) No Group Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(l) The Company reasonably believes that (i) Public Notice 7 shall not apply with respect to the Company Capital Restructuring, the Mergers and the transactions contemplated by this Agreement and (ii) none of the Company, SPAC, the Merger Subs, the Surviving Entity or the Surviving Company shall have any obligation for Public Notice 7 Taxes as a result thereof.

(m) No Group Company organized or formed under the laws of a jurisdiction outside of the United States (i) is a “surrogate foreign corporation” or “expatriated entity” within the meaning of Section 7874 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or is treated as a U.S. corporation for U.S. federal Tax purposes by reason of the application of Sections 269B or 7874(b) of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or (ii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to the dual charter provision of Treasury Regulations Section 301.7701-5(a) (or any corresponding or similar provision of state, local or non-U.S. Tax Law).

Section 3.9 Financial Statements.

(a) The Company has Made Available to SPAC (x) true and complete copies of the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2022, and the related audited consolidated statements of income and profit and loss, and cash flows, for the fiscal year then ended (the “Audited Financial Statements”), together with the auditor’s reports thereon, and (y) true and complete copies of the unaudited consolidated management accounts of the Company and its Subsidiaries as of December 31, 2023 and the related unaudited consolidated statements of operations and comprehensive loss of the Company and the Company Subsidiaries for the year then ended (collectively, the “Management Accounts”). The Audited Financial Statements and the Management Accounts (i) were prepared in accordance with the books and records of the Company and its Subsidiaries which were Made Available to the SPAC, (ii) fairly present, in all material respects, the financial condition and the results of operations and cash flow of the Company and its Subsidiaries on a consolidated basis as of the dates indicated therein and for the periods indicated therein, except in the case of the Management Accounts, subject to (A) normal year-end adjustments, and (B) the absence of footnotes required by GAAP, (iii) were prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), except in the case of the Management Accounts, subject to (A) normal year-end adjustments, and (B) the absence of footnotes required by GAAP, and (iv) when delivered by the Company for inclusion in the Proxy/Registration Statement for filing with the SEC, will comply in all material respects with the applicable accounting requirements (including the standards of the U.S. Public Company Accounting Oversight Board) and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof (including, to the extent applicable to the Company, Regulation S-X).

(b) The Company maintains a system of internal accounting controls which is designed to provide, in all material respects, reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) Since December 31, 2022, to the Knowledge of the Company, (i) none of the Company’s directors has been made aware in writing of (x) any fraud that involves the Company’s management who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (y) any allegation, assertion or claim that the

Company has engaged in any material questionable accounting or auditing practices which violate applicable Laws, and (ii) no attorney representing the Company, whether or not employed by the Company, has reported a material violation of securities Laws, breach of fiduciary duty or similar material violation by the Company to the Company Board or any committee thereof or to any director or officer of the Company.

Section 3.10 Absence of Changes. Since September 30, 2023, (a) to the date of this Agreement the Group Companies have operated their business in the Ordinary Course, and (b) there has not been any occurrence of any Company Material Adverse Effect.

Section 3.11 Actions. Except as set forth in Section 3.11 of the Company Disclosure Letter and except as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, (a) there is no Action pending or, to the Knowledge of the Company, threatened in writing against or affecting the Company or any of its Subsidiaries, and (b) there is no judgment or award unsatisfied against the Company or any of its Subsidiaries, nor is there any Governmental Order in effect and binding on and specific to the Company or any of its Subsidiaries or assets or properties.

Section 3.12 Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities, except for Liabilities (a) set forth in the Audited Financial Statements that have not been satisfied since September 30, 2023, (b) that are Liabilities incurred since September 30, 2023 in the Ordinary Course, (c) that are executory obligations under any Contract to which the Company or any of its Subsidiaries is a party or by which it is bound, (d) arising under this Agreement or other Transaction Documents, (e) that will be discharged or paid off prior to the Closing, or (f) which would not have a Company Material Adverse Effect.

Section 3.13 Material Contracts and Commitments.

(a) Section 3.13(a) of the Company Disclosure Letter contains a true and correct list of all Material Contracts as of the date of this Agreement. Except as disclosed in Section 3.13(a) of the Company Disclosure Letter, true and complete copies of each Material Contract, including all material amendments, modification, supplements, exhibits and schedules and addenda thereto, have been Made Available to SPAC.

(b) Except for any Material Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date or the termination of which is otherwise contemplated by this Agreement, each Material Contract listed on Section 3.13(a) of the Company Disclosure Letter is (i) in full force and effect and (ii) represents the legal, valid and binding obligations of the applicable Group Company which is a party thereto and, to the Knowledge of the Company, represents the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the business of the Company and its Subsidiaries, taken as a whole, (x) the applicable Group Company has duly performed all of its obligations under each such Material Contract as set forth in Section 3.13(a) of the Company Disclosure Letter to which it is a party to the extent that such obligations to perform have accrued, (y) no breach or default thereunder by the Group Company with respect thereto, or, to the Knowledge of the Company, any other party or obligor with respect thereto, has occurred, and (z) no event has occurred that with notice or lapse of time, or both, would constitute such a default or breach of such Material Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, or would entitle any third party to prematurely terminate any Material Contract.

(c) None of the Group Companies has within the last twelve (12) months provided to or received from the counterparty to any Material Contract any written notice or written communication to terminate, or not renew, any Material Contract.

Section 3.14 Title; Properties.

(a) Each of the Group Companies has good and valid title to all of the real property and assets (other than Intellectual Property Rights, which in each case is addressed in Section 3.15) owned by it, whether tangible or intangible (including those reflected in the Audited Financial Statements), together with all assets (other than Intellectual Property Rights, which in each case is addressed in Section 3.15) which are, in each case material to the business of the Group Companies taken as a whole, and in each case free and clear of all Encumbrances, other than Permitted Encumbrances.

(b) Each Company Material Lease is a valid and binding obligation of the applicable Group Company, enforceable in accordance with its terms against such Group Company, and to the Knowledge of the Company, each other party thereto, subject to the Enforceability Exceptions. There is no material breach by the relevant Group Company under any Company Material Lease.

(c) No Group Company owns or has ever owned or has a leasehold interest in any real property other than as held pursuant to their respective leases or leasehold interests (including tenancies) in such property (each Contract evidencing such interest, a “Company Lease”, and any Company Lease involving rent payments in excess of $1,000,000 on an annual basis, a “Company Material Lease”). Section 3.14(c) of the Company Disclosure Letter sets forth as of the date of this Agreement each Company Material Lease and the address of the property demised or leased under each such Company Material Lease. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Company Material Lease is in compliance with applicable Laws, and (ii) all Governmental Orders required under applicable Laws in respect of any Company Material Lease have been obtained, including with respect to the operation of such property and conduct of business on such property as now conducted by the applicable Group Company which is a party to such Company Material Lease.

Section 3.15 Intellectual Property Rights.

(a) Section 3.15(a) of the Company Disclosure Letter sets forth a true, complete and accurate (in all material respects) list of all Registered IP. Either the Company or its applicable Subsidiary has taken reasonable steps to make required filings and registrations (and corresponding payments of fees therefor) to Governmental Authorities in connection with patents, registrations and applications for the material Registered IP. Each item of material Registered IP registered with the applicable Governmental Authority is subsisting, and to the Knowledge of the Company, is valid and enforceable. The Company and its Subsidiaries exclusively own and possess all right, title and interest in and to the material Owned IP, including each item of material Registered IP, and exclusively own, free and clear of any Encumbrances other than Permitted Encumbrances, or otherwise have a sufficient right to use pursuant to a license or other right, all other material Company IP.

(b) To the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries as currently conducted does not violate, infringe, or misappropriate, and since January 1, 2021 has not violated, infringed, or misappropriated any Intellectual Property Rights of any Person, except for any such violation, infringement, or misappropriation that would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, nor has the Company or any of its Subsidiaries received since January 1, 2022 any written notice (including written request for indemnification or written threat), relating to any of the foregoing (including in the form of any offer or request to license any Intellectual Property Rights).

(c) Except as would not reasonably be expected to have a Company Material Adverse Effect, no Action alleging misappropriation, infringement, or violation by the Company or any of its Subsidiaries of the Intellectual Property Rights of any Person or contesting the validity, ownership, use, registrability or enforceability (other than ex parte office actions and the like in the ordinary course of prosecution of applications, registrations and patents) of any of the Owned IP is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. To the Knowledge of the Company, no Person is violating, infringing, or misappropriating or, since January 1, 2021, has violated, infringed, or misappropriated any material Owned IP. Since January 1, 2022, neither the Company nor any of its Subsidiaries has given any written notice to any Person alleging any violation, infringement, or misappropriation of any material Owned IP, and no Actions initiated by the Company or any of its Subsidiaries relating to the same are pending.

(d) The Company and its Subsidiaries have not disclosed, delivered, licensed or otherwise made available (other than to Persons performing obligations for or on behalf of the Company and its Subsidiaries who have executed or otherwise are subject to a valid and enforceable agreements providing for restrictions on use of, and the nondisclosure of, the applicable source code), and the Company and its Subsidiaries do not have a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any material source code that is included in or covered by the Owned IP to any Person (other than to Persons performing obligations for or on behalf of the Company and its Subsidiaries who have executed or otherwise are subject to valid and enforceable Contracts providing for restrictions on use of, and the nondisclosure of, such source code).

(e) Except as would not be material to the Company and its Subsidiaries taken as a whole, all Persons who have contributed, developed or conceived any material Intellectual Property Rights for or on behalf of the Company or any of its Subsidiaries have done so pursuant to a valid and enforceable agreement that protects the material trade secrets and material confidential information of the Company and its Subsidiaries and grants the applicable Company or Subsidiary exclusive ownership of the Person’s contribution, development and conception of such material Intellectual Property Rights for the Company or its Subsidiaries. Except as would not be material to the Company and its Subsidiaries taken as a whole, neither the Company nor any of its Subsidiaries has disclosed any material Trade Secrets or material confidential Company IP to any Person other than pursuant to a valid and enforceable agreement or other obligation providing for restrictions on use of, and the nondisclosure of, such trade secrets and confidential information. Since January 1, 2022, no Persons who have contributed, developed or conceived any material Owned IP have made or, to the Knowledge of the Company, threatened any claims of ownership with respect to any such Owned IP.

(f) Except as would not be material to the Company and its Subsidiaries taken as a whole, neither the Company nor any of its Subsidiaries uses any Open Source Software under any license requiring the Company or any of its Subsidiaries to disclose or distribute the source code that is included in or covered by the Owned IP, to license or provide such source code for the purpose of making derivative works, or to make available for redistribution to any Person such source code at no or minimal charge.

(g) The Company and its Subsidiaries have, implemented and maintained reasonable policies and technical and organizational security measures designed to protect the Company Systems and Company Data, including by maintaining business continuity and disaster recovery plans, except in each case as would not reasonably be expected to have a Company Material Adverse Effect. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have taken other reasonable steps consistent with industry practices of companies offering similar services designed to safeguard Trade Secrets, and all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, to the extent owned or used or held for use by the Company or any of its Subsidiaries in the operation of the business of the Company and its Subsidiaries as currently conducted (together with the data and information stored therein or transmitted by any of the foregoing, collectively, the “Company Systems”), from the introduction of any virus, worm, Trojan horse or similar intentionally-disabling code or program, except in each case as would not reasonably be expected to have a Company Material Adverse Effect. There are and since January 1, 2022 have been no defects or other technical problems in the Company Systems that would prevent the same from functioning substantially in accordance with their user specifications and functionality descriptions, and the Company and its Subsidiaries have received no written notice alleging any of the foregoing; except in each case as would not, individually or in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect. The Company and its Subsidiaries own, lease, license, or otherwise have the valid, legal right to use all Company Systems that are material to the business of the Group Companies taken as a whole and have obtained a sufficient number of licenses (whether licensed by seats or otherwise) for their use of all Software (and the equivalent resources, including Software as a Service) that is material to the business of the Group Companies taken as a whole and encompassed by such Company Systems.

(h) During the twelve (12) months prior to the date of this Agreement, there has been no material failure or other material substandard performance of any Company System, in each case, which has not been remedied in all material respects, except in each case as would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.16 Data Security.

(a) Except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, (i) since January 1, 2022, the Company and its Subsidiaries are, and have been, in compliance with all applicable (A) Laws, (B) policies, statements, notices, and representations of the Company or any of its Subsidiaries that are or were public-facing or otherwise made available to any third party, (C) requirements of any self-regulatory organization or industry standard by which the Company or any of its Subsidiaries is bound, and (D) contractual obligations binding on the Company and its Subsidiaries, in each case with respect to the foregoing clauses (A)-(D), relating to the processing of Company Data, the privacy, data protection, cybersecurity, or security of Company Data, or the protection of Company Data from loss and against unauthorized use, access, misappropriation, modification, disclosure or other misuse (collectively, “Privacy and Security Requirements”) and (ii) the Company and its Subsidiaries have, and have at all applicable times since January 1, 2022, had all rights, consents, and authorizations required under the Privacy and Security Requirements to Process Company Data as Processed by or for the Company or any of its Subsidiaries.

(b) The execution, delivery and performance of this Agreement and the other Transaction Documents do not, the consummation of the transactions contemplated hereby and thereby will not, require any notice or consent in connection with, or result in any violation of, any Privacy and Security Requirement, except as would not have a Company Material Adverse Effect.

(c) Except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, there is no, and since January 1, 2022, has been no, (i) to the Knowledge of the Company, security incident, breach, or successful ransomware, hacking, or intrusion event with respect to any Company System or Company Data, (ii) to the Knowledge of the Company, unlawful, or unauthorized access to, or other unlawful, or unauthorized Processing of, Company Data, nor (iii) Action against the Company or its Subsidiaries (A) relating to the Processing of Company Data, privacy, data protection, cybersecurity, or security of Company Data, or the confidentiality or integrity of any Company System, or (B) alleging any violation of any Privacy and Security Requirement by the Company or its Subsidiaries.

(d) Except as would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2022, neither the Company nor any of its Subsidiaries: (i) is or has been subject to any sanction in any Action against the Company or any of its Subsidiaries relating to cybersecurity, data protection, security or privacy, or any cybersecurity review by the CAC, the CSRC, or any other relevant data protection, privacy or security Government Authority; (ii) to the Knowledge of the Company, has been subject to any investigation or received any written inquiry, notice (including any enforcement notice, de-registration notice or transfer prohibition notice), letter, complaint or allegation from any relevant cybersecurity, data protection, privacy or security Governmental Authority alleging any violation of any applicable Privacy or Security Requirement by the Company or its Subsidiaries; (iii) has been subject to any Action for compensation to any person against the Company or its Subsidiaries for violation of any applicable Privacy and Security Requirement relating to any inaccuracy, loss, unauthorized destruction or unauthorized disclosure of personal data by the Company or its Subsidiaries, and there is no outstanding order of any Governmental Authority against the Company or any of its Subsidiaries relating to the rectification or erasure of personal data; (iv) has received any written communication, enquiry, notification of, warning or complaint from any Governmental Authority (including the CAC) regarding any violation of applicable Privacy or Security Requirement (including, without limitation, the CSRC Archive Rules) by the Company or its Subsidiaries; (v) to the Knowledge of the Company, is subject to any pending or threatened investigation or sanction relating to cybersecurity, data protection, security or privacy, or any cybersecurity review, by the CAC, the CSRC, or any other relevant Governmental Authority against the Company or any of its Subsidiaries, or any of their respective directors, officers and employees; and (vi) has received any written objection to the transactions contemplated under this Agreement from the CSRC, the CAC or any relevant data protection, privacy or security Governmental Authority.

Section 3.17 Labor and Employee Matters.

(a) Section 3.17(a) of the Company Disclosure Letter sets forth a complete and correct list of each material Benefit Plan.

(b) Except as would not be material to the business of the Group taken as a whole, (i) the Company and each of its Subsidiaries is, and for the three (3) years prior to the date hereof has been, in compliance in all material respects with all applicable Laws related to labor or employment, including provisions thereof relating to wages and payrolls, working hours, overtime, working conditions, benefits, recruitment, retirement, pension, equal opportunity, discrimination, worker classification, occupational health and safety, wrongful discharge, layoffs or plant closings, immigration, employee provident fund, social security organization and collective bargaining, unemployment insurance, work and residence permits, leaves of absence, labor disputes, and statutory labor or employment reporting and filing obligations; and (ii) there is no Action (including any charge or complaint) pending or, to the Knowledge of the Company, threatened to be filed with, any Governmental Authority by any current or former employee, director, officer or individual service provider of the Company or any of its Subsidiaries relating to the violation of any applicable labor or employment Law by the Company or any of its Subsidiaries; and (iii) the Company and its Subsidiaries have, where required by applicable Laws, properly classified for purposes of applicable Laws (including (x) for purposes of minimum wage and overtime and (y) for purposes of determining eligibility to participate in any statutory Benefit Plan) all individuals who have performed services for the Company and its Subsidiaries and who were classified and treated as independent contractors in the three (3) years prior to the date hereof.

(c) Except would not be material to the business of the Group taken as a whole, (i) each of the Benefit Plans has been operated and administered in accordance with its terms, and is in compliance with all applicable Laws, and all contributions to each such Benefit Plan have been timely made, and, to the Knowledge of the Company, no event, transaction or condition has occurred or exists that would result in any liability to any of the Company and any of its Subsidiaries under such Benefit Plan; (ii) there is no Action pending or, to the Knowledge of the Company, threatened in writing involving any Benefit Plan (except for routine claims for benefits payable in the normal operation of any Benefit Plan) and to the Knowledge of the Company, no facts or circumstances exist that could give rise to any such Actions; (iii) no Benefit Plan is under investigation or audit by any Governmental Authority and, to the Knowledge of the Company, no such investigation or audit is contemplated or under consideration; and (iv) the Company and each of its Subsidiaries is in compliance with all applicable Laws and Contracts relating to its provision of any form of social security or social insurance, and has paid, or made provision for the payment of, all social security or social insurance contributions required under applicable Laws and Contracts.

(d) Neither the execution or delivery of any of the Transaction Documents to which the Company is a party nor the consummation of the transactions contemplated thereunder (either alone or in combination with another event) would reasonably be expected to (i) result in any material payment or benefit becoming due or payable to any current or former director, officer, employee, or individual service provider of the Company or any of its Subsidiaries; (ii) materially increase the amount of compensation or any benefits otherwise payable under any of the Benefit Plans; (iii) result in any acceleration of the time of payment, exercisability, funding or vesting of, or provide any additional rights or benefits with respect to, any compensation or benefits payable to any current or former director, officer, employee or individual service provider of the Company or its Subsidiary; (iv) limit or restrict the ability of the Company to merge, amend, or terminate any Benefit Plan; or (v) result in any “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(e) Each Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

(f) The Company and its Subsidiary do not have any obligation to “gross-up” or otherwise indemnify any individual for any excise Tax imposed under Sections 4999 or 409A of the Code.

(g) Neither the Company nor any of its Subsidiaries has any Liability, including on account of any ERISA Affiliate, with respect to or under: (i) a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 of the Code; or (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 210 of ERISA.

(h) Except as would not have a Company Material Adverse Effect, as of the date of this Agreement (i) no employee of the Company or any of its Subsidiaries is represented by a Union, (ii) neither the Company nor any of its Subsidiaries is negotiating any collective bargaining agreement or other Contract with any Union, (iii) to the Knowledge of the Company, there is no effort currently being made or threatened by or on behalf of any Union to organize any employees of the Company or any of its Subsidiaries, and (iv) there are no labor disputes (including any concerted work slowdown, lockout, concerted stoppage, picketing or strike) pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. No notice, consent or consultation obligations to any Union representing any employee of the Company or any of its Subsidiaries will be a condition precedent to, or triggered by, the execution of this Agreement or the consummation of the transactions contemplated hereby.

Section 3.18 Brokers. Except as set forth in Section 3.18 of the Company Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions contemplated based upon arrangements made by and on behalf of the Company or any of its Controlled Affiliates. The Company has provided the SPAC with a true and complete copy of all contracts, agreements and arrangements, including engagement letters with such broker, finder or investment banker set forth on Section 3.18 of the Company Disclosure Letter.

Section 3.19 Environmental Matters. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Group Companies are in compliance in all material respects with the applicable Environmental Laws in the respective jurisdictions where they conduct their business.

Section 3.20 Insurance. Except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, (a) each of the Group Companies has insurance policies covering such risks as are customarily carried by Persons conducting business in the industries and geographies in which the Group Companies operate, and (b) all such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement. To the Knowledge of the Company, (i) no material claims have been made which remain outstanding and unpaid under such insurance policies, and (ii) no circumstances exist that would reasonably be expected to give rise to a material claim of under such insurance policies.

Section 3.21 Company Related Parties. The Company has not engaged in any transactions with Related Parties that would be required to be disclosed in the Proxy/Registration Statement.

Section 3.22 Proxy/Registration Statement. The information supplied or to be supplied by the Company, any of its Subsidiaries or their respective Representatives in writing specifically for inclusion in the Proxy/Registration Statement shall not, at (a) the time the Proxy/Registration Statement is declared effective, (b) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the SPAC Shareholders, and (c) the time of the SPAC Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, its Affiliates or their respective Representatives.

Section 3.23 Foreign Private Issuer. The Company qualifies as (a) a foreign private issuer as defined in Rule 405 under the Securities Act and (b) an “emerging growth company” as that term is defined in the JOBS Act.

Section 3.24 Major Customers and Major Suppliers.

(a) Section 3.24(a) of the Company Disclosure Letter sets forth a complete and accurate list of the top ten (10) revenue sources (other than any individual consumer or end customer) of the Company and its Subsidiaries for the twelve (12)-month period ended December 31, 2022, based on revenues received from each such revenue source during such period.

(b) Section 3.24(b) of the Company Disclosure Letter sets forth a complete and accurate list of the top ten (10) supplier of the Company and its Subsidiaries for the twelve (12)-month period ended December 31, 2022, based on payments made to each supplier during such period.

Section 3.25 No Additional Representation or Warranties. Except as set forth in Article IV and Section 11.1, the Company acknowledges and agrees that the SPAC is not making any representation or warranty whatsoever to the Company pursuant to this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SPAC

Except (a) as set forth in any SPAC SEC Filings filed or submitted on or prior to the date hereof (excluding (i) any disclosures in any risk factors section that do not constitute statements of fact, any disclosures in any forward-looking statements disclaimer and any other disclosures that are generally cautionary, predictive or forward-looking in nature and (ii) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such SPAC SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 4.2, Section 4.6 and Section 4.13); (b) as set forth in the disclosure letter delivered by SPAC to the Company on the date of this Agreement (the “SPAC Disclosure Letter”) or (c) as otherwise explicitly contemplated by this Agreement, SPAC represents and warrants to the Company as of the date of this Agreement as follows:

Section 4.1 Organization, Good Standing, Corporate Power and Qualification. SPAC is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted and contemplated to be conducted. SPAC is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to SPAC. Prior to the execution of this Agreement, a true and correct copy of the SPAC Charter has been made available by or on behalf of SPAC to the Company, the SPAC Charter is in full force and effect, and SPAC is not in default of any term of provision of the SPAC Charter in any material respect. SPAC is not insolvent, bankrupt or unable to pay its debts as and when they fall due.

Section 4.2 Capitalization and Voting Rights.

(a) Capitalization of SPAC. As of the date of this Agreement, the authorized share capital of SPAC consists of $999,999 divided into (i) 9,000,000,000 SPAC Class A Ordinary Shares, of which 10,056,597 SPAC Class A Ordinary Shares (including SPAC Class A Ordinary Shares underlying any outstanding SPAC Units) are issued and outstanding as of the date of this Agreement, (ii) 999,000,000 SPAC Class B Ordinary Shares, of which 5,240,000 SPAC Class B Ordinary Shares are issued and outstanding as of the date of this Agreement, and (iii) 990,000 SPAC Preference Shares, of which no SPAC Preference Share is issued and outstanding as of the date of this Agreement. There are no other issued or outstanding SPAC Shares as of the date of this Agreement. All of the issued and outstanding SPAC Shares (i) have been duly authorized and validly issued and allotted and are fully paid and non-assessable; (ii) have been offered, sold and issued by SPAC in compliance with applicable Laws, including the Cayman Act, U.S. federal and state securities Laws, and all requirements set forth in (1) the SPAC Charter, and (2) any other applicable Contracts governing the issuance or allotment of such securities to which SPAC is a party or otherwise bound; and (iii) are not subject to, nor have they been issued in violation of, any Encumbrance, purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of any applicable Law, the SPAC Charter or any Contract to which SPAC is a party or otherwise bound.

(b) As at the date of this Agreement, 8,092 SPAC Units are issued and outstanding. There are no other issued or outstanding SPAC Units as of the date of this Agreement. All of the issued and outstanding SPAC Units (i) have been duly authorized and validly issued; (ii) have been offered, sold and issued by SPAC in compliance with applicable Laws, including the Cayman Act, U.S. federal and state securities Laws, and all requirements set forth in (1) the SPAC Charter, and (2) any other applicable Contracts governing the issuance of such SPAC Units to which SPAC is a party or otherwise bound; and (iii) are not subject to, nor have they been issued in violation of, any Encumbrance, purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of any applicable Law, the SPAC Charter or any Contract to which SPAC is a party or otherwise bound.

(c) As of the date of this Agreement, 17,267,949 SPAC Warrants are issued and outstanding, including (x) 10,480,000 SPAC Warrants that would be issued if all SPAC Units were separated on the date hereof pursuant to Section 2.2(g)(i), and (y) 6,792,000 SPAC Warrants issued to Sponsor in a private placement concurrently with the IPO. The SPAC Warrants are exercisable for 14,048,505 SPAC Class A Ordinary Shares at an exercise price of $11.50. The SPAC Warrants are not exercisable until thirty (30) days after the closing of a Business Combination. All outstanding SPAC Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of SPAC, enforceable against SPAC in accordance with their terms, subject to the Enforceability Exceptions; (ii) have been offered, sold and issued by SPAC in compliance with applicable Laws, including federal and state securities Laws, and all requirements set forth in (1) the SPAC Charter and (2) any other applicable Contracts governing the issuance of such securities to which SPAC is a party or otherwise bound; and (iii) are not subject to, nor have they been issued in violation of, any Encumbrance, purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of any applicable Law, the SPAC Charter or any Contract to which SPAC is a party or otherwise bound. Except for the SPAC Charter, this Agreement or as set forth in Section 4.2 of the SPAC Disclosure Letter, there are no outstanding Contracts of SPAC to issue, repurchase, redeem or otherwise acquire any SPAC Shares.

(d) Except as set forth in Section 4.2 of the SPAC Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) of SPAC exercisable or exchangeable for SPAC Shares, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other Equity Securities of SPAC, or for the repurchase or redemption by SPAC of shares or other Equity Securities of SPAC or the value of which is determined by reference to shares or other Equity Securities of SPAC, and there are no voting trusts, proxies or agreements of any kind which may obligate SPAC to issue, purchase, register for sale, redeem or otherwise acquire any SPAC Shares or other Equity Securities of SPAC.

Section 4.3 Corporate Structure; Subsidiaries. SPAC has no Subsidiary, and does not own, directly or indirectly, any Equity Securities or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. SPAC is not obligated to make any investment in or capital contribution to or on behalf of any other Person.

Section 4.4 Authorization.

(a) Other than the SPAC Shareholders’ Approval, SPAC has all requisite corporate power and authority to (i) enter into, execute, and deliver this Agreement and each of the other Transaction Documents to which it is or will be a party, and (ii) consummate the transactions contemplated hereby and thereby (including the Transactions) and perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which SPAC is a party and the consummation of the transactions contemplated hereby and thereby (including the Transactions) have been duly and validly authorized and approved by the SPAC Board and, other than the SPAC Shareholders’ Approval, no other company or corporate proceeding on the part of SPAC is necessary to authorize this Agreement and the other Transaction Documents to which SPAC is a party and to consummate the transactions contemplated hereby and thereby (including the Transactions). This Agreement has been, and at or prior to the Closing, the other Transaction Documents to which SPAC is a party will be, duly and validly executed and delivered by SPAC, and this Agreement constitutes, and on or prior to the Closing, the other Transaction Documents to which SPAC is a party will constitute, a legal, valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, subject to the Enforceability Exceptions.

(b) Assuming that a quorum (as determined pursuant to the SPAC Charter) is present:

(i) The approval and authorization of the First Merger and the Plan of First Merger shall require approval by a special resolution passed by the affirmative vote of SPAC Shareholders holding at least two-thirds of the issued and outstanding SPAC Shares which, being so entitled, are voted thereon in person or by proxy at a general meeting of SPAC of which notice specifying the intention to propose the resolution as a special resolution has been duly given, pursuant to the terms and subject to the conditions of the SPAC Charter and applicable Laws; and

(ii) The approval and authorization of this Agreement and the Transactions as a Business Combination and the adoption and approval of a proposal for the adjournment of the SPAC Shareholders’ Meeting in each case shall require approval by an ordinary resolution passed by the affirmative vote of SPAC Shareholders holding at least a majority of the outstanding SPAC Shares which, being so entitled, are voted thereon in person or by proxy at a general meeting of SPAC, pursuant to the terms and subject to the conditions of the SPAC Charter and applicable Laws.

(c) The SPAC Shareholders’ Approval are the only votes and approvals of holders of SPAC Shares necessary in connection with execution of this Agreement and the other Transaction Documents to which SPAC is a party by SPAC and the consummation of the transactions contemplated hereby, including the Closing.

(d) On or prior to the date of this Agreement, the SPAC Board has duly adopted resolutions (i) determining that this Agreement and the other Transaction Documents to which SPAC is a party contemplated hereby and the transactions contemplated hereby and thereby (including the Transactions) are advisable and fair to, and in the best interests of, SPAC and constitute a Business Combination, (ii) authorizing and approving the execution, delivery and performance by SPAC of this Agreement and the other Transaction Documents to which SPAC is a party contemplated hereby and the transactions contemplated hereby and thereby (including the Transactions), (iii) making the SPAC Board Recommendation, and (iv) directing that this Agreement, the Transaction Documents and the Transactions be submitted to the SPAC Shareholders for adoption at an extraordinary general meeting called for such purpose pursuant to the terms and conditions of this Agreement.

Section 4.5 Consents; No Conflicts. Assuming the representations and warranties in Article III are true and correct, except (a) as otherwise set forth in Section 4.5 of the SPAC Disclosure Letter, (b) for the SPAC Shareholders’ Approval, (c) for the registration or filing with the Registrar of Companies of the Cayman Islands and the publication of notification of the Mergers in the Cayman Islands Government Gazette in accordance with the Cayman Act, the SEC or applicable state blue sky or other securities laws filings with respect to the Transactions, (d) the expirations of waiting periods and the filings, notices, reports, consents, registrations, approvals, permits and authorizations under the HSR Act, and (e) for such other filings, notifications, notices, submissions, applications, or consents the failure of which to be obtained or made would not individually or in the aggregate, have, or reasonably be expected to have, a SPAC Material Adverse Effect, all filings, notifications, notices, submissions, applications, or consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the Transactions, in each case on the part of SPAC, have been or will be duly obtained or completed (as applicable) and are or will be in full force and effect. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is or will be a party by SPAC does not, and the consummation by SPAC of the transactions contemplated hereby and thereby (including the Transactions) will not (assuming the representations and warranties in Article III are true and correct, except for the matters referred to in clauses (a) through (e) of the immediately preceding sentence) (i) result in any violation of, be in conflict with, or constitute a default under, require any consent under, or give any Person rights of termination, amendment, acceleration (including acceleration of any obligation of SPAC) or cancellation under, (A) any Governmental Order, (B) the SPAC Charter, (C) any applicable Law, (D) any Contract to which SPAC is a party or by which its assets are bound, or (ii) result in the creation of any Encumbrance upon any of the properties or assets of SPAC other than any restrictions under federal or state securities laws, this Agreement or the SPAC Charter, except in the case of sub-clauses (A), (C), and (D) of clause (i) or clause (ii), as would not have a SPAC Material Adverse Effect.

Section 4.6 Tax Matters.

(a) All income and other material Tax Returns required to be filed by or with respect to SPAC have been filed within the requisite period (taking into account any valid extensions properly obtained) and such Tax Returns are true, correct and complete in all material respects. All income and other material Taxes due and payable by SPAC have been paid in a timely fashion. SPAC has withheld and paid over to the appropriate Governmental Authority all material Taxes that it is required to withhold from amounts paid or owing to any employee, independent contractor, member, equityholder, creditor or other Person.

(b) No material deficiencies for any Taxes that are currently outstanding with respect to any Tax Returns of SPAC have been asserted in writing by any Governmental Authority. No written notice of any action, audit, assessment or other proceeding, in each case that is currently pending, with respect to such Tax Returns or any Taxes of SPAC has been received from, any Governmental Authority. No dispute or assessment relating to such Tax Returns or such Taxes with any such Governmental Authority is currently outstanding. SPAC has not consented to any extension or waiver of the time within which any Tax may be assessed or collected by a Governmental Authority, which extension or waiver remains in force.

(c) SPAC does not have any material liability for unpaid Taxes which has not been accrued or reserved on its most recent financial statements, whether asserted or unasserted, contingent, or otherwise, and SPAC has not incurred any material liability of Taxes outside the Ordinary Course since the date of such financial statements.

(d) SPAC is not a Tax resident of any jurisdiction other than its jurisdiction of incorporation. No written claim that is currently outstanding has been made by a Governmental Authority in a jurisdiction where SPAC does not file Tax Returns that SPAC is or may be subject to taxation by that jurisdiction.

(e) There are no liens for Taxes (other than Permitted Encumbrances) upon the assets of SPAC.

(f) SPAC has not been a member of an affiliated, consolidated or similar Tax group and otherwise does not have any liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. Law, as a transferee or successor, or by Contract (including any Tax sharing, allocation or similar agreement or arrangement but excluding any commercial Contract entered into in the Ordinary Course and not primarily relating to Taxes).

(g) SPAC has complied in all material respects with all applicable transfer pricing requirement Laws.

(h) SPAC is in compliance with all terms and conditions of any Tax incentives, exemption, holiday or other Tax reduction agreement or order of a Governmental Authority applicable to SPAC, and the consummation of the Transactions will not have any material adverse effect on the continued validity and effectiveness of any such Tax incentives, exemption, holiday or other Tax reduction agreement or order.

(i) SPAC is registered for value-added and similar Taxes in each jurisdiction it is required to be so registered. SPAC has complied in all material respects with all applicable value-added and similar Tax Laws.

(j) SPAC has not been a party to a transaction that is a “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2) or any transaction requiring disclosure under analogous provisions of state, local or non-U.S. Law.

(k) SPAC does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise have an office or fixed place of business in a country other than the Cayman Islands.

(l) SPAC (i) is not a “surrogate foreign corporation” or “expatriated entity” within the meaning of Section 7874 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or is treated as a U.S. corporation for U.S. federal Tax purposes by reason of the application of Sections 269B or 7874(b) of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or (ii) was not created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to the dual charter provision of Treasury Regulations Section 301.7701-5(a) (or any corresponding or similar provision of state, local or non-U.S. Tax Law).

Section 4.7 Financial Statements.

(a) The financial statements of SPAC contained in SPAC SEC Filings (the “SPAC Financial Statements”) (i) have been prepared in accordance with the books and records of SPAC, (ii) fairly present in all material respects the financial condition of SPAC on a consolidated basis as of the dates indicated therein, and the results of operations and cash flows of SPAC on a consolidated basis for the periods indicated therein, (iii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to SPAC, in effect as of the respective dates thereof (including, to the extent applicable to SPAC, Regulation S-X).

(b) SPAC has in place disclosure controls and procedures that are (i) designed to reasonably ensure that material information relating to SPAC is made known to the management of SPAC by others within SPAC; and (ii) effective in all material respects to perform the functions for which they were established. SPAC maintains a system of internal accounting controls sufficient to provide reasonable assurance that (w) transactions are executed in accordance with management’s general or specific authorizations, (x) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (y) access to assets is permitted only in accordance with management’s general or specific authorization and (z) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) SPAC has no Liability, and there is no existing condition, situation or set of circumstances which is reasonably expected to result in any Liability, other than (i) Liabilities incurred after the SPAC Accounts Date in the Ordinary Course or other Liabilities that individually and in the aggregate are immaterial, (ii) Liabilities reflected, or reserved against, in the SPAC Financial Statements or (iii) as set forth in Section 4.7(c) of the SPAC Disclosure Letter.

(d) Since the SPAC Accounts Date, to the Knowledge of SPAC, (i) none of the SPAC’s directors has been made aware in writing of (x) any fraud that involves SPAC’s management who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC or (y) any allegation, assertion or claim that SPAC has engaged in any material questionable accounting or auditing practices which violate applicable Laws, and (ii) no attorney representing SPAC, whether or not employed by SPAC, has reported a material violation of securities Laws, breach of fiduciary duty or similar material violation by SPAC to the SPAC Board or any committee thereof or to any director or officer of SPAC.

Section 4.8 Absence of Changes. Since the SPAC Accounts Date, (i) to the date of this Agreement SPAC has operated its business in the Ordinary Course, and (ii) there has not been any SPAC Material Adverse Effect.

Section 4.9 Actions. (a) There is no Action pending or, to the Knowledge of SPAC, threatened in writing against or affecting SPAC, and (b) there is no judgment or award unsatisfied against SPAC, nor is there any Governmental Order in effect and binding on SPAC or its assets or properties.

Section 4.10 Brokers. Except as set forth in Section 4.10 of the SPAC Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions contemplated based upon arrangements made by and on behalf of SPAC or any of its Affiliates. SPAC has provided the Company with a true and complete copy of all contracts, agreements and arrangements, including engagement letters with such broker, finder or investment banker set forth on Section 4.10 of the SPAC Disclosure Letter.

Section 4.11 Proxy/Registration Statement. The information supplied or to be supplied by SPAC, its Affiliates or their respective Representatives in writing specifically for inclusion in the Proxy/Registration Statement shall not, at (a) the time the Proxy/Registration Statement is declared effective, (b) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the SPAC Shareholders, and (c) the time of the SPAC Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, SPAC makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Company, its Subsidiaries (including the Merger Subs) or their respective Affiliates or Representatives. All documents that SPAC is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 4.12 SEC Filings. SPAC has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed or furnished by it with the SEC, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing or furnishing through the date of this Agreement, the “SPAC SEC Filings”). Each of the SPAC SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act applicable to such SPAC SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the SPAC SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any SPAC SEC Filing. To the Knowledge of SPAC, none of the SPAC SEC Filings filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement.

Section 4.13 Trust Account. As of the date of this Agreement, SPAC has approximately $110.4 million in the Trust Account, such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of June 23, 2022, between SPAC and Continental Stock Transfer & Trust Company, as trustee (in such capacity, the “Trustee”, and such Investment Management Trust Agreement, the “Trust Agreement”). There are no separate Contracts or side letters that would cause the description of the Trust Agreement in the SPAC SEC Filings to be inaccurate in any material respect or that would entitle any Person (other than SPAC Shareholders holding SPAC Ordinary Shares (prior to the First Merger Effective Time) sold in SPAC’s IPO who shall have elected to redeem their SPAC Ordinary Shares (prior to the First Merger Effective Time) pursuant to the SPAC Charter) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payment to SPAC Shareholders who have validly exercised their redemption rights pursuant to the SPAC Charter. There are no Actions pending or, to the Knowledge of SPAC, threatened with respect to the Trust Account. SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Closing, the obligations of SPAC to dissolve or liquidate pursuant to the SPAC Charter shall terminate, and as of the Closing, SPAC shall have no obligation whatsoever pursuant to the SPAC Charter to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions. To the Knowledge of SPAC, as of the date of this Agreement, following the Closing, no SPAC Shareholder is entitled to receive any amount from the Trust Account except to the extent such SPAC Shareholder has exercised his, her or its SPAC Shareholder Redemption Right. As of the date of this Agreement, assuming the accuracy of the representations and warranties contained in Article III and the compliance by each of the Company and the Merger Subs with its obligations hereunder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to the Surviving Company (as the surviving entity in the Second Merger) on the Closing Date.

Section 4.14 Investment Company Act; JOBS Act. SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

Section 4.15 Business Activities.

(a) Since its incorporation, SPAC has not conducted any business activities other than activities related to SPAC’s IPO or directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC Charter or as otherwise contemplated by the Transaction Documents and the Transactions, there is no Contract to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing.

(b) Except for the Transactions, SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby, SPAC has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.

(c) Except for (i) the Contracts disclosed in Section 4.15(c) of the SPAC Disclosure Letter, this Agreement and the other Transaction Documents to which it is party and the transactions contemplated hereby and thereby (including with respect to SPAC Transaction Expenses, the Overfunding Loans and Working Capital Loans) and (ii) Contracts with the underwriters of SPAC’s IPO, SPAC is not party to any Contract with any other Person that would require payments by SPAC after the date hereof in excess of $200,000 in the aggregate. As of the date of this Agreement, the aggregate amount outstanding under all Overfunding Loans is $5,240,000 and the aggregate amount outstanding under all Working Capital Loans is $380,000.

Section 4.16 Nasdaq Quotation. SPAC Class A Ordinary Shares, SPAC Warrants and SPAC Units are each registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Stock Markets (“Nasdaq”) under the symbol “SKGR”, “SKGRW” and “SKGRU”, respectively. SPAC is in compliance with the rules of Nasdaq and the rules and regulations of the SEC related to such listing and there is no Action pending or, to the Knowledge of SPAC, threatened against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister SPAC Class A Ordinary Shares, SPAC Warrants or SPAC Units or terminate the listing thereof on Nasdaq. SPAC has not taken any action in an attempt to terminate the registration of SPAC Class A Ordinary Shares, SPAC Warrants or SPAC Units under the Exchange Act except as contemplated by this Agreement.

Section 4.17 SPAC Related Parties. Except as disclosed in the SPAC SEC Filings, SPAC has not engaged in any transactions with Related Parties that would be required to be disclosed in the Proxy/Registration Statement.

Section 4.18 Financial Advisor Opinion. The SPAC Board has received the Fairness Opinion to the effect that, as of the date of such opinion and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered in connection with the preparation thereof as set forth therein, the Transactions are fair from a financial point of view to the holders of SPAC Class A Ordinary Shares. The SPAC made available to the Company for informational purposes a signed copy of the Fairness Opinion prior to the date hereof.

Section 4.19 No Additional Representations and Warranties. Notwithstanding anything contained in this Agreement, each of SPAC and Sponsor has made its own investigation of the Company and its Subsidiaries. SPAC acknowledges and agrees that neither the Company nor any of its Affiliates or Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company and the Merger Subs in Article III and Article IV, respectively, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions, forecasts or other forward looking information, as well as any information, documents or other materials, that are disclosed in the Company Disclosure Letter or Made Available to SPAC or its Affiliates or Representatives are not and will not be deemed to be representations or warranties of the Company, any of its Subsidiaries or Company Shareholders, no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article III and Article IV, and neither SPAC nor Sponsor is relying or have relied upon any of the foregoing (including the completeness or accuracy thereof).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE MERGER SUBS

The Company and each of the Merger Subs hereby jointly and severally represents and warrants to SPAC as of the date of this Agreement as follows:

Section 5.1 Organization, Good Standing, Corporate Power and Qualification. Each Merger Sub is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands.

Section 5.2 Capitalization and Voting Rights.

(a) Capitalization. As of the date of this Agreement, the authorized share capital of Merger Sub I consists of $50,000 divided into 500,000,000 shares of $0.0001 par value each, of which one share (the “Merger Sub I Share”) is issued and outstanding, and the authorized share capital of Merger Sub II consists of $50,000 divided into 500,000,000 shares of $0.0001 par value each, of which one share (the “Merger Sub II Share”) is issued and outstanding (the Merger Sub I and the Merger Sub II Share, collectively, the “Merger Sub Shares”). The Merger Sub Shares, and any shares of each Merger Sub that will be allotted and issued pursuant to the Transactions, (i) have been, or will be prior to such issuance, duly authorized and have been, or will be at the time of issuance, validly allotted and issued and credited as fully paid, (ii) were, or will be, issued, in compliance with applicable Laws and the Organizational Documents of each Merger Sub, and (iii) were not, and will not be, issued in violation of, any Encumbrance, purchase option, call option, pre-emptive right, subscription right or any similar right under any provision of any applicable Law, the Organizational Documents of each Merger Sub, or any other Contract, in any such case to which any Merger Sub is a party or otherwise bound.

(b) No Other Securities. Except as set forth in Section 5.2(a) or as contemplated by this Agreement or the other Transaction Documents, there are no issued or outstanding shares of each Merger Sub and there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) of each Merger Sub exercisable or exchangeable for shares of the Merger Subs, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or of other Equity Securities of the Merger Subs, or for the repurchase or redemption by the Merger Subs of shares or other Equity Securities of the Merger Subs or the value of which is determined by reference to shares or other Equity Securities of the Merger Subs, and there are no voting trusts, proxies or agreements of any kind which may obligate Merger Sub to issue, purchase, register for sale, redeem or otherwise acquire any shares or other Equity Securities of the Merger Subs.

(c) The Merger Subs do not own or control, directly or indirectly, any interest in any corporation, company, partnership, limited liability company, association or other business entity.

Section 5.3 Corporate Structure; Subsidiaries. Neither Merger Sub is obligated to make any investment in or capital contribution to or on behalf of any other Person other than in connection with the Transactions.

Section 5.4 Authorization. Each Merger Sub has all requisite corporate power and authority to (a) enter into, execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents to which it is or will be a party, and (b) consummate the transactions contemplated hereby and thereby (including the Transactions) and perform all of its obligations hereunder and thereunder. All corporate actions on the part of each Merger Sub necessary for the authorization, execution and delivery of this Agreement and the other Transaction Documents to which such Merger Sub is or will be a party and the performance of all its obligations thereunder (including any board or shareholder approval, as applicable) have been taken, subject to the filing of the Merger Filing Documents with the Registrar of Companies of the Cayman Islands. This Agreement and the other Transaction Document to which a Merger Sub is or will be a party is, or when executed by the other parties thereto, will constitute, valid and legally binding obligations of such Merger Sub enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.5 Consents; No Conflicts. Assuming the representations and warranties in Article III and Article IV are true and correct, except (a) for the registration or filing with the Registrar of Companies of the Cayman Islands, the SEC or applicable state blue sky or other securities laws filings with respect to the Transactions and (b) for such other filings, notifications, notices, submissions, applications, or consents the failure of which to be obtained or made would not have a material adverse effect on the ability of the Merger Subs to consummate the Transactions, all filings, notifications, notices, submissions, applications, or consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the Transactions, in each case on the part of each Merger Sub, have been or will be duly obtained or completed (as applicable) and are or will be in full force and effect. The execution, delivery and performance of this Agreement and the other each Transaction Documents to which a Merger Sub is or will be a party by such Merger Sub does not, and the consummation by such Merger Sub of the transactions contemplated hereby and thereby will not, assuming the representations and warranties in Article III and Article IV are true and correct, and except for the matters referred to in clauses (a) through (b) of the immediately preceding sentence, (x) result in any violation of, be in conflict with, or constitute a default under, require any consent under, or give any Person rights of termination, amendment, acceleration (including acceleration of any obligation of such Merger Sub) or cancellation under, (i) any Governmental Order, (ii) any provision of the Organizational Documents of such Merger Sub, (iii) any applicable Law, (iv) any Contract to which such Merger Sub is a party or by which its assets are bound, or (y) result in the creation of any Encumbrance upon any of the properties or assets of such Merger Sub other than any restrictions under federal or state securities laws, this Agreement or the Organizational Documents of such Merger Sub, except in the case of sub-clauses (i), (iii), and (iv) of clause (x) or clause (y) above, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of any Merger Sub to consummate the Transactions.

Section 5.6 Actions. There is no Action pending or threatened in writing against any Merger Sub and there is no judgment or award unsatisfied against any Merger Sub, nor is there any Governmental Order in effect and binding on any Merger Sub or its assets or properties.

Section 5.7 Brokers. Except as set forth in Section 3.18 of the Company Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions contemplated based upon arrangements made by and on behalf of any Merger Sub or any of its Affiliates.

Section 5.8 Proxy/Registration Statement. The information supplied or to be supplied by each Merger Sub or its Representatives in writing specifically for inclusion in the Proxy/Registration Statement shall not, at (a) the time the Proxy/Registration Statement is declared effective, (b) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to SPAC Shareholders, and (c) the time of the SPAC Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither Merger Sub makes any representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, its Affiliates or their respective Representatives. All documents that a Merger Sub is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 5.9 Business Activities. Each Merger Sub was formed solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and has no, and at all times prior to the Closing except as expressly contemplated by this Agreement, the Transaction Documents and the Transactions, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation and the Transactions.

Section 5.10 Entity Classification. Merger Sub II has elected to be disregarded as an entity separate from the Company for U.S. federal income tax purposes as of the effective date of its formation and has not subsequently changed such classification. For U.S. federal and applicable state and local income Tax purposes, Merger Sub I is, and has been since its incorporation, an association taxable as a corporation.

Section 5.11 No Additional Representations and Warranties. Except as set forth in Article IV and Section 11.1, each Merger Sub acknowledges and agrees that the SPAC is not making any representation or warranty whatsoever to such Merger Sub pursuant to this Agreement.

ARTICLE VI

COVENANTS OF THE COMPANY AND ITS SUBSIDIARIES

Section 6.1 Conduct of Business. Except (i) as contemplated or permitted by the Transaction Documents (including as contemplated by any PIPE Investment), (ii) as required by applicable Laws (including for this purpose any COVID-19 Measures) or relevant Governmental Authorities, (iii) as set forth on Section 6.1 of the Company Disclosure Letter or (iv) as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), from the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), the Company (1) shall use commercially reasonable efforts to operate the business of the Company and its Subsidiaries in all material respects in the Ordinary Course, (2) shall use commercially reasonable efforts to preserve the Group’s business and operational relationships in all material respects with the suppliers, customers (other than individual consumer or end customer) and others having business relationships with the Group that are material to the Group taken as a whole, in each case where commercially reasonable to do so, and (3) shall not, and shall cause its Subsidiaries not to, except as otherwise contemplated or permitted by this Agreement or the other Transaction Documents or required by Law, to:

(a) (i) amend its memorandum and articles of association or other Organizational Documents (whether by merger, consolidation, amalgamation or otherwise), except in the case of any of the Company’s Subsidiaries only, for any such amendment which is not material to the business of the Company and its Subsidiaries, taken as a whole; or (ii) liquidate, dissolve, reorganize or otherwise wind-up its business and operations, or propose or adopt a plan of complete or partial liquidation or dissolution, restructuring, recapitalization, reclassification or similar change in capitalization or other reorganization (other than liquidation or dissolution of any dormant Subsidiary);

(b) incur, assume, guarantee or repurchase or otherwise become liable for any Indebtedness, or issue or sell any debt securities or rights to acquire debt securities, in any such case in a principal amount exceeding $1,000,000, except for borrowings or drawdowns disclosed in Section 6.1(2)(b) of the Company Disclosure Letter or as otherwise required in order to consummate the Transactions;

(c) transfer, issue, sell, grant, pledge, create a security interest over, or otherwise dispose of (i) any of the Equity Securities of the Company or any of its Subsidiaries to a third party, or (ii) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitment obligations of the Company or any of its Subsidiaries to purchase or obtain any Equity Securities of the Company or any of its Subsidiaries to a third party, other than (A) the grant of awards under the ESOP in the Ordinary Course, (B) the issuance of Pre-Subdivision Ordinary Shares upon the exercise of any Company Option outstanding on the date hereof, (C) the issuance of Pre-Subdivision Ordinary Shares upon conversion of Company Preferred Shares in accordance with the Company Charter, (D) the issuance of Equity Securities by a Subsidiary of the Company (x) to the Company or a wholly owned Subsidiary of the Company, or (y) on a pro rata basis to all shareholders of such Subsidiary, or (E) the issuance of any Equity Securities of the Company pursuant to the PIPE Subscription Agreements;

(d) sell, lease, sublease, license, transfer, abandon, allow to lapse or dispose of any material property or assets (other than Intellectual Property Rights), in any single transaction or series of related transactions, other than (i) dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of the Company or its Subsidiaries in the Ordinary Course, (ii) transactions pursuant to Contracts entered into in the Ordinary Course, or (iii) transactions that do not exceed $1,000,000 individually and $2,000,000 in the aggregate;

(e) sell, assign, transfer, lease, license or sublicense, abandon, permit to lapse or otherwise dispose of or impose any Encumbrance (other than Permitted Encumbrances) upon any material Owned IP, in each case, except for (i) non-exclusive licenses or non-material exclusive licenses under material Owned IP granted in the Ordinary Course or (ii) the expiration of any Registered IP at the end of its statutory term;

(f) disclose any material trade secrets or material confidential information other than pursuant to a written non-disclosure agreement or other non-disclosure obligation;

(g) make any acquisition of, or investment in, a business, by purchase of stock, securities or assets, merger or consolidation, or contributions to capital, or loans or advances, in any such case, with a value or purchase price in excess of $1,000,000 individually and $2,000,000 in the aggregate;

(h) settle any Action by any Governmental Authority or any other third party for an amount in excess of $1,000,000 individually and $2,000,000 in the aggregate;

(i) (i) split, combine, subdivide, reclassify its Equity Securities, except for any such transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary of the Company after consummation of such transaction, (ii) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its Equity Securities, except for the redemption of Equity Securities issued under the ESOP or as disclosed in Section 6.1(2)(i) of the Company Disclosure Letter, (iii) declare, set aside, establish a record date for, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its share capital other than dividends or distributions by any Subsidiary of the Company on a pro rata basis to its shareholders, or (iv) amend any term or alter any rights of any of its outstanding Equity Securities;

(j) authorize, make or incur any capital expenditures or obligations or liabilities in connection therewith, other than (i) in the Ordinary Course, or (ii) any capital expenditures or obligations or liabilities in an amount not to exceed $1,000,000 individually and $2,000,000 in the aggregate;

(k) except in the Ordinary Course, (i) enter into any Material Contract, (ii) amend any such Material Contract in any material respect, or transfer, terminate or waive any rights or entitlement of material value under any Material Contracts, in each case in a manner that is materially adverse to the Company and its Subsidiaries, taken as a whole;

(l) voluntarily terminate (or permit to lapse) (other than expiration in accordance with its terms), suspend, abrogate, amend or modify any Material Permit except in the Ordinary Course or as would not be material to the business of the Company and its Subsidiaries, taken as a whole;

(m) make any material change in its accounting principles or methods unless required by GAAP or applicable Laws;

(n) except in the Ordinary Course, (i) make, change or revoke any election in respect of material Taxes, (ii) adopt or change any material Tax accounting method, (iii) file any material amended Tax Return, (iv) enter into any material Tax “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Tax Law) with any Governmental Authority, (v) settle any income or other material Tax claim or assessment, (vi) surrender any right to claim a refund of material Taxes, (vii) consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, or (viii) knowingly fail to pay any material Tax that becomes due and payable (including estimated Tax payments) (other than Taxes being contested in good faith and for which adequate reserves have been established in the Audited Financial Statements in accordance with GAAP);

(o) take any action where such action could reasonably be expected to prevent, impair or impede the Intended Tax Treatment (as defined in the Sponsor Support Agreement);

(p) except as required by any Benefit Plan as in effect on the date of this Agreement and set forth in Section 3.17(a) of the Company Disclosure Letter, (w) increase the compensation or benefits payable or provided, or to become payable or provided to, any current or former directors, officers or individual service providers of the Company or any of its Subsidiaries whose total annual compensation opportunity exceeds $200,000, except for bonus (including bonus opportunity) increases, base salary increases or in connection with any promotions, in each case in the Ordinary Course not exceeding $200,000 on an individual basis, (x) except in the Ordinary Course, grant or announce any cash or equity or equity-based incentive awards, transaction bonuses, retention bonuses, or severance to any current or former directors, officers or individual service providers of the Company or any of its Subsidiaries, (y) accelerate the time of payment, vesting or funding of any compensation or benefits under any material Benefit Plan due to any current or former directors, officers or individual service providers of the Company or any of its Subsidiaries, or (z) hire, engage, terminate (other than for “cause”), furlough or temporary layoff any employee of the Company or any of its Subsidiaries whose total annual cash compensation exceeds $1,000,000;

(q) except as required by any Benefit Plan as in effect on the date of this Agreement and set forth in Section 3.17(a) of the Company Disclosure Letter, or as otherwise required by Law, amend, modify, or terminate any Benefit Plan or adopt or establish a new Benefit Plan (or any plan, program, agreement or other arrangement that would be a Benefit Plan if in effect as of the date of this Agreement), provided that any changes to Benefit Plans in the ordinary course due to annual renewals are excepted from this section;

(r) affirmatively waive or release any non-competition or non-solicitation obligation of any current or former directors, officers or individual service providers (whose total annual cash compensation exceeds $1,000,000) of the Company or any of its Subsidiaries; or

(s) enter into any agreement or otherwise make a commitment to do any of the foregoing (except to the extent that such an agreement or commitment would be permitted by a subsection of the foregoing subsections (a) through (q));

provided, however, that during the period from the First Merger Effective Time through the Second Merger Effective Time, the Surviving Entity and Merger Sub II shall not take any action except as required or contemplated by this Agreement or the other Transaction Documents. For the avoidance of doubt, if any action taken or refrained from being taken by the Company or a Subsidiary is covered by a subsection of this Section 6.1 and not prohibited thereunder, the taking or not taking of such action shall be deemed not to be in violation of any other part of this Section 6.1.

Section 6.2 Access to Information. Upon reasonable prior written notice and subject to applicable Laws and COVID-19 Measures, from the date of this Agreement until the Second Merger Effective Time, the Company shall, and shall cause each of its Subsidiaries and each of its and its Subsidiaries’ officers, directors and employees to, and shall use its commercially reasonable efforts to cause its Representatives to, afford SPAC and its officers, directors, employees and Representatives, following reasonable notice from SPAC in accordance with this Section 6.2, in such manner as to not interfere with the normal business operation of the Company and its Subsidiaries, reasonable access during normal business hours to the officers, directors, employees, agents, Representatives, properties, offices and other facilities, books and records of each of it and its Subsidiaries, as shall be reasonably requested solely for purposes of and that are necessary for consummating the Transactions; provided, however, that in each case, the Company and its Subsidiaries shall not be required to disclose any document or information, or permit any inspection, that would, in the reasonable judgment of the Company, (a) result in the disclosure of any trade secrets or violate the terms of any confidentiality provisions in any agreement with a third party, (b) result in a violation of applicable Laws, including any fiduciary duty, (c) waive the protection of any attorney-client work product or other applicable privilege or (d) result in the disclosure of any sensitive or personal information that would expose the Company to the risk of Liabilities. All information and materials provided pursuant to this Agreement will be subject to the provisions of the NDA.

Section 6.3 Acquisition Proposals and Alternative Transactions. During the Interim Period, the Company shall not, and it shall cause its Controlled Affiliates and its and their respective Representatives not to, directly or indirectly: (a) solicit, initiate, submit, facilitate (including by means of furnishing or disclosing information), discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with any third-party (including any Competing SPAC) with respect to a Company Acquisition Proposal; (b) furnish or disclose any non-public information to any third-party (including to any Competing SPAC) in connection with or that would reasonably be expected to lead to a Company Acquisition Proposal; (c) enter into any agreement, arrangement or understanding with any third party (including a Competing SPAC) regarding a Company Acquisition Proposal; (d) prepare or take any steps in connection with a public offering of any Equity Securities of the Company, any of its Subsidiaries, or a newly-formed holding company of the Company or such Subsidiaries or (e) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing.

Section 6.4 D&O Indemnification and Insurance.

(a) From and after the Closing, the Surviving Company and the Company shall jointly and severally indemnify and hold harmless each present and former director and officer of SPAC (in each case, solely to the extent acting in his or her capacity as such and to the extent such activities are related to the business of SPAC) (the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that SPAC would have been permitted under applicable Laws and its Organizational Documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Laws). Without limiting the foregoing, the Surviving Company and the Company shall (i) maintain for a period of not less than six years from the Closing provisions in their Organizational Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of SPAC’s former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Organizational Documents of SPAC in each case, as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would materially and adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) For a period of six years from the Closing, the Company shall maintain in effect directors’ and officers’ liability insurance (the “D&O Insurance”) covering those Persons who are currently covered by SPAC’s directors’ and officers’ liability insurance policies (including, in any event, the D&O Indemnified Parties) on terms not less favorable than the terms of such current insurance coverage and with insurance carriers with the same or better credit rating, except that in no event shall the Company or the Surviving Company be required to pay an aggregate amount for such insurance in excess of 300% of the aggregate annual premium payable by SPAC for such insurance policy for the year ended December 31, 2023, as the case may be (“Maximum Annual Premium”); provided, however, that (i) the Company may cause SPAC to extend coverage under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy (a “D&O Tail”) with respect to claims existing or occurring at or prior to the Closing and if and to the extent such policies have been obtained prior to the Closing with respect to any such Persons, the Company shall, and shall cause the Surviving Company to, maintain such policies in effect and continue to honor the obligations thereunder, and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 6.4 shall be continued in respect of such claim until the final disposition thereof. If the Company or Surviving Company is unable to obtain the policies for an amount less than or equal to the Maximum Annual Premium, the Company or Surviving Company will instead obtain insurance with as much coverage as reasonably practicable for an annual premium equal to the Maximum Annual Premium. The costs of any D&O Insurance for the period after the Closing Date, and the cost of any D&O Tail to the extent in effect following the Closing Date, shall be borne by the Company and shall not be a SPAC Transaction Expense.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 6.4 shall survive the Closing indefinitely and shall be binding, jointly and severally, on the Surviving Company and the Company and all of their respective successors and assigns. In the event that the Surviving Company, the Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Surviving Company or the Company, respectively, shall ensure that proper provision shall be made so that the successors and assigns of the Surviving Company or the Company, as the case may be, shall succeed to the obligations set forth in this Section 6.4.

(d) The provisions of Section 6.4(a) through (c): (i) are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or who has been at any time prior to the date of this Agreement or who becomes prior to the Closing, a D&O Indemnified Party, his or her heirs and his or her personal representatives, (ii) shall be binding on the Surviving Company and the Company and their respective successors and assigns, (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, whether pursuant to Law, Contract, Organizational Documents, or otherwise and (iv) shall survive the consummation of the Closing and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party.

Section 6.5 Notice of Developments. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company and each Merger Sub shall promptly (and in any event prior to the First Merger Effective Time) notify SPAC in writing, and SPAC shall promptly (and in any event prior to the First Merger Effective Time) notify the Company and each Merger Sub in writing, upon any of the Group Companies, the Merger Subs or SPAC, as applicable, becoming aware (awareness being determined with reference to the Knowledge of the Company or the Knowledge of SPAC, as the case may be): (i) of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused or is reasonably likely to cause any condition to the obligations of any party to effect the Transactions not to be satisfied or (ii) of any notice or other communication from any Governmental Authority which is reasonably likely to have a material adverse effect on the ability of the parties hereto to consummate the Transactions or to materially delay the timing thereof. The delivery of any notice pursuant to this Section 6.5 shall not cure any breach of any representation or warranty requiring disclosure of such matter or any breach of any covenant, condition or agreement contained in this Agreement or any other Transaction Document or otherwise limit or affect the rights of, or the remedies available to, SPAC or the Company, as applicable. Notwithstanding anything to the contrary herein, any failure to give such notice pursuant to this Section 6.5 shall not give rise to any Liability of the Company or SPAC or be taken into account in determining whether the conditions in Article IX have been satisfied or give rise to any right of termination set forth in Article X.

Section 6.6 Financials.

(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall deliver to SPAC, the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2023, and the related audited consolidated statements of income and profit and loss, and cash flows for the year then ended, which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof (the “2023 Financial Statements”). Upon delivery of the 2023 Financial Statements, the representations and warranties set forth in Section 3.9 shall be deemed to apply to the 2023 Financial Statements in the same manner as the Audited Financial Statements, mutatis mutandis, with the same force and effect as if included in Section 3.9 as of the date of this Agreement.

(b) The Company and SPAC shall each use its reasonable efforts (i) to assist the other, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company, any of its Subsidiaries or SPAC, in preparing in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Proxy/Registration Statement and any other filings to be made by SPAC or the Company with the SEC in connection with the Transactions and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Laws or requested by the SEC in connection therewith.

Section 6.7 No Trading. The Company acknowledges and agrees that it is aware, and that its Controlled Affiliates have been made aware of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that it shall not purchase or sell any securities of SPAC in violation of such Laws, or cause or encourage any Person to do the foregoing.

Section 6.8 Nasdaq Listing. The Company shall use its commercially reasonable efforts to (and SPAC shall reasonably cooperate in connection therewith): (a) submit an initial listing application to Nasdaq in connection with the Transactions; (b) satisfy all applicable initial listing standard s and requirements of Nasdaq and obtain Nasdaq’s approval of its initial listing application; and (c) cause the Registrable Securities to be approved for listing on the Nasdaq and accepted for clearance by DTC, subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the First Merger Effective Time.

Section 6.9 Post-Closing Directors and Officers of the Company. Subject to the terms of the Amended Company Charter, the Company shall take all such action within its power as may be necessary or appropriate such that immediately following the Closing, (a) the Company Board shall have been reconstituted to consist of no less than seven directors, and (b) unless the Company is eligible for and elects to follow the home country practice in accordance with the relevant Nasdaq listing rules, the majority of directors shall satisfy the independence requirement and other qualifications for the applicable committee as required by applicable Laws or under the Nasdaq listing rules. SPAC shall have the right to designate one (1) board observer to the Company Board immediately following the Closing.

Section 6.10 Shareholder Lock-Up Agreements. As soon as reasonably practicable following execution of this Agreement, and in any event prior to the Closing, the Company shall use commercially reasonable efforts to deliver, or cause to be delivered, to SPAC copies of Shareholder Lock-Up Agreements substantially in the form attached hereto as Exhibit B (each, a “Shareholder Lock-Up Agreement”) executed by each Company Shareholder (prior to giving effect to any PIPE Investment).

ARTICLE VII

COVENANTS OF SPAC

Section 7.1 Nasdaq Listing. During the Interim Period, SPAC shall use reasonable best efforts to ensure SPAC remains listed as a public company on Nasdaq and maintain the listing of the SPAC Class A Ordinary Shares, the SPAC Warrants and the SPAC Units on Nasdaq. Prior to the Closing Date, SPAC shall cooperate with the Company and use reasonable best efforts to take such actions as are reasonably necessary or advisable to cause the SPAC Class A Ordinary Shares, SPAC Warrants and SPAC Units to be delisted from Nasdaq and deregistered under the Exchange Act as soon as practicable following the First Merger Effective Time.

Section 7.2 Conduct of Business. Except (i) as contemplated or permitted by the Transaction Documents (including as contemplated by any PIPE Investment), (ii) as required by applicable Laws (including for this purpose any COVID-19 Measures) or relevant Governmental Authorities, or (iii) as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned or delayed), during the Interim Period, SPAC (1) shall operate its business in the Ordinary Course and (2) shall not:

(a) (i) seek any approval from SPAC Shareholders to change, modify or amend the Trust Agreement or the SPAC Charter, except as contemplated by the SPAC Transaction Proposals or (ii) change, modify or amend the Trust Agreement or its Organizational Documents (including but not limited to entering into any settlement, conciliation or similar Contract that would require any payment from the Trust Account), except as expressly contemplated by the SPAC Transaction Proposals;

(b) (i) declare, set aside, establish a record date for, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its share capital, (ii) split, combine, subdivide, reclassify or amend any terms of its Equity Securities or (iii) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its Equity Securities, other than a redemption of SPAC Class A Ordinary Shares in connection with the exercise of any SPAC Shareholder Redemption Right by any SPAC Shareholder or upon conversion of SPAC Class B Ordinary Shares in accordance with the SPAC Charter;

(c) merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or any equity in, or by any other manner) or make any advance or loan to or investment in any other Person or be acquired by any other Person;

(d) except in the Ordinary Course, (i) make, change or revoke any election in respect of material Taxes, (ii) adopt or change any material Tax accounting method, (iii) file any material amended Tax Return, (iv) enter into any material Tax “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with any Governmental Authority, (v) settle any income or other material Tax claim or assessment, (vi) surrender any right to claim a refund of material Taxes, (vii) consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, or (viii) knowingly fail to pay any material Tax that becomes due and payable (including estimated Tax payments) (other than Taxes being contested in good faith and for which adequate reserves have been established in the SPAC Financial Statements in accordance with GAAP);

(e) take any action which could reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

(f) (i) enter into, renew or amend in any material respect, any transaction or material Contract, except for material Contracts entered into in the Ordinary Course, (ii) extend, transfer, terminate or waive any right or entitlement of material value under any material Contract, in a manner that is materially adverse to the SPAC, (iii) enter into any settlement, conciliation or similar Contract that would impose non-monetary obligations of SPAC or any of its Affiliates (or the Company or any of its Subsidiaries after the Closing); provided, however, that notwithstanding anything to the contrary contained in this Agreement, even if done in the Ordinary Course, SPAC shall not enter into, renew or amend in any respect, any transaction or Contract involving an Affiliate or Related Party of SPAC, Sponsor or any Affiliate of Sponsor, except as expressly provided in the Transaction Documents;

(g) incur, assume, guarantee or repurchase or otherwise become liable for any Indebtedness, or issue or sell any debt securities or options, warrants, rights or conversion or other rights to acquire debt securities, or other material Liability, in any case in a principal amount or amount, as applicable, other than (i) Indebtedness or other Liabilities expressly set out in Section 7.2(g) of the SPAC Disclosure Letter, or (ii) Liabilities that qualify as SPAC Transaction Expenses;

(h) (i) incur any Working Capital Loan, except as set forth in Section 7.2(h) of the SPAC Disclosure Letter, or (ii) convert any Working Capital Loan into SPAC Units or other Equity Securities of SPAC;

(i) make any change in its accounting principles or methods unless required by GAAP or applicable Laws;

(j) (i) issue any Equity Securities, other than the issuance of Equity Securities of SPAC pursuant to this Agreement or any other Transaction Documents, or the issuance of SPAC Class A Ordinary Shares upon conversion of SPAC Class B Ordinary Shares in accordance with the SPAC Charter or (ii) grant any options, warrants, rights of conversion or other equity-based awards or phantom equity;

(k) settle or agree to settle any Action before any Governmental Authority or any other third party or that imposes injunctive or other non-monetary relief on SPAC;

(l) form any Subsidiary;

(m) liquidate, dissolve, reorganize or otherwise wind-up the business and operations of SPAC or propose or adopt a plan of complete or partial liquidation or dissolution, consolidation, restructuring, recapitalization, reclassification or similar change in capitalization or other reorganization of SPAC; or

(n) enter into any agreement or otherwise make any commitment to do any action prohibited under this Section 7.2.

Section 7.3 Acquisition Proposals and Alternative Transactions. During the Interim Period, SPAC will not, and it will cause its Affiliates and its and their respective Representatives not to, directly or indirectly: (a) solicit, initiate, submit, facilitate (including by means of furnishing or disclosing information), discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a SPAC Acquisition Proposal; (b) furnish or disclose any non-public information to any person or entity in connection with or that could reasonably be expected to lead to a SPAC Acquisition Proposal; (c) enter into any agreement, arrangement or understanding regarding a SPAC Acquisition Proposal; or (d) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing.

Section 7.4 Public Filings of SPAC. From the date of this Agreement through the Closing, SPAC will use reasonable best efforts to keep current and accurately and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws. As promptly as practicable after the execution of this Agreement, SPAC shall prepare and file a Current Report on Form 8-K under the Exchange Act to disclose the execution of this Agreement (the form and substance of which shall have been approved by the Company prior to the execution of this Agreement).

Section 7.5 Section 16 Matters. Prior to the Closing Date, SPAC shall take all such steps (to the extent permitted under applicable Law) as are reasonably necessary to cause any acquisition or disposition of SPAC Class A Ordinary Shares or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be or may become subject to Section 16 of the Exchange Act with respect to the Company, including by virtue of being deemed a director by deputization, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.6 SPAC Extension. In the event that the Mergers are not consummated by September 1, 2024 and it is reasonably determined by the Company and SPAC that it is reasonably likely that the Merger will not be consummated by September 30, 2024, SPAC shall (a) use its reasonable best efforts to cause the SPAC Board to approve such amendment to the SPAC Charter to provide that the date by which SPAC must consummate a Business Combination in accordance with the SPAC Charter is extended from September 30, 2024 to March 31, 2025 (such date by which SPAC must consummate a Business Combination in accordance with the SPAC Charter, as amended, and as may be extended in accordance with the provisions of this Section 7.6, the “Business Combination Deadline” and such proposal, the “Extension Proposal”) and resolve to recommend that the SPAC Shareholders approve such Extension Proposal by special resolution (the “Extension Recommendation”), and not change or modify or propose to change or modify the Extension Recommendation, and (b) prepare and file with the SEC a proxy statement (such proxy statement, together with any amendments or supplements thereto, the “Extension Proxy Statement”) for the purpose of soliciting proxies from SPAC Shareholders for the Extension Proposal, which shall include, among other things, (x) a description and introduction of the Company, and (y) a statement that this Agreement and other Transaction Documents have been entered into. SPAC and the Company shall discuss in good faith and agree upon the terms of the Extension Proposal, including the proposed amendments to the SPAC Charter and additional economic incentives, if any, to be offered to SPAC Shareholders in connection with their approval of the Extension Proposal. SPAC shall (i) comply in all material respects with all applicable Laws, any applicable rules and regulations of Nasdaq, the SPAC Charter and this Agreement in connection with the preparation, filing and distribution of the Extension Proxy Statement, any solicitation of proxies thereunder, the holding of an extraordinary general meeting of SPAC Shareholders to consider, vote on and approve the Extension Proposal (the “SPAC Shareholder Extension Approval”), exercise of the SPAC Shareholder Redemption Right related thereto and making any necessary filings with the Registrar of Companies of the Cayman Islands, and (ii) respond to any comments or other communications, whether written or oral, that SPAC or its counsel may receive from time to time from the SEC or its staff with respect to the Extension Proxy Statement. SPAC or Sponsor shall be responsible for funding any Extension Expenses prior to the earlier of (x) the Closing Date and (y) a valid termination of this Agreement in accordance with Section 10.1. Section 8.2(b) shall apply mutatis mutandis to the Extension Proxy Statement, the Extension Recommendation and the SPAC Shareholder Extension Approval, including with respect to the actions to be taken by the SPAC Board in connection therewith.

ARTICLE VIII

JOINT COVENANTS

Section 8.1 Regulatory Approvals; Other Filings.

(a) Each of the Company, SPAC and the Merger Subs shall use their commercially reasonable efforts to cooperate in good faith with any Governmental Authority and to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, Actions, nonactions, or waivers in connection with the Transactions (the “Regulatory Approvals”) as soon as practicable and any and all action necessary to consummate the Transactions as contemplated hereby. Each of the Company, SPAC and the Merger Subs shall use commercially reasonable efforts to cause the expiration or termination of the waiting, notice or review periods under any applicable Regulatory Approval with respect to the Transactions as promptly as possible after the execution of this Agreement. Without limiting the foregoing, the Company and its Affiliates, if applicable, shall prepare and file or cause to be filed Notification and Report Forms pursuant to the HSR Act with respect to the Transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement (and in any event within fifteen (15) Business Days after the date of this Agreement).

(b) With respect to each of the Regulatory Approvals and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company, SPAC and the Merger Subs shall (i) diligently and expeditiously defend and use commercially reasonable efforts to obtain any necessary clearance, approval, consent or Regulatory Approval under any applicable Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; and (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company and the Merger Subs shall promptly furnish to SPAC, and SPAC shall promptly furnish to the Company, copies of any material, substantive notices or written communications received by such party or any of its Affiliates from any Governmental Authority with respect to the Transactions, and each such party shall permit counsel to the other parties an opportunity to review in advance, and each such party shall consider in good faith the views of such counsel in connection with, any proposed material, substantive written communications by such party or its Affiliates to any Governmental Authority concerning the Transactions; provided, however, that none of SPAC, the Company or the Merger Subs shall enter into any agreement with any Governmental Authority relating to any Regulatory Approval contemplated in this Agreement without the prior written consent of the other parties hereto; provided, further, that none of the Company, the Merger Subs or SPAC shall enter into any agreement with any Governmental Authority with respect to the Transactions which (a) as a result of its terms materially delays the consummation of, or prohibits, the Transactions or (b) adds any condition to the consummation of the Transactions, in any such case, unless otherwise required by applicable Laws and with the prior written consent of the other parties hereto. To the extent not prohibited by Law, the Company and the Merger Subs agree to provide SPAC and its counsel, and SPAC agrees to provide to the Company and its counsel, the opportunity, to the extent practical, on reasonable advance notice, to participate in any material substantive meetings or discussions, either in person or by telephone, between such party or any of its Affiliates or Representatives, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Each of the Company, SPAC and the Merger Subs agrees to make all filings, to provide all information required of such party and to reasonably cooperate with each other, in each case, in connection with the Regulatory Approvals; provided, further, that such party shall not be required to provide information to the extent that (w) any applicable Law requires it or its Affiliates to restrict or prohibit access to such information, (x) in the reasonable judgment of such party, the information is subject to confidentiality obligations to a third party, (y) in the reasonable judgment of such party, the information is commercially sensitive and disclosure of such information would have a material impact on the business, results of operations or financial condition of such party, or (z) disclosure of any such information would reasonably be likely to result in the loss or waiver of the attorney-client, work product or other applicable privilege. The Company and SPAC shall jointly devise and implement the strategy for obtaining any necessary clearance or approval, for responding to any request, inquiry, or investigation, for electing whether to defend, and, if so, defending any lawsuit challenging the Transactions, and for all meetings and communications with any Governmental Authority concerning the Transactions.

Section 8.2 Preparation of Proxy/Registration Statement; SPAC Shareholders’ Meeting and Approvals.

(a) Proxy/Registration Statement.

(i) As promptly as reasonably practicable after the execution of this Agreement, SPAC, the Merger Subs and the Company shall prepare, and the Company shall file with the SEC, the Registration Statement (as amended or supplemented from time to time, and including the Proxy Statement, the “Proxy/Registration Statement”) relating to (x) the SPAC Shareholders’ Meeting to approve and adopt the SPAC Transaction Proposals and (y) the registration under the Securities Act of the Registrable Securities. SPAC, the Merger Subs and the Company each shall use their commercially reasonable efforts to (1) cause the Proxy/Registration Statement when filed with the SEC to comply in all material respects with all Laws applicable thereto and rules and regulations promulgated by the SEC, (2) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy/Registration Statement, (3) cause the Proxy/Registration Statement to be declared effective under the Securities Act as promptly as practicable and (4) keep the Proxy/Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Proxy/Registration Statement, the Company and SPAC shall take all or any action required under any applicable federal or state securities Laws in connection with the issuance of Company Ordinary Shares, Company Warrants and Incentive Warrants pursuant to this Agreement. Each of the Company, SPAC and the Merger Subs also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions, and the Company and SPAC shall furnish all information, respectively, concerning SPAC and the Company, its Subsidiaries and any of their respective members or shareholders as may be reasonably requested in connection with any such action. As promptly as practicable after finalization and effectiveness of the Proxy/Registration Statement, SPAC shall, and shall use commercially reasonable efforts to, within five (5) Business Days of such finalization and effectiveness, mail the Proxy/Registration Statement to the SPAC Shareholders. Each of SPAC, the Merger Subs and the Company shall furnish to the other parties all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested by any of them or any Governmental Authority in connection with the Proxy/Registration Statement, or any other statement, filing, notice or application made by or on behalf of SPAC, the Merger Subs, the Company or their respective Affiliates to any Governmental Authority (including Nasdaq) in connection with the Transactions.

(ii) Any filing of, or amendment or supplement to, the Proxy/Registration Statement will be mutually prepared and agreed upon by SPAC and the Company. The Company will advise SPAC, promptly after receiving notice thereof, of the time when the Proxy/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of Company Ordinary Shares, Company Warrants and Incentive Warrants to be issued or issuable in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy/Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto, and shall provide SPAC a reasonable opportunity to provide comments and amendments to any such filing. SPAC and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to comments of the SEC or its staff with respect to the Proxy/Registration Statement and any amendment to the Proxy/Registration Statement filed in response thereto.

(iii) If, at any time prior to the First Merger Effective Time, any event or circumstance relating to SPAC or its officers or directors, should be discovered by SPAC which is required to be set forth in an amendment or a supplement to the Proxy/Registration Statement so that the Proxy/Registration Statement would not include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, SPAC shall promptly inform the Company. If, at any time prior to the First Merger Effective Time, any event or circumstance relating to the Company, any of its Subsidiaries (including the Merger Subs) or their respective officers or directors, should be discovered by the Company which is required to be set forth in an amendment or a supplement to the Proxy/Registration Statement so that the Proxy/Registration Statement would not include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall promptly inform SPAC. Thereafter, SPAC, the Merger Subs and the Company shall promptly cooperate in the preparation and filing of an appropriate amendment or supplement to the Proxy/Registration Statement describing or correcting such information, and SPAC and the Company shall promptly file such amendment or supplement with the SEC and, to the extent required by Law, disseminate such amendment or supplement to the SPAC Shareholders.

(b) SPAC Shareholders’ Approval.

(i) Prior to or as promptly as practicable after the Proxy/Registration Statement is declared effective under the Securities Act, SPAC shall establish a record date for, duly call, give notice of, convene and hold a meeting of the SPAC Shareholders (including any adjournment or postponement thereof, the “SPAC Shareholders’ Meeting”) in accordance with the SPAC Charter and applicable Law to be held as promptly as reasonably practicable and, unless otherwise agreed by SPAC and the Company in writing, in any event not more than thirty (30) days following the date that the Proxy/Registration Statement is declared effective under the Securities Act for the purpose of voting on the SPAC Transaction Proposals and obtaining the SPAC Shareholders’ Approval (including the approval of any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of the SPAC Transaction Proposals), providing SPAC Shareholders with the opportunity to elect to exercise their SPAC Shareholder Redemption Right and such other matters as may be mutually agreed by SPAC and the Company. SPAC will use its reasonable best efforts (A) to solicit from its shareholders proxies in favor of the adoption of the SPAC Transaction Proposals, including the SPAC Shareholders’ Approval, and will take all other action necessary or advisable to obtain such proxies and SPAC Shareholders’ Approval and (B) to obtain the vote or consent of its shareholders required by and in compliance with all applicable Laws, Nasdaq rules and the SPAC Charter. SPAC (x) shall consult with the Company regarding the record date and the date of the SPAC Shareholders’ Meeting prior to determining such dates and (y) shall not adjourn or postpone the SPAC Shareholders’ Meeting without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that SPAC shall adjourn or postpone the SPAC Shareholders’ Meeting (1) to the extent necessary to ensure that any supplement or amendment to the Proxy/Registration Statement that SPAC or the Company reasonably determines (following consultation with the Company, except with respect to any Company Acquisition Proposal) is necessary to comply with applicable Laws, is provided to the SPAC Shareholders in advance of a vote on the adoption of the SPAC Transaction Proposals, (2) if, as of the time that the SPAC Shareholders’ Meeting is originally scheduled, there are insufficient SPAC Shares represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the SPAC Shareholders’ Meeting, (3) if, as of the time that the SPAC Shareholders’ Meeting is originally scheduled, adjournment or postponement of the SPAC Shareholders’ Meeting is necessary to enable SPAC to solicit additional proxies required to obtain SPAC Shareholders’ Approval, (4) in order to seek withdrawals from SPAC Shareholders who have exercised their SPAC Shareholder Redemption Right if a number of SPAC Shares have been elected to be redeemed such that SPAC reasonably expects that the condition set forth in Section 9.3(b) will not be satisfied at the Closing; or (5) to comply with applicable Law; provided further, however, that without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), SPAC shall not adjourn or postpone on more than two (2) occasions and so long as the date of the SPAC Shareholders’ Meeting is not adjourned or postponed more than an aggregate of fifteen (15) consecutive days.

(ii) The Proxy/Registration Statement shall include a statement to the effect that SPAC Board has unanimously recommended that the SPAC Shareholders vote in favor of the SPAC Transaction Proposals at the SPAC Shareholders’ Meeting (such statement, the “SPAC Board Recommendation”), and neither the SPAC Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the SPAC Board Recommendation.

(c) Company Shareholders’ Approval.

(i) Prior to or as promptly as practicable after the Proxy/Registration Statement is declared effective under the Securities Act, the Company shall (A) solicit and obtain the Company Shareholders’ Approval in the form of an irrevocable unanimous written consent (the “Unanimous Written Consent”) of all the Company Shareholders, or (B) establish a record date for, duly call, give notice of, convene and hold a meeting of the Company Shareholders (including any adjournment or postponement thereof, the “Company Shareholders’ Meeting”) in accordance with the Company Charter and applicable Law to be held as promptly as reasonably practicable and, unless otherwise agreed by SPAC and the Company in writing, in any event not more than thirty (30) days following the date that the Proxy/Registration Statement is declared effective under the Securities Act for the purpose of voting on the Company Transaction Proposals and obtaining the Company Shareholders’ Approval (including the approval of any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of the Company Transaction Proposals) and such other matters as may be mutually agreed by SPAC and the Company. The Company (x) shall consult with SPAC regarding the record date and the date of the Company Shareholders’ Meeting prior to determining such dates and (y) shall not adjourn or postpone the Company Shareholders’ Meeting without the prior written consent of SPAC (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that the Company shall adjourn or postpone the Company Shareholders’ Meeting (1) if, as of the time that the Company Shareholders’ Meeting is originally scheduled, there are insufficient Pre-Subdivision Shares represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders’ Meeting, (2) if, as of the time that the Company Shareholders’ Meeting is originally scheduled, adjournment or postponement of the Company Shareholders’ Meeting is necessary to enable the Company to solicit additional proxies required to obtain Company Shareholders’ Approval, or (3) to comply with applicable Law; provided further, however, that without the prior written consent of SPAC (such consent not to be unreasonably withheld, delayed or conditioned), the Company shall not adjourn or postpone on more than two (2) occasions and so long as the date of the Company Shareholders’ Meeting is not adjourned or postponed more than an aggregate of fifteen (15) consecutive days.

(ii) The Company shall send meeting materials to the Company Shareholders which shall seek the Company Shareholders’ Approval and shall include in all such meeting materials it sends to the Company Shareholders in connection with the Company Shareholders’ Meeting a statement to the effect that the Company Board has unanimously recommended that the Company Shareholders vote in favor of granting the Company Shareholders’ Approval (such statement, the “Company Board Recommendation”), and neither the Company Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Company Board Recommendation.

Section 8.3 Support of Transaction. Without limiting any covenant contained in Article VI, or Article VII (a) the Company shall, and shall cause its Subsidiaries (including the Merger Subs) to, and (b) SPAC shall, (i) use commercially reasonable efforts to obtain all material consents and approvals of third parties that the Company and any of its Subsidiaries or SPAC, as applicable, are required to obtain in order to consummate the Transactions, and (ii) use commercially reasonable efforts to take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable; provided, however, that, notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, including this Article VIII, shall require the Company, any of its Subsidiaries or SPAC or any of their respective Affiliates to (A) commence or threaten to commence, pursue or defend against any Action, whether judicial or administrative, (B) seek to have any stay or Governmental Order vacated or reversed, (C) propose, negotiate, commit to or effect by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of the Company or any of its Subsidiaries or SPAC, (D) take or commit to take actions that limit the freedom of action of the Company, any of its Subsidiaries or SPAC with respect to, or the ability to retain, control or operate, or to exert full rights of ownership in respect of, any of the businesses, product lines or assets of the Company, any of its Subsidiaries or SPAC or (E) grant any financial, legal or other accommodation to any other Person, including agreeing to change any of the terms of the Transactions.

Section 8.4 Tax Matters.

(a) Each of SPAC, Merger Sub I, Merger Sub II, and the Group Companies shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by each other, in connection with the filing of relevant Tax Returns and the defense of relevant Tax audits or other similar proceedings. Such cooperation shall include retaining and (upon reasonable request) providing (with the right to make copies) records and information reasonably relevant to any such Tax Returns or Tax audits or other similar proceedings, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and, to the extent applicable, (i) making available to holders of SPAC Securities factual information reasonably necessary and in such person’s possession or reasonably available to it to determine whether the Mergers may qualify for nonrecognition treatment, in whole or in part, under any provision of the Code (it being understood that (A) such holders shall rely on their own Tax advisors, and shall not rely on SPAC, the Merger Subs, the Group Companies, or any of their respective Affiliates or advisors, to make such determination and (B) no information so made available shall be construed as any representation by SPAC, the Merger Subs, the Group Companies, or any of their respective Affiliates or advisors with respect to the Tax treatment of the Transactions) and (ii) making available to SPAC Shareholders, at SPAC Shareholders’ sole cost and expense, information reasonably necessary to compute the taxable income of SPAC Shareholders (or their direct or indirect owners) arising as a result of SPAC’s status as a PFIC or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable period (or portion thereof) ending on or before the Closing Date, including timely providing a PFIC Annual Information Statement (as described in Treasury Regulations Section 1.1295-1(g)) to enable SPAC Shareholders to make and maintain a “Qualified Electing Fund” election under Section 1295 of the Code and the Treasury Regulations promulgated thereunder and information to enable SPAC Shareholders to report their allocable share of “subpart F” income under Section 951 of the Code and “global intangible low-taxed income” under Section 951A of the Code.

(b) The parties hereto shall (and shall cause their controlled Affiliates to) comply with the covenants set forth in Schedule 8.4(a) (the “Reorganization Covenants”).

(c) All Transfer Taxes will be borne by the party responsible therefor under applicable Law.

(d) Notwithstanding anything to the foregoing, none of SPAC or the Group Companies make any representation regarding whether the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368 of the Code.

Section 8.5 Shareholder Litigation. The Company shall promptly advise SPAC, and SPAC shall promptly advise the Company, as the case may be, of any Action commenced (or to the Knowledge of the Company or the Knowledge of SPAC, as applicable, threatened) on or after the date of this Agreement against such party, any of its Subsidiaries or any of its directors or officers by any Company Shareholder or SPAC Shareholder relating to this Agreement, the Mergers or any of the other Transactions (any such Action, “Shareholder Litigation”), and such party shall keep the other party reasonably informed regarding any such Shareholder Litigation. Other than with respect to any Shareholder Litigation where the parties identified in this sentence are adverse to each other or in the context of any Shareholder Litigation related to or arising out of a Company Acquisition Proposal or a SPAC Acquisition Proposal, (a) the Company shall give SPAC a reasonable opportunity to participate in the defense or settlement of any such Shareholder Litigation (and consider in good faith the suggestions of SPAC in connection therewith) brought against the Company, any of their respective Subsidiaries or any of their respective directors or officers and no such settlement shall be agreed to without the SPAC’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) and (b) SPAC shall give the Company a reasonable opportunity to participate in the defense or settlement of any such Shareholder Litigation (and consider in good faith the suggestions of the Company in connection therewith) brought against SPAC or any of its directors or officers, and no such settlement shall be agreed to without the Company’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 8.6 PIPE Financing. SPAC and the Company shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable (a) to obtain executed PIPE Subscription Agreements, which shall have terms, and be in a form, reasonably acceptable to SPAC and the Company, from PIPE Investors pursuant to which the PIPE Investors commit to make private investments in public equity (in the form of SPAC Class A Ordinary Shares, Company Class A Ordinary Shares or other Equity Securities of the Company, as may be agreed by the Company and SPAC) at the Closing, and (b) to consummate the PIPE Investment substantially concurrently with the Closing. SPAC and the Company shall not, without the consent of the other party (such consent not to be unreasonably conditioned, withheld or delayed), permit any amendment or modification to be made to, or any waiver (in whole or in part) of any provision or remedy under, or any replacements of, any of the PIPE Subscription Agreements. From the date hereof until the Closing Date, SPAC and the Company shall, and shall cause their respective financial advisors and legal counsels to, keep each other and their respective financial advisors and legal counsels reasonably informed with respect to the PIPE Investment.

ARTICLE IX

CONDITIONS TO OBLIGATIONS

Section 9.1 Conditions to Obligations of SPAC, the Merger Subs and the Company. The obligations of SPAC, the Merger Subs and the Company to consummate, or cause to be consummated, the Transactions to occur at the Closing, are each subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by the party or parties whose obligations are conditioned thereupon:

(a) The SPAC Shareholders’ Approval shall have been obtained, and shall have not been withdrawn, revoked, varied or become invalid;

(b) The Company Shareholders’ Approval shall have been obtained, and shall have not been withdrawn or become invalid;

(c) The Proxy/Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Proxy/Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(d) (i) The Company’s initial listing application with Nasdaq in connection with the Transactions shall have been conditionally approved and, immediately following the Closing, the Company shall satisfy any applicable initial and continuing listing requirements of Nasdaq, including the applicable public float requirements under Nasdaq listing rules, and the Company shall not have received any notice of non-compliance therewith, and (ii) the Company Class A Ordinary Shares and the Incentive Warrants representing the Merger Consideration to be issued in connection with the Transactions shall have been conditionally approved for listing on Nasdaq, subject to official notice of issuance;

(e) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Closing illegal or which otherwise prevents or prohibits consummation of the Closing (any of the foregoing, a “restraint”), other than any such restraint that is immaterial, and all Regulatory Approvals required in connection with the Transactions have been obtained from or waived by the relevant Governmental Authority;

(f) The waiting periods (and any extensions thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been earlier terminated; and

(g) The Company Capital Restructuring shall have been completed in accordance with the terms hereof and the Company’s Organizational Documents.

Section 9.2 Conditions to Obligations of SPAC at Closing. The obligations of SPAC to consummate, or cause to be consummated, the Transactions to occur at the Closing are subject to the satisfaction of the following additional conditions as of the Closing Date, any one or more of which may be waived in writing by SPAC:

(a) The representations and warranties contained in Section 3.5 (Authorization) and Section 5.4 (Authorization) shall be true and correct in all respects as of the Closing Date as if made at the Closing Date. The representation and warranties contained in Section 3.3 (Capitalization of the Company) (other than Section 3.3(a) and Section 3.3(b)) and Section 3.4 (Capitalization of Subsidiaries) shall be true and correct in all material respects as of the Closing Date as if made at the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date). The representations and warranties contained in Section 3.3(a) and Section 3.3(b) (Capitalization of the Company) and Section 5.2 (Capitalization and Voting Rights) shall be true and correct in all respects, except for inaccuracies that, individually or in the aggregate, have no more than a de minimis effect as of the Closing Date as if made at the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be so true and correct at and as of such date). Each of the other representations and warranties of the Company and the Merger Subs contained in this Agreement shall be true and correct as of the Closing Date as if made at the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect;

(b) Each of the obligations and covenants of the Company and the Merger Subs as set forth in this Agreement and to be performed as of or prior to the Closing Date shall have been performed in all material respects, unless the applicable obligation has a materiality qualifier or similar qualification or exception in which case it shall have been duly performed in all respects; and

(c) There shall have not been a Company Material Adverse Effect following the date of this Agreement that is continuing and uncured.

Section 9.3 Conditions to Obligations of the Company and the Merger Subs at Closing. The obligations of the Company and the Merger Subs to consummate, or cause to be consummated, the Transactions to occur at the Closing, are subject to the satisfaction of the following additional conditions as of the Closing Date, any one or more of which may be waived in writing by the Company:

(a) The representations and warranties contained in Section 4.3 (Corporate Structure; Subsidiaries), Section 4.4 (Authorization) and Section 4.8(ii) (Absence of Changes) shall be true and correct in all respects as of the Closing Date as if made at the Closing Date. The representations and warranties contained in Section 4.2 (Capitalization and Voting Rights) shall be true and correct in all respects, except for inaccuracies that, individually or in the aggregate, have no more than a de minimis effect as of the Closing Date as if made at the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be so true and correct at and as of such date). Each of the other representations and warranties of SPAC contained in this Agreement shall be true and correct as of the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a SPAC Material Adverse Effect;

(b) Each of the obligations and covenants of SPAC as set forth in this Agreement and to be performed as of or prior to the Closing Date shall have been performed in all material respects, unless the applicable obligation has a materiality qualifier or similar qualification or exception in which case it shall have been duly performed in all respects

(c) There shall have not been a SPAC Material Adverse Effect following the date of this Agreement that is continuing and uncured; and

(d) The Sponsor Support Agreement and the Deferred Underwriting Commission Waiver shall be in full force and effect and no party thereto shall be in breach thereof or shall have failed to perform thereunder in any material respect.

Section 9.4 Frustration of Conditions. None of SPAC, the Merger Subs or the Company may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by such party’s failure to comply in all material respects with its obligations under Section 8.3.

ARTICLE X

TERMINATION/EFFECTIVENESS

Section 10.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the First Merger Effective Time:

(a) by mutual written consent of the Company and SPAC;

(b) by written notice from the Company or SPAC to the other if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and non-appealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;

(c) by written notice from the Company to SPAC if the SPAC Board or any committee thereof has withheld, withdrawn, qualified, amended or modified, or publicly proposed or resolved to withhold, withdraw, qualify, amend or modify, the SPAC Board Recommendation;

(d) by written notice from the Company to SPAC if SPAC fails to obtain the SPAC Shareholder Extension Approval upon vote taken thereon at a duly convened meeting of the SPAC Shareholders (or at a meeting of SPAC Shareholders following any adjournment or postponement thereof);

(e) by written notice from the Company or SPAC to the other if the SPAC Shareholders’ Approval shall not have been obtained by reason of the failure to obtain the required vote at the SPAC Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof taken in accordance with this Agreement, which termination right shall not be exercisable by SPAC if SPAC has materially breached any of its obligations under Article VIII;

(f) by written notice from the Company or SPAC to the other if the Company Shareholders’ Approval shall not have been obtained by reason of the failure to obtain (i) the required vote at the Company Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof taken in accordance with this Agreement, or (ii) the Unanimous Written Consent, which termination right shall not be exercisable by the Company if the Company has materially breached any of its obligations under Article VIII;

(g) by written notice from SPAC to the Company if there is any breach of any representation, warranty, covenant or agreement on the part of the Company or a Merger Sub set forth in this Agreement, such that the conditions specified in Section 9.2 would not be satisfied at the relevant Closing Date (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company or such Merger Sub then, for a period of up to 30 days after receipt by the Company of written notice from SPAC of such breach, such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within such 30-day period, provided that SPAC shall not have the right to terminate this Agreement pursuant to this Section 10.1(g) if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;

(h) by written notice from the Company to SPAC if there is any breach of any representation, warranty, covenant or agreement on the part of SPAC set forth in this Agreement, such that the conditions specified in Section 9.3 would not be satisfied at the relevant Closing Date (a “Terminating SPAC Breach”), except that if any such Terminating SPAC Breach is curable by SPAC then, for a period of up to 30 days after receipt by SPAC of written notice from the Company of such breach, such termination shall not be effective, and such termination shall become effective only if the Terminating SPAC Breach is not cured within such 30-day period, provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.1(h) if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement; or

(i) by written notice from SPAC or the Company to the other, if the transactions contemplated by this Agreement shall not have been consummated on or prior to the March 31, 2025 (such date, the “Outside Date”); provided that the right to terminate this Agreement pursuant to this Section 10.1(i) will not be available to any party whose breach of any provision of this Agreement primarily caused or resulted in the failure of the Transactions to be consummated by such time; provided, further, that the Outside Date may be extended to a later date by mutual written consent of the Company and SPAC, in which case such later date shall be deemed the “Outside Date.”

Section 10.2 Effect of Termination.

(a) In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or shareholders, other than liability of the Company, SPAC or Merger Sub, as the case may be, for actual fraud or for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 10.2, Article XI and the NDA shall survive any termination of this Agreement.

(b) In the event that this Agreement is terminated pursuant to Section 10.1 (other than a termination pursuant to Section 10.1(c), Section 10.1(d) or Section 10.1(h)), then notwithstanding anything to the contrary herein, as soon as reasonably practicable following such a termination, SPAC shall deliver, or cause to be delivered, to the Company a written statement (the “SPAC Termination Statement”) setting forth the amount of the Extension Expenses, which shall include the wire transfer instructions thereof; provided that SPAC will consider in good faith the Company’s reasonable comments to the Extension Expenses set forth on the SPAC Termination Statement, and if any adjustments are made to the Extension Expenses set forth on the SPAC Termination Statement within five (5) Business Days of the Company’s receipt thereof, such adjusted Extension Expenses shall thereafter become the Extension Expenses for all purposes of this Agreement. Within ten (10) Business Days after receiving the SPAC Termination Statement, the Company shall pay, or cause to be paid, to SPAC or SPAC’s designee an amount in cash equal to the Extension Expenses specified on the SPAC Termination Statement, as may be modified pursuant to the foregoing sentence.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Trust Account Waiver. Notwithstanding anything to the contrary set forth in this Agreement, each of the Company and the Merger Subs acknowledges that it has read the publicly filed final prospectus of SPAC, filed with the SEC on June 24, 2022 (File No. 333-265135), including the Trust Agreement, and understands that SPAC has established the trust account described therein (the “Trust Account”) for the benefit of SPAC’s public shareholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. Each of the Company and the Merger Subs further acknowledges and agrees that SPAC’s sole assets consist of the cash proceeds of SPAC’s initial public offering (the “IPO”) and private placements of its securities occurring simultaneously with the IPO, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public shareholders. Accordingly, the Company (on behalf of itself and its Affiliates) and the Merger Subs hereby waive any past, present or future claim of any kind arising out of this Agreement against, and any right to access, the Trust Account, any trustee of the Trust Account to collect from the Trust Account any monies that may be owed to them by SPAC or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever, including for any knowing and intentional breach by any of the parties to this Agreement of any of its representations or warranties as set forth in this Agreement, or such party’s material breach of any of its covenants or other agreements set forth in this Agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of this Agreement. This Section 11.1 shall survive the termination of this Agreement for any reason.

Section 11.2 Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors or officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 11.3 Notices. All general notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by courier or sent by registered post or sent by electronic mail to the intended recipient thereof at its address or at its email address set out below (or to such other address or email address as a party may from time to time notify the other parties). Any such notice, demand or communication shall be deemed to have been duly served (i) if given personally or sent by courier, upon delivery during normal business hours at the location of delivery or, if later, then on the next Business Day after the day of delivery; (ii) if sent by electronic mail during normal business hours at the location of delivery, immediately, or, if later, then on the next Business Day after the day of delivery; (iii) the third Business Day following the day sent by reputable international overnight courier (with written confirmation of receipt), and (iv) if sent by registered post, five days after posting. The initial addresses and email addresses of the parties for the purpose of this Agreement are:

(a)	If to SPAC, to:

SK Growth Opportunities Corporation

228 Park Avenue S #96693

New York, NY 10003

Attention: Richard Chin, Chief Executive Officer, Derek Jensen, Chief Financial Officer

Email: richardchin@skgrowthopportunities.com,

derekjensen@skgrowthopportunities.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

Attention: Dan Ouyang, Robert Day

E-mail: douyang@wsgr.com, rday@wsgr.com

(b)	If to the Company or any Merger Sub, to:

Webull Corporation.

Address:

200 Carillon Parkway

St. Petersburg, Florida 33716

Attention: Haichen Wang, Chief Financial Officer; Ben James, General Counsel

E-mail: h.c.wang@webull.com; ben@webull.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis

26th Floor, Gloucester Tower, The Landmark

15 Queen’s Road Central, Hong Kong

Attention: Jesse Sheley

Email: jesse.sheley@kirkland.com

Section 11.4 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties hereto and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 11.5 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to (a) confer upon or give any Person (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company or any of its Subsidiaries, or any participant in any Benefit Plan or other benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), other than the parties hereto, any right or remedies under or by reason of this Agreement, (b) establish, amend or modify any Benefit Plan, and any other benefit plan, program, policy, agreement or arrangement or (c) limit the right of SPAC, the Company, the Merger Subs or their respective Affiliates to amend, terminate or otherwise modify any Benefit Plan or any other benefit plan, policy, agreement or other arrangement following the Closing; provided, however, that (i) the D&O Indemnified Parties (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 6.4, and (ii) the Non-Recourse Parties (and their respective successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.17.

Section 11.6 Expenses. Except as set forth in this Section 11.6 or elsewhere in this Agreement (including for the avoidance of doubt, the unpaid SPAC Transaction Expenses accrued after December 18, 2023, which shall be paid in accordance with Section 2.3(b)(v) if the Closing occurs), each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, whether or not the Mergers or any other Transaction is consummated; provided, however, that the Company acknowledges and agrees to bear one hundred percent (100%) of any Company Transaction Fees.

Section 11.7 Governing Law. This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of laws that would otherwise require the application of the law of any other state (provided that the fiduciary duties of the Company Board and the SPAC Board, the Mergers and any exercise of appraisal and dissenters’ rights under the laws of the Cayman Islands with respect to the Mergers, shall in each case be governed by the laws of the Cayman Islands).

Section 11.8 Consent to Jurisdiction; Waiver of Trial by Jury. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF (I) THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE CITY AND COUNTY OF NEW YORK, BOROUGH OF MANHATTAN OR (II) THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE CITY AND COUNTY OF NEW YORK, BOROUGH OF MANHATTAN (IN EACH CASE, INCLUDING ANY APPELLATE COURT THEREFROM) SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF, THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE CONVENIENT OR APPROPRIATE OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 11.3 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11.8.

Section 11.9 Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

Section 11.10 Disclosure Letters. The Disclosure Letters (including, in each case, any section thereof) referenced in this Agreement are a part of this Agreement as if fully set forth herein. All references in this Agreement to the Disclosure Letters (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the applicable Disclosure Letter to which it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgement that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality or that the facts underlying such information constitute a Company Material Adverse Effect or a SPAC Material Adverse Effect, as applicable.

Section 11.11 Entire Agreement. This Agreement (together with the Disclosure Letters), the NDA and the other Transaction Documents constitute the entire agreement among the parties to this Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the Transactions (including the Letter of Intent between SPAC and the Company, dated as of December 18, 2023). No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such parties except as expressly set forth in the Transaction Documents.

Section 11.12 Amendments. This Agreement may be amended or modified in whole or in part prior to the First Merger Effective Time, only by a duly authorized agreement in writing in the same manner as this Agreement, which makes reference to this Agreement and which shall be executed by the Company, SPAC and the Merger Subs; provided, however, that after the Company Shareholder Approval or the SPAC Shareholders’ Approval has been obtained, there shall be no amendment or waiver that by applicable Laws requires further approval by the shareholders of the Company or the shareholders of SPAC, respectively, without such approval having been obtained.

Section 11.13 Publicity.

(a) All press releases or other public communications relating to the Transactions, and the method of the release for publication thereof, shall, prior to the Closing, be subject to the prior mutual approval of SPAC and the Company; provided, that no such party shall be required to obtain consent pursuant to this Section 11.13(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.13(a).

(b) The restriction in Section 11.13(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall, to the extent practicable, use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing.

Section 11.14 Confidentiality. The existence and terms of this Agreement and any information provided by either party hereto in connection with this Agreement and the Transactions are confidential and may not be disclosed by either party hereto, their respective Affiliates or any Representatives of any of the foregoing, and shall at all times be considered and treated as “Confidential Information” as such term is defined in the NDA. Notwithstanding anything to the contrary contained in the preceding sentence or in the NDA, each party shall be permitted to disclose Confidential Information, including the Transaction Documents, the fact that the Transaction Documents have been signed and the status and terms of the Transactions to its existing or potential Affiliates, joint ventures, joint venture partners, shareholders, lenders, underwriters, financing sources and any Governmental Authority (including Nasdaq), and to the extent required, in regulatory filings, and their respective Representatives; provided that such parties entered into customary confidentiality agreements or are otherwise bound by fiduciary or other duties to keep such information confidential.

Section 11.15 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained in this Agreement is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained in this Agreement that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties hereto.

Section 11.16 Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waiver any requirement for the securing or posting of any bond in connection therewith.

Section 11.17 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Persons that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party), (a) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, stockholder, Affiliate, agent, attorney, advisor or other Representative of any party hereto and (b) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, stockholder, Affiliate, agent, attorney, advisor or other Representative of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, the Merger Subs or SPAC under this Agreement or for any claim based on, arising out of, or related to this Agreement or the Transactions (each of the Persons identified in the foregoing sub-clauses (a) or (b), a “Non-Recourse Party”, and collectively, the “Non-Recourse Parties”).

Section 11.18 Non-Survival of Representations, Warranties and Covenants. Except as otherwise contemplated by Section 10.2, the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate (including confirmations therein), statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall not survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained in this Agreement that by their terms expressly apply in whole or in part after the Closing, and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

Section 11.19 Conflicts and Privilege.

(a) The Company, SPAC and the Merger Subs, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the Sponsor, the shareholders or holders of other equity interests of SPAC or the Sponsor or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Company or the Surviving Company) (collectively, the “SK Group”), on the one hand, and (y) the Company, the Surviving Company or any member of the Webull Group (as defined below), on the other hand, any legal counsel, including Wilson Sonsini Goodrich & Rosati (“WSGR”) and Maples and Calder (Cayman) LLP (“Maples”), that represented SPAC or the Sponsor prior to the Closing may represent the Sponsor or any other member of the SK Group, in such dispute even though the interests of such Persons may be directly adverse to the Company, or the Surviving Company, and even though such counsel may have represented SPAC in a matter substantially related to such dispute, or may be handling ongoing matters for the Company, the Surviving Company, or the Sponsor. The Company, SPAC and the Merger Subs, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Documents or the transactions contemplated hereby or thereby) between or among SPAC, the Sponsor or any other member of the SK Group, on the one hand, and WSGR or Maples, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Closing and belong to the SK Group after the Closing, and shall not pass to or be claimed or controlled by the Company or the Surviving Company. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with SPAC or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Company and the Surviving Company.

(b) The Company, SPAC and the Merger Subs, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the shareholders or holders of other equity interests of the Company or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Company or the Surviving Company) (collectively, the “Webull Group”), on the one hand, and (y) the Surviving Company or any member of the SK Group, on the other hand, any legal counsel, including Kirkland & Ellis International LLP (“Kirkland”), Ogier (“Ogier”) and Han Kun Law Offices (“Han Kun”) that represented the Company prior to the Closing may represent any member of the Webull Group in such dispute even though the interests of such Persons may be directly adverse to the Company and the Surviving Company, and even though such counsel may have represented the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Company and the Surviving Company. The Company, SPAC and the Merger Subs, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Documents or the transactions contemplated hereby or thereby) between or among the Company or any member of the Webull Group, on the one hand, and Kirkland, Ogier or Han Kun, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Closing and belong to the Webull Group after the Closing, and shall not pass to or be claimed or controlled by the Company or the Surviving Company. Notwithstanding the foregoing, any privileged communications or information shared by SPAC or Sponsor prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Company or the Surviving Company.

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IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

SPAC:
SK Growth Opportunities Corporation

By:	/s/ Derek Jensen
Name: Derek Jensen
Title: Chief Financial Officer

MERGER SUB I:
Feather Sound I Inc.

By:	/s/ Anquan Wang
Name: Anquan Wang
Title: Director

MERGER SUB II:
Feather Sound II Inc.

By:	/s/ Anquan Wang
Name: Anquan Wang
Title: Director

COMPANY:
Webull Corporation

By:	/s/ Anquan Wang
Name: Anquan Wang
Title: Chief Executive Officer

[Signature Page to Business Combination Agreement]

EXHIBIT A

FORM OF SPONSOR SUPPORT AGREEMENT

EXHIBIT B

FORM OF SHAREHOLDER LOCK-UP AGREEMENTS

EXHIBIT C

FORM OF REGISTRATION RIGHTS AGREEMENT

EXHIBIT D-1

FORM OF WARRANT ASSIGNMENT AGREEMENT

EXHIBIT D-2

FORM OF INCENTIVE WARRANT AREEMENT

EXHIBIT E-1

FORM OF PLAN OF FIRST MERGER

EXHIBIT E-2

FORM OF PLAN OF SECOND MERGER

EXHIBIT F-1

FORM OF A&R ARTICLES OF THE SURVIVING ENTITY

EXHIBIT F-2

FORM OF A&R ARTICLES OF THE SURVIVING COMPANY

EXHIBIT G

FORM OF AMENDED COMPANY CHARTER

SCHEDULE 8.4(a)

REORGANIZATION COVENANTS